                                                                    EXHIBIT 10.1

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                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                            dated as of June 4, 1996

                                     among

                         COBBLESTONE GOLF GROUP, INC.,
                                  as Borrower,

                          COBBLESTONE HOLDINGS, INC.,
                                  as Guarantor

                        VARIOUS FINANCIAL INSTITUTIONS,


                                      and


             BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION,
                           individually and as Agent




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                               TABLE OF CONTENTS
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SECTION 1.1   DEFINITIONS......................................................  1
        1.2   Reallocation of Loans and Commitments............................ 28

SECTION 2     COMMITMENTS OF THE LENDERS; TYPES OF LOANS;
                BORROWING PROCEDURES; LETTERS OF CREDIT........................ 30
        2.1   Commitments...................................................... 30
              2.1.1  Working Capital Revolving Commitments..................... 31
              2.1.2  Reducing Revolver Loan Commitment......................... 31
        2.2   Various Types of Loans........................................... 32
        2.3   Borrowing Procedures............................................. 33
        2.4   Procedures for Conversion of Type of Loan........................ 33
        2.5   Conditions to the Making of Reducing Revolver Loans
                Used to Finance Subsequent Acquisitions........................ 33
        2.6   Other Terms Applicable to Delayed Subsequent
                Acquisition Capital Expenditures and Designated
                Non-Recurring Capital Expenditures............................. 38
        2.7   Warranty......................................................... 40
        2.8   Conditions....................................................... 41
        2.9   Commitments Several.............................................. 41
        2.10  Letters of Credit................................................ 41
              2.10.1  Issuance of Letters of Credit............................ 41
              2.10.2  Issuance Requests........................................ 41
              2.10.3  Amendments............................................... 43
              2.10.4  Letter of Credit Fees.................................... 43
              2.10.5  Other Lenders' Participations; Reimbursements............ 44
              2.10.6  Disbursements............................................ 45
              2.10.7  Reimbursement............................................ 46
              2.10.8  Deemed Disbursements..................................... 46
              2.10.9  Nature of Reimbursement Obligations...................... 47

SECTION 3     NOTES EVIDENCING LOANS........................................... 49
        3.1   Notes............................................................ 49
        3.2   Recordkeeping.................................................... 50

SECTION 4     INTEREST......................................................... 50
        4.1   Interest Rates................................................... 50
        4.2   Interest Payment Dates........................................... 50
        4.3   Interest Periods................................................. 51
        4.4   Setting and Notice of Eurodollar Rates........................... 51
        4.5   Computation of Interest.......................................... 51

                                      ii


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SECTION 5     FEES............................................................. 52
        5.1   Working Capital Revolving Loan Non-Use Fee....................... 52
        5.2   Reducing Revolver Loan Non-Use Fee............................... 52
        5.3   Additional Fees.................................................. 52

SECTION 6     REDUCTION OR TERMINATION OF COMMITMENTS; REPAYMENTS;
                PREPAYMENTS.................................................... 52
              6.1   Reduction or Termination of the Commitments................ 53
              6.1.1 Scheduled Mandatory Reductions of Reducing
                      Revolver Loan Commitments................................ 53
              6.1.2 Mandatory Reduction from Asset Sale........................ 53
              6.1.3 Mandatory Reduction from Debt Securities Sale.............. 53
              6.1.4 Mandatory Reduction from Equity Securities Sale............ 53
              6.1.5 Voluntary Reduction or Termination......................... 53
              6.1.6 All Reduction.............................................. 54
              6.2   Repayments................................................. 54
        6.3   Prepayments...................................................... 54
              6.3.1 Mandatory Prepayments from Asset Sales..................... 54
              6.3.2 Mandatory Prepayments from Debt Securities Sale............ 54
              6.3.3 Mandatory Prepayments from Equity Securities Sale.......... 55
              6.3.4 Mandatory Prepayments Due to Commitment Reductions......... 55
              6.3.5 Voluntary Prepayments...................................... 55
              6.3.6 All Prepayments............................................ 55

SECTION 7     MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.................. 56
        7.1   Making of Payments............................................... 56
        7.2   Application of Certain Payments.................................. 56
        7.3   Due Date Extension............................................... 56
        7.4   Setoff........................................................... 56
        7.5   Proration of Payments............................................ 57
        7.6   Net Payments; Tax Exemptions..................................... 57

SECTION 8     INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS......... 58
        8.1   Increased Costs.................................................. 58
        8.2   Basis for Determining Interest Rate Inadequate or Unfair......... 60
        8.3   Changes in Law Rendering Eurodollar Loans Unlawful............... 60
        8.4   Funding Losses................................................... 61
        8.5   Right of Lenders to Fund through Other Offices................... 61
        8.6   Discretion of Lenders as to Manner of Funding.................... 62
        8.7   Mitigation of Circumstances; Replacement of Affected Lender...... 62



                                                                               Page
        8.8  Conclusiveness of Statements; Survival of
             Provisions........................................................  63

SECTION 9  WARRANTIES..........................................................  63
        9.1  Organization, etc.................................................  63
        9.2  Authorization; No Conflict........................................  63
        9.3  Validity and Binding Nature.......................................  64
        9.4  Financial Information.............................................  64
        9.5  No Material Adverse Change........................................  65
        9.6  Litigation........................................................  65
        9.7  Ownership of Properties; Liens....................................  66
        9.8  Subsidiaries; Capitalization......................................  66
        9.9  Pension and Welfare Plans.........................................  66
        9.10  Investment Company Act...........................................  67
        9.11  Public Utility Holding Company Act...............................  67
        9.12  Regulations G, T, U and X........................................  67
        9.13  Taxes............................................................  67
        9.14  Solvency, etc....................................................  67
        9.15  Insurance........................................................  68
        9.16  Contracts; Labor Matters.........................................  68
        9.17  Environmental and Safety and Health Matters......................  68
        9.18  Real Property....................................................  69
        9.19  Information......................................................  69
        9.20  Patents, Trademarks, etc.........................................  70
        9.21  The Collateral Documents.........................................  70

SECTION 10  COVENANTS..........................................................  71
        10.1  Reports, Certificates and Other Information......................  71
             10.1.1  Annual Report.............................................  71
             10.1.2  Quarterly Reports.........................................  71
             10.1.3  Monthly Reports...........................................  72
             10.1.4  Certificates..............................................  72
             10.1.5  Reports to SEC, Shareholders and Holders of Debt..........
             10.1.6  Budget, Etc...............................................  73
             10.1.7  Stockholders' Agreements..................................  73
             10.1.8  Notice of Default, Litigation and ERISA Matters
             10.1.9  Subsidiaries..............................................  74
             10.1.10  Management Reports.......................................  74
             10.1.11  Insurance Information....................................  74
             10.1.12  Capital Stock Ownership..................................  74
             10.1.13  Update on Delayed Subsequent Acquisition Capital
                      Expenditures.............................................  74
             10.1.14  Other Information........................................  75
        10.2  Books, Records and Inspections...................................  75
        10.3  Insurance........................................................  75
        10.4  Compliance with Laws; Maintenance of Property; Payment of Taxes and Liabilities.........................................  76

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        10.5  Maintenance of Existence, etc....................................  76
        10.6  Financial Covenants..............................................  76
             10.6.1  Funded Debt to Adjusted EBITDA Ratio......................  76
             10.6.2  Net Worth.................................................  77
             10.6.3  Fixed Charge Coverage Ratio...............................  77
             10.6.4  Interest Coverage Ratio...................................  77
             10.6.5  Bank Debt to Adjusted EBITDA Ratio........................  79
        10.7  Limitations on Debt..............................................  79
        10.8  Liens............................................................  80
        10.9  Capital Expenditures.............................................  81
        10.10  Operating Leases................................................  82
        10.11  Dividends, etc..................................................  83
        10.12  Investments.....................................................  84
        10.13  Mergers, Consolidations, Sales, Capital Stock Issuances, Etc....
        10.14  Guaranty and Collateral Documents...............................  86
        10.15  Use of Proceeds.................................................  87
        10.16  Transactions with Affiliates....................................  87
        10.17  Employee Benefit Plans..........................................  87
        10.18  Environmental Covenants.........................................  88
             10.18.1  Environmental Response Obligation........................  88
             10.18.2  Environmental Liabilities................................  88
             10.18.3  Environmental Notices....................................  88
        10.19  Unconditional Purchase Obligations..............................  89
        10.20  Inconsistent Agreements.........................................  89
        10.21  Further Assurances..............................................  89
        10.22  Modification, etc. of Certain Agreements........................  89
        10.23  Negative Pledges; Subsidiary Payments...........................  90
        10.24  Fiscal Year.....................................................  90
        10.25  Tax Sharing Agreements..........................................  90
        10.26  Conduct of Business.............................................  90

SECTION 11  CONDITIONS OF.....................................................   90
        11.1  Amendment Effective Time........................................   90
        11.2  Documentary Conditions..........................................   90
             11.2.1  Notes....................................................   90
             11.2.2  Resolutions..............................................   90
             11.2.3  Consents, etc............................................   91
             11.2.4  Incumbency and Signature Certificates....................   91
             11.2.5  Guaranty.................................................   92
             11.2.6  Security Agreement, etc..................................   92
             11.2.7  Pledge Agreements........................................   92
             11.2.8  Real Estate Documentation................................   92
             11.2.9  Landlord's Consents......................................   93
             11.2.10  Opinions of Counsel for Parent, the
                      Company and the Guarantors..............................   93


             11.2.11 Insurance.................................................   93
             11.2.12 Senior Note Documents.....................................   93
             11.2.13 Other.....................................................   94
        11.3  Other Conditions to Amendment Effective Time.....................   94
             11.3.1  Fees......................................................   94
             11.3.2  No Material Adverse Effect................................   94
             11.3.3  Further Requests..........................................   94
             11.3.4  Satisfactory Legal Form...................................   94
        11.4  Amendment Effective Time and All Credit Extensions...............   94
             11.4.1  Required Notice...........................................   94
             11.4.2  No Default................................................   95
             11.4.3  Representations and Warranties............................
             11.4.4  No Litigation, etc........................................   95
             11.4.5  Subsequent Acquisitions and Delayed Subsequent
                     Acquisition Capital Expenditures..........................
SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.................................   96
        12.1  Events of Default................................................   96
             12.1.1  Non-Payment of the Loans, etc.............................   96
             12.1.2  Default under Other Debt..................................   96
             12.1.3  Other Material Obligations................................   96
             12.1.4  Bankruptcy, Insolvency, etc...............................   96
             12.1.5  Non-Compliance with Provisions of This Agreement..........
             12.1.6  Warranties................................................   97
             12.1.7  Pension Plans.............................................   97
             12.1.8  Judgments.................................................   97
             12.1.9  Invalidity of Guaranty, etc...............................   98
             12.1.10 Invalidity of Collateral Documents, etc...................
             12.1.11 Change in Control.........................................   98
             12.1.12 Material Adverse Effect...................................   98
        12.2  Effect of Event of Default.......................................   98

SECTION 13  THE AGENT..........................................................   99
             13.1  Appointment and Authorization...............................   99
             13.2  Delegation of Duties........................................   99
             13.3  Liability of Agent..........................................   99
             13.4  Reliance by Agent...........................................  100
             13.5  Notice of Default...........................................  100
             13.6  Credit Decision.............................................  101
             13.7  Indemnification.............................................  101
             13.8  Agent in Individual Capacity................................  102
             13.9  Successor Agent.............................................  103
             13.10 Collateral Matters..........................................  103
             13.11 Issuer......................................................  104

SECTION 14  GENERAL............................................................  104


        14.1  Waiver; Amendments...............................................  104
        14.2  Confirmations....................................................  105
        14.3  Notices..........................................................  105
        14.4  Computations.....................................................  105
        14.5  Regulation U.....................................................  105
        14.6  Costs, Expenses and Taxes........................................  105
        14.7  Captions.........................................................  106
        14.8  Assignments; Participations......................................  106
             14.8.1  Assignments...............................................  106
             14.8.2  Participations............................................  107
        14.9  Governing Law....................................................  108
        14.10  Counterparts....................................................  108
        14.11  Successors and Assigns..........................................  108
        14.12  Indemnification by the Company..................................  109
        14.13  Confidentiality.................................................  109
        14.14  Maximum Interest................................................  110
        14.15  Forum Selection and Consent to Jurisdiction.....................  111
        14.16  Waiver of Jury Trial............................................  111


SECTION 15  GUARANTY OF PARENT.................................................  111

                                      vii

                             EXHIBITS AND SCHEDULES


  EXHIBIT A-1     Form of Working Capital Revolving Note
  EXHIBIT A-2     Form of Reducing Revolver Note
  EXHIBIT B-1     Form of Compliance Certificate
  EXHIBIT B-2     Form of Subsequent Acquisition Certificate
  EXHIBIT C       Form of Guaranty
  EXHIBIT D       Form of Security Agreement
  EXHIBIT E-1     Form of Company Pledge Agreement
  EXHIBIT E-2     Form of Subsidiary Pledge Agreement
  EXHIBIT E-3     Form of Parent Pledge Agreement
  EXHIBIT F-1     Form of Opinion of Latham & Watkins
  EXHIBIT F-2     Form of Opinion of Quarles & Brady
  EXHIBIT F-3     Form of Opinion of Page & Addison
  EXHIBIT F-4     Form of Opinion of Lionel, Sawyer & Collins
  EXHIBIT F-5     Form of Opinion of Young, Goldman & Van Beek
  EXHIBIT G       Form of Assignment Agreement
  EXHIBIT H       Form of Landlord's Consent
  EXHIBIT I       Form of Certificate as to Senior Note Documents
  EXHIBIT J-1     Form of Issuance Request
  EXHIBIT J-2     Form of Letter of Credit Amendment Request
  EXHIBIT K-1     Sample Financial Schedule - Corporate Expenditures
  EXHIBIT K-2     Sample Golf Course Property Financial Statement (The Club at
                  Trophy Club) - Cost of Goods Sold and Operating Expenses
  EXHIBIT L       Form of Mortgage Amendment
  EXHIBIT M       Form of Hazardous Materials Indemnity

  SCHEDULE 1      Commitments and Percentages
  SCHEDULE 1.2    Existing Commitments and Loans
  SCHEDULE 2.1    Certain Specified Capital Expenditures
  SCHEDULE 9.6    Litigation
  SCHEDULE 9.8    Subsidiaries; Capitalization
  SCHEDULE 9.9    Welfare Plans
  SCHEDULE 9.15   Insurance
  SCHEDULE 9.16   Contracts; Labor Matters
  SCHEDULE 9.17   Environmental and Safety and Health Matters
  SCHEDULE 9.18   Properties
  SCHEDULE 10.7   Debt
  SCHEDULE 10.8   Liens
  SCHEDULE 10.12  Investments

                          SECOND AMENDED AND RESTATED
                          ---------------------------
                                CREDIT AGREEMENT
                                ----------------


     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 4, 1996 (as amended or otherwise modified from time to time, this "Agreement"), is entered into among COBBLESTONE GOLF GROUP, INC., a Delaware corporation (the "Company"), COBBLESTONE HOLDINGS, INC., a Delaware corporation ("Parent"), the undersigned financial institutions (together with their respective successors and assigns, collectively the "Lenders" and individually each a "Lender"), and BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION, a national banking association having its principal office at 1455 Market Street, Agency Management Services #5596, San Francisco, California 94103 (in its individual capacity, "BofA"), as agent for the Lenders.

                                  WITNESSETH:

     WHEREAS certain parties to this agreement entered into a Credit Agreement dated as of January 31, 1994 (as amended, the "Original Credit Agreement");

     WHEREAS the Original Credit Agreement was amended and restated in its entirety pursuant to the Amended and Restated Credit Agreement dated as of March 30, 1995 (as amended and in effect on the date hereof, the "Existing Credit Agreement");

     WHEREAS the parties hereto desire to amend and restate the Existing Credit Agreement as this Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1.1 DEFINITIONS. When used herein, the following terms shall have the following meaning (such definitions to be applicable to both the singular and plural forms of such terms):

     Additional Bank Warrants means the warrants, issued by Parent to certain Lenders in connection with the closing of the Existing Credit Agreement, to purchase an aggregate of (a) 3,633 shares of Parent's common stock, $0.01 par value per share, and (b) 13,279 shares of Parent's Series A Preferred Stock, $0.01 par value per share.

     Adjusted EBITDA means, at the last date of any Fiscal Quarter in each Fiscal Year, an amount equal to:

     (a) for the Pre-Existing Properties, the actual aggregate Golf Course Property EBITDA attributable to the Pre-Existing Properties for the most recent complete consecutive four Fiscal Quarters as of such date;

plus

     (b)  for any Golf Course Property acquired in a Subsequent Acquisition,

          (i) if such date is the end-date of the first incomplete Fiscal Quarter following such Subsequent Acquisition, projected Golf Course Property EBITDA attributable to such Golf Course Property for the first four complete consecutive Fiscal Quarters to occur following such Subsequent Acquisition; or

          (ii) if such date is the end-date of the first complete Fiscal Quarter ending following such Subsequent Acquisition, the product of

               (A) the quotient of (x) actual Golf Course Property EBITDA attributable to such Golf Course Property for such Fiscal Quarter, divided by (y) projected Golf Course Property EBITDA attributable to such Golf Course Property for such Fiscal Quarter (provided that such quotient shall not be greater than 1.5), times

               (B) projected Golf Course Property EBITDA attributable to such Golf Course Property for the first four complete consecutive Fiscal Quarters to occur following such Subsequent Acquisition; or

         (iii) if such date is the end-date of the second complete consecutive Fiscal Quarter ending following such Subsequent Acquisition, the product of

               (A) the quotient of (x) actual Golf Course Property EBITDA attributable to such Golf Course Property for the first two complete consecutive Fiscal Quarters following such Subsequent Acquisition, divided by (y) projected Golf Course Property EBITDA attributable to such Golf Course Property for such two complete consecutive Fiscal Quarters (provided that such quotient shall not be greater than 1.5), times

               (B) projected Golf Course Property EBITDA attributable to such Golf Course Property for the first four complete consecutive Fiscal Quarters to occur following such Subsequent Acquisition; or

         (iv) if such date is the end-date of the third complete consecutive Fiscal Quarter ending following such Subsequent Acquisition, the product of

               (A) the quotient of (x) actual Golf Course Property EBITDA attributable to such Golf Course Property for the first three complete consecutive Fiscal Quarters following such Subsequent Acquisition, divided by (y) projected Golf Course Property EBITDA attributable to such Golf Course Property for such three complete consecutive Fiscal Quarters (provided that such quotient shall not be greater than 1.5), times

               (B) projected Golf Course Property EBITDA attributable to such Golf Course Property for the first four complete consecutive Fiscal

                    Quarters to occur following such Subsequent
                    Acquisition; or

          (v) if such date is the end-date of the fourth or any subsequent complete consecutive Fiscal Quarter ending following such Subsequent Acquisition, the actual Golf Course Property EBITDA attributable to such Golf Course Property for the most recent four complete consecutive Fiscal Quarters as of such date;

minus

     (c) the actual Corporate Expenditures for the most recent four complete consecutive Fiscal Quarters as of such date.

     Adjusted Working Capital means the excess of:

          (a) (i) the consolidated current assets of the Company and its Subsidiaries, less (ii) the amount of cash and Cash Equivalent Investments of the Company and its Subsidiaries included in such consolidated current assets;

     over

          (b) (i) consolidated current liabilities of the Company and its Subsidiaries, less (ii) the amount of short-term Debt (including current maturities of long-term Debt) of the Company and its Subsidiaries included in such consolidated current liabilities.

     Advance - see Section 2.2.

     Affected Lender means any Lender that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3.

     Affected Loan - see Section 8.3.

     Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

     Agent means BofA in its capacity as agent for the Lenders hereunder and any successor thereto in such capacity.

     Agent-Related Persons means BofA and any successor agent arising under
Section 13.9, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     Agreement - see the Preamble.

     Alternate Reference Rate means, on any day, the greater of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors, including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

     Amendment Effective Time means the time when the conditions precedent for the effectiveness of this Agreement specified in Section 11 shall have been met or waived.

     Arranger means BA Securities, Inc., a Delaware corporation.

     Asset Sale means any sale, transfer or other disposition (including by way of merger or consolidation) by Parent, the Company or any Subsidiary of any asset (including any capital stock of the Company or any Subsidiary) outside the ordinary course of business to a Person other than the Company or a Subsidiary, and shall also include any condemnation, expropriation, loss or casualty (to the extent that an Event of Default or Unmatured Event of Default exists as of the date of such casualty or the receipt of insurance proceeds related thereto) of any such asset; provided that any sale of a Golf Course Property or a golf course or a Person owning a Golf Course Property or a golf course by Parent, the Company or any Subsidiary to a Person other than the Company or any Subsidiary shall be an Asset Sale.

     Assignee - see Section 14.8.1.

     Assignment Agreement - see Section 14.8.1.

     BAI means Bank of America Illinois, an Illinois banking corporation.

     Bank Debt means the outstanding principal amount of all Loans under the Credit Agreement.

     Bank Debt to Adjusted EBITDA Ratio means, as of any measurement date, the ratio of

          (i) the sum of (A) Bank Debt as of such date plus (B) the aggregate amount of projected Delayed Subsequent Acquisition Capital Expenditures as of such date described in Sections 2.1.2(a)(i)(B) and (C), to

          (ii) the sum of (A) Adjusted EBITDA as of such date less (B) any net increase in Membership Notes Receivable (both current and noncurrent) during the period over which such Adjusted EBITDA was measured above (1) for the period between the Amendment Effective Date and June 29, 1997, $5,400,000 and (2) for all Fiscal Quarter end-dates on or after June 30, 1997, the Fiscal Quarter-end balance four Fiscal Quarters prior thereto plus (C) any net decrease in Membership Notes Receivable (both current and non-current) during the period over which such Adjusted EBITDA was measured below (1) for the period between the Amendment Effective Date and June 29, 1997, the June 30, 1996 Fiscal Quarter-end balance and (2) for all Fiscal Quarter end-dates on or after June 30, 1997, the Fiscal Quarter-end balance four Fiscal Quarters prior thereto.

     Beneficial Owner is used as defined in Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended; and "Beneficially Owned" shall have a correlative meaning.

     BofA - see the Preamble.

     Brentwood means Brentwood Golf Partners, L.P., a Delaware limited partnership and/or its Affiliates.

     Budget - see Section 10.1.6.

     Business Day means any day on which commercial banks are open for commercial banking business in San Francisco, Chicago and New

York and, in the case of a Business Day which relates to a Eurodollar Loan, the Cayman Islands.

     Capital Expenditures means all expenditures which, in accordance with generally accepted accounting principles, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding any such expenditures made pursuant to Capital Leases or purchase money financing permitted hereunder.

     Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of such Person.

     Cash Equivalent Investment means, at any time:

          (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government;

          (b) commercial paper, maturing not more than one year from the date of issue, which is issued by

               (i) a corporation (except an Affiliate of the Company) organized under the laws of any State of the United States of America or of the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., at the time of investment, or

               (ii)  the Agent or any Lender (or its holding company);

          (c) any certificate of deposit or bankers' acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

               (i) a financial institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 at the time of investment, or

               (ii)  the Agent or any Lender; or

          (d)  any repurchase agreement with a term of one year or less which

               (i)  is entered into with

                    (A)  the Agent or any Lender, or

                    (B) any other commercial banking institution of the stature referred to in clause (c)(i),

               (ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c), and

               (iii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Agent or such Lender (or other commercial banking institution) thereunder;

          (e) investments in money market funds that invest primarily in Cash Equivalent Investments described in clauses (a) through (d); or

          (f) investments in short-term asset management accounts offered by the Agent or any Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Company) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.

     Cash Flow Subsequent Acquisition Capital Expenditures means Capital Expenditures that cease to be Delayed Subsequent Acquisition Capital Expenditures in accordance with the definition thereof because such Capital Expenditures are not funded by the Company or any Subsidiary from Reducing Revolver Loans.

     Change In Control means the occurrence of any of the following:

          (a) the failure by Brentwood and James A. Husband to be the Beneficial Owner of each class of the issued and outstanding capital stock of Parent representing more than 50%, on a fully diluted basis, of the voting power in elections for directors of Parent, without regard to the occurrence of any contingency;

          (b) a majority of the Board of Directors of Parent ceases to be comprised of Continuing Directors;


          (c) the failure of Parent to be the Beneficial Owner of all of the issued and outstanding capital stock of the Company, and of all options, warrants or rights to subscribe for such capital stock; or

          (d) any "change in control" or similar event under the Senior Note Documents.

     Collateral Document means the Security Agreement, each Pledge Agreement, each Mortgage, each Mortgage Amendment, each Hazardous Materials Indemnity, and each other instrument or document executed and delivered by Parent, the Company or any Subsidiary pursuant to or in connection with any thereof in accordance with the terms of this Agreement.

     Commercial Letter of Credit means any Letter of Credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by the Company or any Subsidiary in the ordinary course of business.

     Commitment means, as to any Lender, such Lender's Working Capital Revolving Commitment and/or Reducing Revolver Loan Commitment, as applicable.

     Common Stock means the common stock of Parent, $0.01 par value per share.

     Company - see the Preamble.

     Company Pledge Agreement - see Section 11.2.7(a).

     Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period.

     Contingent Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

     Continuing Director means a director who either (a) was a member of the Board of Directors of Parent prior to the Amendment Effective Time and continuously thereafter or (b) after the Amendment Effective Time became a director of Parent and whose election or nomination for election subsequent to such date was approved by (i) a vote of the majority of the Continuing Directors then on the Board of Directors of Parent or (ii) Brentwood.

     Corporate Expenditures means corporate overhead expenditures of Parent and the Company, in accordance with generally accepted accounting principles, which are not expenditures of any Subsidiary or related to any individual Golf Course Property, and which expenditures are calculated in a manner consistent with (and include, but are not limited to) the lines "Salaries & Wages," "Outside Services," "Payroll Costs," "Employee Benefits," "Rent and Parking," "Travel & Entertainment," "Telephone," "Legal and Accounting Fees," "Brentwood Fees," "Other Office Overhead," and "Corporate Bonuses" set forth in the financial schedule set forth at Exhibit K-1.

     Cost of Goods Sold means any expenditures classified as cost of goods sold in accordance with generally accepted accounting principles, which are expenditures of any Subsidiary or related to any individual Golf Course Property, and which expenditures are calculated in a manner consistent with (and include, but are not limited to) the lines "Cost of Goods Golf Retail," "Cost of Goods F&B" and "Cost of

Goods Tennis" set forth in the financial statements for The Club at Trophy Club Golf Course Property set forth at Exhibit K-2.

     Credit Extension means any Loan, Letter of Credit or Reimbursement Obligation.

     Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) liabilities of such Person in respect of Hedging Agreements, and (g) all Contingent Liabilities of such Person.

     Debt Securities Sale means any public or private sale or issuance by Parent, the Company or any Subsidiary of its Debt securities, except issuances of Debt permitted under Section 10.7.

     Default Rate means the rate of interest at any time applicable to any Loan or Reimbursement Obligation, as applicable, plus 2% per annum.

     Delayed Subsequent Acquisition Capital Expenditures means any Capital Expenditures made in connection with any Subsequent Acquisition, which had been projected to be and which shall be made within the 18 months following such Subsequent Acquisition (except to the extent otherwise permitted hereunder) in accordance with the projections for such Subsequent Acquisition delivered pursuant to Section 2.5(e)(i) and which are financed with the proceeds of Reducing Revolver Loans borrowed in accordance with Section 2.6(a) (or term loans borrowed in accordance with Section

2.6(a) of the Original Credit Agreement or the Existing Credit Agreement); provided that (a) upon certification by the Company to the Agent and the Lenders, at the time of delivery of any financial statement pursuant to Section
10.1.1 or 10.1.2 or of any Subsequent Acquisition Certificate, that it does not intend to make certain identified Delayed Subsequent Acquisition Capital Expenditures and that it requests that such Delayed Subsequent Acquisition Capital Expenditures cease to be treated as such hereunder, such Delayed Subsequent Acquisition Capital Expenditures shall cease to be treated as Delayed Subsequent Acquisition Capital Expenditures hereunder for all purposes and (b) upon certification by the Company to the Agent and the Lenders, at the time of delivery of any financial statement pursuant to Section 10.1.1 or 10.1.2 or of any Subsequent Acquisition Certificate, that it does not intend to use the proceeds of Reducing Revolver Loans to fund certain identified Delayed Subsequent Acquisition Capital Expenditures because such Delayed Subsequent Acquisition Capital Expenditures will not be funded from Loans, such Delayed Subsequent Acquisition Capital Expenditures shall be treated hereunder as Cash Flow Subsequent Acquisition Capital Expenditures for all purposes and shall cease to be treated as Delayed Subsequent Acquisition Capital Expenditures hereunder for all purposes.

     Designated Non-Recurring Capital Expenditures - see Section 10.9(d).

     Disbursement - see Section 2.10.6.

     Disbursement Date - see Section 2.10.6.

     Disqualified Capital Stock means (a) except as set forth in clause (b) below, with respect to any Person, capital stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Reducing Revolver Termination Date or the Working Capital Revolving Termination Date and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of Parent), any capital stock other than any common stock with no special rights and no preferences, privileges, or redemption or repayment provisions.

     Dollar and the sign "$" mean lawful money of the United States of America.

     EBITDA means, for any period of four complete consecutive Fiscal Quarters, the sum, without duplication, of

               (a)  Consolidated Net Income for such period,

          plus

               (b)  Interest Expense for such period,

          plus

               (c) all depreciation and amortization of assets (including goodwill and other intangible assets) of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such period, plus

               (d) all federal, state, local and foreign income taxes of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such period,

          plus (minus)

               (e) other non-cash and non-operating charges deducted in determining Consolidated Net Income for such period (or gains added in determining Consolidated Net Income for such period).

     Environmental Laws means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other applicable federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement regulating, relating to, or imposing liability or standards of conduct (including, but not limited to, permit requirements and emission or effluent restrictions) concerning any Hazardous Materials, as now or at any time hereafter in effect.

     Equity Documents means the Stockholders' Agreement, the Original Bank Warrants and the Additional Bank Warrants.

     Equity Securities Sale means any public or private sale or transfer by Parent, the Company or any Subsidiary of its capital stock, except (x) any sale or transfer of capital stock of Parent (i) to the Persons listed on Schedule 9.8 hereto in the amounts set forth on such Schedule 9.8, and (ii) to members of management and directors of Parent or any of its Subsidiaries or to any Person selling any Golf Course Property or interest therein in connection with a Subsequent Acquisition in an aggregate amount for all sales or transfers under this clause (x)(ii) not to exceed 15% of the total outstanding shares of any class or series of capital stock of Parent as of the Amendment Effective Time (but giving effect to the issuances described in clause (i) above), (y) capital contributions to the Company or its Subsidiaries and (z) the issuance of Common Stock pursuant to the Senior Note Documents.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     Escondido Subsidiary means Escondido Consulting, Inc., a California corporation, the principal asset of which is the lease of The Vineyard at Escondido Golf Course Property located at 925 San Pasqual Road, Escondido, California.

     Escondido Subsidiary Loan Agreement means the two promissory notes dated as of December 1, 1993 made by the Escondido Subsidiary payable to the City of Escondido in the original aggregate principal amount of $6,274,640.

     Eurocurrency Reserve Percentage means, with respect to any Eurodollar Loan for any Interest Period, a percentage (expressed as a decimal) equal to the daily average during such Interest Period of the percentage in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the aggregate maximum reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D of such Board of Governors or any other then applicable regulation of such Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

     Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted).


     Eurodollar Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurodollar Loans of such Lender hereunder or such other office or offices through which such Lender determines its Eurodollar Rate. A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

     Eurodollar Rate means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Grand Cayman Branch of BofA two Business Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 11:00 a.m., New York time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of BAI for such Interest Period.

     Eurodollar Rate (Reserve Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

            Eurodollar Rate     =      Eurodollar Rate
          (Reserve Adjusted)           1-Eurocurrency
                                    Reserve Percentage

     Event of Default means any of the events described in Section 12.1.

     Excluded Taxes - see the definition of "Taxes."

     Exemption Agreement - see Section 7.6(b).

     Exemption Representation - see Section 7.6(c).

     Existing Credit Agreement is defined in the recitals.

     Existing Lender means a "Lender" under and as defined in the Existing Credit Agreement immediately prior to the Amendment Effective Time.

     Existing Loans means Existing Revolving Loans and Existing Term Loans.

     Existing Revolving Commitment means a "Revolving Commitment" under and as defined in the Existing Credit Agreement immediately prior to the Amendment Effective Time.

     Existing Revolving Loan means a "Revolving Loan" under and as defined in the Existing Credit Agreement immediately prior to the Amendment Effective Time.

     Existing Term Commitment means a "Term Loan Commitment" under and as defined in the Existing Credit Agreement immediately prior to the Amendment Effective Time.

     Existing Term Loan means a "Term Loan" under and as defined in the Existing Credit Agreement immediately prior to the Amendment Effective Time.

     Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published for any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

     Financial Standby Letter of Credit means any Standby Letter of Credit which any Lender is required under applicable law (including under 12 CFR Part 3, Appendix A, Section 3, clause (b)) to classify as a financial letter of credit with respect to its participation therein pursuant to this Agreement.

     FIRREA means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.

     Fiscal Quarter means a fiscal quarter of a Fiscal Year.

     Fiscal Year means the fiscal year of Parent and the Company and its Subsidiaries, which period shall be the 12-month period ending on September 30 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1993") refer to the Fiscal Year ending on September 30 of such calendar year.

     Fixed Charge Coverage Ratio means, for any period of four complete consecutive Fiscal Quarters, the ratio of

          (a)  the remainder of, without duplication,

               (i)  EBITDA for such period,

               plus

               (ii) at any measurement date, the unused principal amount of the Working Capital Revolving Commitments,

               plus

               (iii) at any measurement date, the amount of cash and Cash Equivalent Investments shown on the Company's consolidated balance sheet at such date,

               minus

               (iv) all federal, state, local and foreign income taxes paid with respect to income of the Company and Subsidiaries during such period or accrued and payable for such period,

               minus

               (v) Capital Expenditures (other than Capital Expenditures funded by Reducing Revolver Loans and other than Designated Non-Recurring Capital Expenditures) during such period (exclusive of such Capital Expenditures that were funded from the first $1,000,000 in Net Cash Proceeds from all Asset Sales received in each Fiscal Year), to

          (b) the sum, without duplication, of

               (i) repayments of principal of Reducing Revolver Loans pursuant to Section 6.3.4 made during such period (whether such repayments were made on the last day of the relevant Fiscal Quarter as a result of the commitment reduction scheduled for such day in accordance with Section 6.1.1 or were made at any time during such Fiscal Quarter), regularly scheduled principal payments with respect to any other long-term Debt of the Company and its Subsidiaries made during such period, and the portion of any payments with respect to Capital Leases allocable to principal made during such period, plus

               (ii)   Interest Expense for such period.

     Floating Rate Loan means any Loan which bears interest at or by reference to the Alternate Reference Rate.

     Funded Debt means the remainder of (x) the outstanding principal amount of all Debt of the Company and its Subsidiaries, excluding (i) all Contingent Liabilities and any contingent obligations in respect of undrawn letters of credit (except to the extent constituting Contingent Liabilities in respect of any Funded Debt of a Person other than the Company or any Subsidiary), (ii) liabilities in respect of Hedging Agreements, (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries and (iv) Debt in respect of Capital Leases and purchase money financing permitted hereunder minus (y) cash and Cash Equivalent Investments held by the Company and its Subsidiaries in excess of $1,000,000.

     Funded Debt to Adjusted EBITDA Ratio means, as of any measurement date, the ratio of

          (i) the sum of (A) Funded Debt as of such date plus (B) the aggregate amount of projected Delayed Subsequent Acquisition Capital Expenditures as of such date described in Sections 2.1.2(a)(i)(B) and (C), to

          (ii) the sum of (A) Adjusted EBITDA as of such date less (B) any net increase in Membership Notes Receivable (both current and non-current) during the period over which such Adjusted EBITDA was measured above (1) for the period between the Amendment Effective Date and June 29, 1997, $5,400,000 and (2) for all Fiscal Quarter end-dates on or after June 30, 1997, the Fiscal Quarter-end balance four

     Fiscal Quarters prior thereto plus (C) any net decrease in Membership Notes Receivable (both current and non-current) during the period over which such Adjusted EBITDA was measured below (1) for the period between the Amendment Effective Date and June 29, 1997, the June 30, 1996 Fiscal Quarter-end balance and (2) for all Fiscal Quarters end-dates on or after June 30, 1997, the Fiscal Quarter-end balance four Fiscal Quarters prior thereto.

     Golf Course Property means any parcel or parcels of real property owned or leased by or licensed to the Company or a Subsidiary that includes, as the principal component of such parcel or parcels, a golf course or golf facility (including driving ranges, "pitch and putt" and "par three" courses).

     Golf Course Property EBITDA means, for any period and for any Golf Course Property, the remainder of

          (a)  net revenues attributable to such Golf Course Property,

          minus

          (b)  Cost of Goods Sold attributable to such Golf Course Property,

          minus

          (c)  Operating Expenses attributable to such Golf Course Property,

          plus

          (d) depreciation and amortization attributable to such Golf Course Property to the extent deducted in order to arrive at such Cost of Goods Sold or Operating Expenses in the calculation thereof;

provided, that (x) for any such calculation made with respect to any period prior to the acquisition of such Golf Course Property, such calculation shall be certified in good faith by a Responsible Officer as being true and accurate in the Company's best judgment based on all available historical information for such period, and (y) for any such calculation made with respect to any period after such acquisition, such calculation shall be certified as being made for such period in accordance with generally accepted accounting principles consistently applied.

     Guarantor means (a) as of the Amendment Effective Time, Parent and each Subsidiary listed on Schedule 9.8, and (b) thereafter, the Persons referred to in clause (a) and each other Person which from time to time executes and delivers a counterpart of the Guaranty.

     Guaranty - see Section 11.2.5.

     Hazardous Materials means any toxic substance, hazardous substance, hazardous material, hazardous chemical or hazardous waste defined or qualifying as such in (or for the purposes of) any Environmental Law, or any pollutant or contaminant, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including, but not limited to, any source, special nuclear or by-product material as defined at 42 U.S.C. section 2011 et seq., as amended from time to time, polychlorinated biphenyls and asbestos in any form or condition.

     Hazardous Materials Indemnity means any hazardous materials undertaking and indemnity entered into in connection with any Mortgage, substantially in the form of Exhibit M.

     Hedging Agreement means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     Highest Lawful Rate means, on any date, the maximum non-usurious interest rate that may, under applicable federal and applicable state law, be contracted for, charged or received under such laws.

     Incurrence Test - see Section 2.5(a).

     Indemnified Liabilities - see Section 14.12(a).

     Interest Coverage Ratio means, as of the last day of any period of four complete consecutive Fiscal Quarters, the ratio of

(a) EBITDA for such period ending on such day to (b) Interest Expense for such period.

     Interest Expense means for any period the excess of (a) the consolidated interest expense of the Company and its Subsidiaries for such period (including, without limitation, all imputed interest on Capital Leases, all imputed interest on Hedging Agreements, all fees under Sections 5.1, 5.2 and 5.3, and all liquidated damages payable under the Senior Notes, but excluding (x) payments and amortization of commissions and fees paid as a condition to (i) the Amendment Effective Time or in connection with the closing of or amendments to the Original Credit Agreement or the Existing Credit Agreement or (ii) the Senior Notes and (y) all imputed interest over (b) the consolidated interest income of the Company and its Subsidiaries for such period (excluding all imputed interest income on the Membership Notes).

     Interest Period - see Section 4.3.

     Investment means, with respect to any Person:

          (a) any loan or advance made by such Person to any other Person; and

          (b) any ownership or similar interest held by such Person in any other Person.

     The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

     Issuance Request - see Section 2.10.2.

     Issuer means BAI in its capacity as issuer of any Letter of Credit.

     L/C Fee Rate means the rate per annum set forth in the table below for the applicable type of Letter of Credit opposite the applicable Funded Debt to Adjusted EBITDA Ratio:


                                 Financial   Non-Financial
                                  Standby      Standby     Commercial
Funded Debt to Adjusted           Letter        Letter         Letter
EBITDA Ratio                     of Credit     of Credit    of Credit
- -----------------------------  --------------  -----------  ----------

       Equal to or greater         2.75%          1.50%        1.00%
       than 5.75 to 1

       Equal to or greater         2.50%          1.25%        1.00%
        than 5.0 to 1 but
        less than 5.75 to 1

       Equal to or greater         2.25%          1.25%        1.00%
        than 3.50 to 1 but
        less than 5.0 to 1

       Less than 3.50              2.00%          1.00%        1.00%.

     The L/C Fee Rate shall be adjusted, to the extent applicable, (x) 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 90 days) after the end of each Fiscal Quarter based on the Funded Debt to Adjusted EBITDA Ratio as of the last day of such Fiscal Quarter and (y) on the date of the borrowing of the Reducing Revolver Loans applied to fund each Subsequent Acquisition (after giving effect to such borrowing); it being understood that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, by the 45th day (or, if applicable, the 90th day) after any Fiscal Quarter, the L/C Fee Rate shall be 2.75% for Financial Standby Letters of Credit until such financial statements are delivered.

     Landlord's Consent means a landlord's consent substantially in the form of Exhibit H, in each case with such changes as may be reasonably agreed to by the Agent.

     Lender - see the Preamble.

     Lender Party - see Section 14.12(a).

     Lending Office - see Section 8.1.

     Letter of Credit means any Financial Standby Letter of Credit, Non-Financial Standby Letter of Credit and/or Commercial Letter of Credit, as the context may require or allow.

     Letter of Credit Amendment Request - see Section 2.10.3.

     Liabilities - see Section 15.

     Lien means, when used with respect to any Person, any interest of any other Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

     Loan Documents means this Agreement, the Notes, the Letters of Credit, the Guaranty, any Hedging Agreement entered into with any Lender or any Affiliate thereof, the Collateral Documents, each borrowing or continuation notice, each Issuance Request, each Letter of Credit Amendment Request, and each other instrument or document executed and delivered by Parent, the Company or any Subsidiary to the Agent or any Lender pursuant to or in connection with any thereof in accordance with the terms of this Agreement, but excluding the Equity Documents and the Senior Note Documents.

     Loans means Working Capital Revolving Loans and Reducing Revolver Loans.

     Maintenance Capital Expenditures means all Capital Expenditures other than Delayed Subsequent Acquisition Capital Expenditures, Cash Flow Subsequent Acquisition Capital Expenditures and Designated Non-Recurring Capital Expenditures.

     Margin means the rate per annum set forth in the table below for the applicable type of Loan opposite the applicable Funded Debt to Adjusted EBITDA Ratio then in effect:


Funded Debt to Adjusted EBITDA Ratio     Margin for    Margin for
- --------------------------------------   Floating      Eurodollar
                                         Rate Loans    Loans
                                         ----------    ----------

Equal to or greater than 5.75 to 1          1.50%         2.75%

Equal to or greater than 5.0 to 1           1.25%         2.50%
 but less than 5.75 to 1


Equal to or greater than 3.5 to 1        1.00%         2.25%
 but less than 5.0 to 1
Less than 3.50 to 1                      0.75%         2.00%

The Margin shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 90 days) after the end of each Fiscal Quarter based on the Funded Debt to Adjusted EBITDA Ratio as of the last day of such Fiscal Quarter; it being understood that (a) if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, by the 45th day (or, if applicable, the 90th day) after any Fiscal Quarter, the Margin shall be 1.50% for Floating Rate Loans and 2.75% for Eurodollar Loans until such financial statements are delivered and (b) no decrease in the Margin shall be effected on any date on which an Event of Default exists (but shall be delayed until the first date on which no Event of Default exists). Any change in the Margin shall be immediately effective for all outstanding Loans.

     Margin Stock means any "margin stock" or "margin security" as defined in Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

     Material Adverse Effect means a material adverse effect on (a) the condition (financial or otherwise), operations, business, properties or assets of the Company and its Subsidiaries taken as a whole or (b) the ability of Parent, the Company and the Guarantors taken as a whole to timely and fully perform any of their respective payment or other material obligations under this Agreement or any other Loan Document or Senior Note Document to which any of them is a party.

     Membership Notes Receivable means, at any date of determination, the principal amount of notes receivable (both current and non-current) due as of such date from members of all Golf Course Properties owned by the Company or its Subsidiaries.

     Mortgage means a mortgage, leasehold mortgage, deed of trust or similar document granting a Lien on real property in appropriate form for filing or recording in the applicable jurisdiction and otherwise reasonably satisfactory to the Agent, executed and delivered pursuant to the Original Credit Agreement, the Existing Credit Agreement or Section 10.14.

     Mortgage Amendment means each amendment (which shall include, without limitation, extensions of the applicable Mortgage to any real property interests that have resulted from Delayed Subsequent Acquisition Capital Expenditures made prior to the Amendment Effective Date) to a Mortgage previously executed by the Company or a Subsidiary, in appropriate form for filing or recording in the applicable jurisdiction, substantially in the form of Exhibit L and reasonably satisfactory to the Agent, executed and delivered pursuant to Section 11.2.8.

     Net Cash Proceeds means

     (a) with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received in respect of non-cash proceeds and condemnation awards, and casualty loss insurance recoveries to the extent the affected assets are not replaced or repaired in accordance with the applicable Collateral Document(s)) received by the Company or any Subsidiary pursuant to such Asset Sale, net of (i) the direct costs relating to such Asset Sale (including, without limitation, sales commissions and legal, accounting and investment banking fees),
          (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such sale (other than the Loans) and (iv) any reserve for adjustment in respect of the sale price of such asset (until such amount is available to the Company or the applicable Subsidiary); and

     (b) with respect to any Debt Securities Sale or Equity Securities Sale, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such Debt Securities Sale or Equity Securities Sale, net of the direct costs relating to such Debt Securities Sale or Equity Securities Sale (including, without limitation, sales and underwriter's commissions and legal, accounting and investment banking fees).

     Net Worth means the Company's consolidated stockholders' equity.

     Non-Financial Standby Letter of Credit means any Standby Letter of Credit that is not a Financial Standby Letter of Credit.

     Notes means each of the Working Capital Revolving Note and the Reducing Revolver Note.

     Obligations means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and expenses, the stated amount of any outstanding Letter of Credit, all Reimbursement Obligations, and all other obligations of the Company or, as applicable, any Affiliate to the Lenders or to any Lender, Agent or the Issuer arising under or in connection with the Loan Documents.

     Occupational Safety and Health Law means the Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

     Operating Expenses means all operating expenses of the Company or any Subsidiary, or relating to any individual Golf Course Property, calculated in accordance with generally accepted accounting principles, and calculated in a manner consistent with (and include but are not limited to) the lines "Admin & General (Incl Taxes/Insurance)", "Golf Dept", "Golf Retail", "Course Maintenance", "Food & Beverage", "Golf Schools", "Membership", "Tennis", and "Pool" set forth in the financial statements for The Club at Trophy Club Golf Course Property set forth at Exhibit K-2.

     Original Bank Warrants means the warrants, issued by Parent to certain Lenders in connection with the closing of the Original Credit Agreement, to purchase an aggregate of (a) 5,472 shares of Parent's common stock, $0.01 par value per share, and (b) 20,000 shares of Parent's Series A Preferred Stock, $0.01 par value per share.

     Original Credit Agreement is defined in the recitals.

     Parent - see the Preamble.

     Parent Guaranty - see Section 15.

     Parent Pledge Agreement - see Section 11.2.7(c).

     Participant - see Section 14.8.2.

     PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     Pension Plan means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to title IV of ERISA (other than a multi-employer plan as defined in section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414 of the Internal Revenue Code of 1986, as amended, or section 4001 of ERISA, may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

     Permitted Acquisition Costs means (without duplication) the costs paid or payable by the Company or a Subsidiary in connection with a Subsequent Acquisition, including without limitation the purchase price of such Subsequent Acquisition (including any principal and interest payments required on a deferred purchase money note issued in connection with such Subsequent Acquisition); any other assumed Debt; all closing costs, accountants' and advisors' fees and expenses, attorneys' fees and disbursements, title fees and premiums, appraisals, environmental and hydrological report fees, survey costs, brokerage commissions, internally capitalized costs relating to such Subsequent Acquisition and other out-of-pocket costs incurred in connection with such Subsequent Acquisition; Delayed Subsequent Acquisition Capital Expenditures relating to such Subsequent Acquisition (including engineering and architectural fees); and the initial working capital requirements relating to such Subsequent Acquisition.

     Person means any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

     Pledge Agreements means the Company Pledge Agreement, the Parent Pledge Agreement and each Subsidiary Pledge Agreement.

     Pre-Existing Properties means the following Golf Course Properties at the following locations:

     (a)  Balboa Park Municipal Golf Course, located in San Diego, California;

     (b)  Saticoy Golf Course, located in Ventura, California;

     (c)  El Camino Country Club, located in Oceanside, California;

     (d)  Foothills Golf Club, located in Phoenix, Arizona;

     (e)  Woodcrest Country Club, located in Grand Prairie, Texas;

     (f) Carmel Mountain Ranch Country Club and Golf Course, located in San Diego, California;

     (g)  Morgan Run Resort and Club, located in Rancho Santa Fe, California;

     (h)  The Vineyard at Escondido, located in Escondido, California;

     (i)  The Club at Trophy Club, located in Trophy Club, Texas;

     (j)  Pecan Grove Plantation Country Club, located in Richmond, Texas;

     (k) Ahwatukee Country Club and The Lakes at Ahwatukee, located in Phoenix, Arizona;

     (l) The Ranch Country Club and Stonebridge Country Club, each located in McKinney, Texas;

     (m)  Red Mountain Ranch Country Club, located in Mesa, Arizona;

     (n) The Hills of Lakeway, Live Oak Golf Course and Yaupon Golf Course, each located in Austin, Texas; and

     (o)  Brandermill Country Club, located in Richmond, Virginia.

     Qualified Capital Stock means any capital stock of Parent or any Subsidiary is not Disqualified Capital Stock.

     Recipient Taxes - see Section 7.6(a).

     Reducing Revolver Loan - see Section 2.1.2.

     Reducing Revolver Loan Commitment means as to any Lender the commitment of such Lender to make Reducing Revolver Loans pursuant to Section 2.1.2. The amount of the Reducing Revolver Loan Commitment of each Lender is set forth on
Schedule 1.

     Reducing Revolver Loan Percentage means as to any Lender the percentage which (a) such Lender's Reducing Revolver Loan Commitment (or, after the termination of the Reducing Revolver Loan Commitments, the aggregate principal amount of such Lender's Reducing Revolver Loans) is of (b) the aggregate amount of the Reducing Revolver Loan Commitments of all Lenders (or, after the termination of the Reducing Revolver Loan Commitments, the aggregate principal amount of all Reducing Revolver Loans). The initial Reducing Revolver Loan Percentage for each Lender is set forth opposite such Lender's name on Schedule 1.

     Reducing Revolver Note - see Section 3.1(b).

     Reducing Revolver Termination Date means June 30, 2002 or such other date on which the Reducing Revolver Loan Commitments shall terminate pursuant to
Section 12.

     Reimbursement Obligation - see Section 2.10.7.

     Required Lenders means Lenders having an aggregate Total Percentage of at least 51%.

     Responsible Officer means the Company's chief executive officer or chief financial officer.

     SEC means the Securities and Exchange Commission.

     Security Agreement - see Section 11.2.6.

     Senior Company Notes means the __% Senior Notes due June 2003 of the
Company.

     Senior Zero-Coupon Notes means the __% Senior Zero-Coupon Notes due June 2004 of Parent.

     Senior Note Documents means any instrument evidencing or issued in connection with Senior Notes, or pursuant to which any Debt consisting of Senior Notes may be incurred.

     Senior Notes means any of (a) the Senior Company Notes and (b) the Units of Parent, consisting of the Senior Zero-Coupon Notes and the shares of Common Stock.

     Standby Letter of Credit means any Letter of Credit other than a Commercial Letter of Credit.

     Stated Expiry Date - see Section 2.10.2(b)(i).

     Stockholders' Agreement means the Stockholders' Agreement dated as of January 31, 1994 by and among Parent and the shareholders of Parent.

     Stonebridge means Stonebridge Ranch Development Corporation, a Delaware corporation.

     Subordinated Debt means Debt of the Company having terms (including, without limitation, as to covenants, acceleration, defaults, interest rate, maturity and amortization), and which is subordinated to the Obligations of the Company hereunder, in a manner satisfactory to the Required Lenders.

     Subsequent Acquisition means the acquisition by the Company or any Subsidiary, on or after the Amendment Effective Time, of a Golf Course Property located in the United States (excluding Puerto Rico and other possessions and/or territories of the United States), which term shall include (but not be limited
to) all Permitted Acquisition Costs incurred in connection therewith.

     Subsequent Acquisition Certificate means a certificate, substantially in the form of Exhibit B-2 hereto, delivered by a Responsible Officer of the Company pursuant to Section 2.5(e)(v).

     Subsidiary means, with respect to any Person, a Person of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors (or, in the case of a Person that is not a corporation, the ordinary voting power concerning such matters as to which such ownership interests are entitled to vote). Unless the context otherwise requires, each reference to

Subsidiaries herein shall be a reference to Subsidiaries of the Parent or the Company, as the context permits.

     Subsidiary Pledge Agreement - see Section 11.2.7(b).

     Taxes relative to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets (excluding, in the case of payments made to a Lender or the Agent (all of the following taxes being "Excluded Taxes") taxes imposed upon the overall net income of such Lender or the Agent).

     Total Percentage means as to any Lender the percentage which (a) the aggregate amount of such Lender's Working Capital Revolving Commitment (or, after the termination of the Working Capital Revolving Commitments, the aggregate principal amount of such Lender's Working Capital Revolving Loans and Reimbursement Obligations) plus such Lender's Reducing Revolver Loan Commitment (or, after the termination of the Reducing Revolver Loan Commitments, the aggregate principal amount of such Lender's Reducing Revolver Loans) is of (b) the aggregate amount of the Working Capital Revolving Commitments of all Lenders (or, after the termination of the Working Capital Revolving Commitments, the outstanding principal amount of all Working Capital Revolving Loans and Reimbursement Obligations) plus the Reducing Revolver Loan Commitments of all Lenders (or, after the termination of the Reducing Revolver Loan Commitments, the outstanding principal amount of all Reducing Revolver Loans).

     Transaction Documents means the Loan Documents, the Equity Documents and the Senior Note Documents.

     Type of Loan or Borrowing - see Section 2.2. The types of Loans or borrowings under this Agreement are Floating Rate Loans or borrowings and Eurodollar Loans or borrowings.

     Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

     Welfare Plan means a "welfare plan", as such term is defined in section 3(1) of ERISA.

     Wholly-Owned Subsidiary means a Subsidiary of which the Company and/or its Subsidiaries own, directly or indirectly, all of the outstanding shares of capital stock (other than directors' qualifying shares).

     Working Capital Revolving Commitment means as to any Lender the commitment of such Lender to make Working Capital Revolving Loans pursuant to Section 2.1.1 and its obligation pursuant to Section 2.10.5 to participate in Letters of Credit. The initial amount of the Working Capital Revolving Commitment of each Lender is set forth on Schedule 1.

     Working Capital Revolving Loan - see Section 2.1.1.

     Working Capital Revolving Note - see Section 3.1(a).

     Working Capital Revolving Percentage means as to any Lender the percentage which (a) such Lender's Working Capital Revolving Commitment (or, after the termination of the Working Capital Revolving Commitments, the aggregate principal amount of such Lender's Working Capital Revolving Loans and Reimbursement Obligations) is of (b) the aggregate amount of the Working Capital Revolving Commitments of all Lenders (or, after the termination of the Working Capital Revolving Commitments, the aggregate principal amount of all Working Capital Revolving Loans and Reimbursement Obligations). The initial Working Capital Revolving Percentage for each Lender is set forth opposite such Lender's name on Schedule 1.

     Working Capital Revolving Termination Date means June 30, 2002 or such other date on which the Working Capital Revolving Commitments shall terminate pursuant to Section 12.

     1.2  Reallocation of Loans and Commitments.

     (a) Each of the Lenders agrees that effective as of the Amendment Effective Time,

          (i) each Existing Revolving Commitment and, if any, Existing Revolving Loan shall, upon sale, assignment and assumption in accordance with clauses (ii) and (iii) below, be deemed to be a Working Capital Revolving Commitment and a Working Capital Revolving Loan; and each Existing Term Commitment and, if any, Existing Term Loan shall, upon sale, assignment and assumption in accordance with clauses (ii) and

                 (iii) below, be deemed to be a Reducing Revolver Loan Commitment and a Reducing Revolver Loan;

          (ii) each of the Existing Lenders shall be deemed to have sold and assigned any portion of its Existing Revolving Commitment, Existing Revolving Loans, Existing Term Commitment and Existing Term Loans which is in excess of the amount of such Existing Lender's Working Capital Revolving Commitment, Working Capital Revolving Percentage of all outstanding Working Capital Revolving Loans, Reducing Revolver Loan Commitment, and Reducing Revolver Loan Percentage of all outstanding Reducing Revolver Loans, respectively, after giving effect to the effectiveness hereof; and

          (iii) each of the Lenders shall, to the extent applicable, be deemed to have purchased and assumed that portion of the Existing Revolving Commitments, the Existing Revolving Loans, the Existing Term Commitments and the Existing Term Loans (which shall be deemed to be, after giving effect to clause (i) above, Working Capital Revolving Commitments, Working Capital Revolving Loans, Reducing Revolver Loan Commitments and Reducing Revolver Loans, respectively) which is being sold pursuant to clause (ii) above, and to have increased its Working Capital Revolving Commitment and/or Reducing Revolver Loan Commitment in an amount, which will cause such Lender's Working Capital Revolving Commitment, Working Capital Revolving Percentage of all outstanding Working Capital Revolving Loans, Reducing Revolver Loan Commitment and Reducing Revolver Loan Percentage of all outstanding Reducing Revolver Loans, to be in each such case as set forth on Schedule 1.

     (b) Each Existing Lender represents and warrants to the Agent and each Lender that, at the Amendment Effective Time (but before giving effect to the restatement hereof), (i) its Existing Revolving Commitment, its Existing Revolving Loans, its Existing Term Commitment and its Existing Term Loans are in the amounts set forth on Schedule 1.2; and (ii) to the extent that such Existing Lender is making a sale and assignment pursuant to clause (a)(ii) of this Section 1.2, the rights and interests being assigned are free and clear of any adverse claim or encumbrance.

     (c) The Company, Parent, the Existing Lenders and the Agent agree that each Existing Lender which is making a sale and assignment pursuant to clause (a)(ii) of this Section 1.2 shall, as of the Amendment Effective Time, relinquish its rights and be released from its obligations under this Agreement and the Existing Credit Agreement to the extent of the rights and interests so sold and assigned.

     (d) At the Amendment Effective Time, (i) each Lender which is purchasing Existing Revolving Loans or Existing Term Loans (which in accordance with clause
(a)(i) above shall be deemed to be Working Capital Revolving Loans or Reducing Revolver Loans, respectively) and/or increasing its Existing Revolving Commitment and/or Existing Term Commitment (which in accordance with clause
(a)(i) above shall be deemed to be its Working Capital Revolving Commitment or its Reducing Revolver Loan Commitment, respectively) pursuant to clause (a)(iii) of this Section 1.2 shall deliver to the Agent immediately available funds to cover such purchase and/or increase and (ii) the Agent shall, to the extent of the funds so received, disburse such funds to the Existing Lenders which are making sales and assignments pursuant to clause (a)(ii) of this Section 1.2.


     (e) The Company agrees that, at the Amendment Effective Time, the Company will (i) prepay all Loans outstanding under the Existing Credit Agreement and
(ii) pay to the Agent for the account of each Existing Lender all interest, fees and other amounts (including amounts payable pursuant to Section 8.4) owed to such Existing Lender under the Existing Credit Agreement.

     SECTION 2  COMMITMENTS OF THE LENDERS; TYPES OF LOANS;
                BORROWING PROCEDURES; LETTERS OF CREDIT.

     2.1 Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees that as of the Amendment Effective Time, such Lender shall be deemed to have made a Working Capital Revolving Loan and a Reducing Revolver Loan to the Company in an amount equal to the amount set forth beside its name under the headings "Outstanding Working Capital Revolving Loans" and "Outstanding Reducing Revolver Loans" on Schedule 1. In addition, each of the Lenders, severally and for itself above, agrees as follows:

     2.1.1 Working Capital Revolving Commitments. (a) Each Lender agrees to make revolving loans to the Company (together with revolving loans deemed made in accordance with Section 2.1 above, its "Working Capital Revolving Loans") from time to time on or after the Amendment Effective Time but before the Working Capital Revolving Termination Date in such Lender's Working Capital Revolving Percentage of such aggregate amounts as the Company may from time to time request from all Lenders under the Working Capital Revolving Commitments, provided that no Lender shall be permitted or required to make any Working Capital Revolving Loan if, after giving effect thereto, the sum of (i) the aggregate principal amount of all Working Capital Revolving Loans then outstanding plus (ii) the aggregate undrawn stated amount of all then outstanding Letters of Credit and all Reimbursement Obligations then due and payable would exceed $5,000,000 (as such amount may be reduced from time to time pursuant to Section 6).

          (b) Working Capital Revolving Loans will be made only to (i) finance Maintenance Capital Expenditures, (ii) provide working capital (including, without limitation, payments under Section 10.11), (iii) fund escrow accounts or make "good faith" deposits or similar deposits or payments in connection with a Subsequent Acquisition pursuant to a purchase agreement for such Subsequent Acquisition, in accordance with Section 10.12(h)(ii), and (iv) finance any payment by Parent in accordance with Section 10.11. Subject to the foregoing, Working Capital Revolving Loans may be repaid and reborrowed from time to time.

     2.1.2 Reducing Revolver Loan Commitments. (a) Subject to the next succeeding sentence, each Lender agrees to make revolving loans to the Company (together with Reducing Revolver Loans deemed made in accordance with Section
2.1 above, its "Reducing Revolver Loans") from time to time on or after the Amendment Effective Time in such Lender's Reducing Revolver Loan Percentage of such aggregate amounts as the Company may from time to time request from all Lenders under the Reducing Revolver Loan Commitments, provided that the aggregate principal amount of all Reducing Revolver Loans of all Lenders shall not exceed $45,000,000 (as such amount may be reduced from time to time pursuant to Section 6). Notwithstanding the foregoing, no borrowing of Reducing Revolver Loans shall be made on any date if

          (i) in the case of Reducing Revolver Loans used to finance any Subsequent Acquisition (and not used to finance Delayed Subsequent Acquisition Capital Expenditures), after giving effect to such borrowing, the aggregate principal amount of Reducing Revolver Loans outstanding would exceed the remainder of (A) $45,000,000 (as such amount may be reduced from time to time pursuant to Section 6) less (B) the aggregate amount of all Delayed Subsequent Acquisition Capital Expenditures permitted in accordance with Section 2.6 (but subject to the definition thereof) for all Subsequent Acquisitions closed prior to such date, which Delayed Subsequent Acquisition Capital Expenditures have not been financed by Reducing Revolver Loans already made prior to such date or by Term Loans under the Existing Credit Agreement, less (C) the amount of Delayed Subsequent Acquisition Capital Expenditures projected to be made in connection with such Subsequent Acquisition for which such Reducing Revolver Loans are being borrowed, and

          (ii) in the case of Reducing Revolver Loans used to finance Delayed Subsequent Acquisition Capital Expenditures, the principal amount of such Reducing Revolver Loans would exceed the aggregate amount of all Delayed Subsequent Acquisition Capital Expenditures permitted in accordance with
     Section 2.6 (but subject to the definition thereof) for all Subsequent Acquisitions closed prior to such date, which Delayed Subsequent Acquisition Capital Expenditures have not been financed by Reducing Revolver Loans already made prior to such date or by Term Loans under the Existing Credit Agreement.

     (b) Reducing Revolver Loans will be made only (i) on and after the Amendment Effective Time, for the purpose of financing

Permitted Acquisition Costs in connection with Subsequent Acquisitions made from time to time if, and only if, each of the conditions precedent set forth in
Section 2.5 for each such Subsequent Acquisition is satisfied or waived in accordance with the terms of this Agreement, (ii) on and after the Amendment Effective Time, for the purpose of financing Delayed Subsequent Acquisition Capital Expenditures made from time to time if, and only if, each of the conditions precedent set forth in Section 2.5 for each related Subsequent Acquisition was satisfied or waived at the time of such Subsequent Acquisition and, in addition, each of the conditions precedent set forth in Section 2.6(a) is satisfied or waived with respect to such Delayed Subsequent Acquisition Capital Expenditures and (iii) on and after the Amendment Effective Time, for the purpose of financing Designated Non-Recurring Capital Expenditures made from time to time if, and only if, each of the conditions precedent set forth in
Section 2.6(c) is satisfied or waived with respect to such Designated Non-Recurring Capital Expenditures. Subject to the foregoing, Reducing Revolver Loans may be repaid and reborrowed from time to time.

     2.2 Various Types of Loans. Each Loan may be divided into tranches which are either a Floating Rate Loan or a Eurodollar Loan (each a "type" of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.3 or 2.4. Eurodollar Loans having the same Interest Period are sometimes called an "Advance" or collectively "Advances". Floating Rate Loans and Eurodollar Loans may be outstanding at the same time. Not more than twelve different Advances of Eurodollar Loans shall be outstanding at any one time, and the aggregate principal amount of each Advance of Eurodollar Loans shall at all times be at least $500,000. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a pro rata share (according to its Working Capital Revolving Percentage or Reducing Revolver Loan Percentage, as applicable) of all types and Advances of Working Capital Revolving Loans and Reducing Revolver Loans, as applicable.

     2.3 Borrowing Procedures. The Company shall give written or telephonic notice to the Agent of each proposed borrowing not later than (a) in the case of a borrowing of Floating Rate Loans, 10:00 a.m., Chicago time, on the Business Day of the proposed date of such borrowing, and (b) in the case of a borrowing of Eurodollar Loans, noon, Chicago time, at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a borrowing of Eurodollar Loans, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Lender thereof. Not later than 1:00 p.m., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Agent at the principal office of the Agent in San Francisco with immediately available funds covering such Lender's Working Capital Revolving Percentage or Reducing Revolver Loan Percentage, as applicable, of such borrowing and, subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to such borrowing, the Agent shall pay over the requested amount to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Floating Rate borrowing shall be in an aggregate amount of at least $250,000. Unless the Company shall otherwise direct in writing, the proceeds of all borrowings shall be deposited to the Company's demand deposit account no. 72-10604 maintained with BAI.

     2.4 Procedures for Conversion of Type of Loan. Subject to the provisions of Section 2.2, the Company may convert all or any part of any outstanding Loan into a Loan of a different type by giving written or telephonic notice to the Agent not later than (a) in the case of conversion into a Floating Rate Loan, noon, Chicago time, at least three Business Days prior to the proposed date of such conversion, and (b) in the case of a conversion into a Eurodollar Loan, noon, Chicago time, at least three Business Days prior to the proposed date of such conversion. Each such notice shall be effective upon receipt by the Agent, shall be irrevocable, and shall specify the date and amount of such conversion, the Loan to be so converted, the type of Loan to be converted into and, in the case of a conversion into a Eurodollar Loan, the initial Interest Period therefor. Promptly upon receipt of such notice, the Agent shall advise each Lender thereof. Subject to Sections 2.7 and 2.8, such Loan shall be so converted on the requested date of conversion. Each conversion shall be on a Business Day.

     2.5 Conditions to the Making of Reducing Revolver Loans Used to Finance Subsequent Acquisitions. The Company shall not, and shall not permit any Subsidiary to, make any Subsequent Acquisition after the Amendment Effective Time unless, and the Lenders shall have no obligation to fund any Reducing Revolver Loan used to finance any Subsequent Acquisition unless, each of the following conditions precedent is satisfied with respect to such Subsequent
Acquisition:

          (a) The Company's ratio of (x) the sum of, without duplication (A) Funded Debt projected to be outstanding (after giving effect to such Subsequent Acquisition) plus (B) Delayed Subsequent Acquisition Capital Expenditures projected to be made in connection with such Subsequent Acquisition plus (C) Delayed Subsequent Acquisition Capital Expenditures projected to be made in connection with all previous Subsequent Acquisitions and not yet made (and subject to the definition thereof), to
     (y) the sum of (A) Adjusted EBITDA (calculated on a pro forma basis as of the last date of the next succeeding Fiscal Quarter for the proposed Subsequent Acquisition or any Subsequent Acquisition consummated in the then-current Fiscal Quarter, and calculated on a pro forma basis as of the last date of the next preceding Fiscal Quarter for any Subsequent Acquisition consummated prior to the then-current Fiscal Quarter) less (B) any increases in Membership Notes Receivable above (i) for the period between the Amendment Effective Date and June 29, 1997, $5,400,000 and (ii) for all Fiscal Quarters ending on or after June 30, 1997, the Fiscal Quarter-end balance four Fiscal Quarters prior plus (C) reductions in Membership Notes Receivable below (i) for the period between the Amendment Effective Date and June 29, 1997, the June 30, 1996 Fiscal Quarter-end balance and (ii) for all Fiscal Quarters ending on or after June 30, 1997, the Fiscal Quarter-end balance four Fiscal Quarters prior, shall be less than or equal to:

               (i) 6.5 to 1.0 from the Amendment Effective Time to and including March 30, 1997;

               (ii) 6.25 to 1.0 from March 31, 1997 to and including June 29, 1997;

               (iii) 6.0 to 1.0 from June 30, 1997 to and including September 29, 1997;

               (iv) 5.75 to 1.0 from September 30, 1997 to and including December 30, 1997;

               (v) 5.5 to 1.0 from December 31, 1997 to and including March 30, 1998;

               (vi) 5.25 to 1.0 from March 31, 1998 to and including June 29, 1998;

               (vii) 5.0 to 1.0 from June 30, 1998 to and including December 30, 1998;

               (viii) [other dates] (the condition in this clause (a) being the "Incurrence Test");

          (b) at the time of such Subsequent Acquisition, Parent, Company and its Subsidiaries, on a consolidated basis, shall have no more than $2,000,000 in cash and Cash Equivalent Investments, or such cash and Cash Equivalent Investments in excess of $2,000,000 shall be used in making such Subsequent Acquisition prior to using Loans borrowed under this Agreement;

          (c) the Company or the relevant Subsidiary making such Subsequent Acquisition shall grant to the Agent, for the benefit of the Lenders, a first priority perfected security interest (subject only to Liens permitted hereunder) on (i) all assets acquired in such Subsequent Acquisition, including, without limitation, accounts receivable, inventory, equipment, real property, intangibles and any stock or other ownership interests of any Person acquired by the Company or its Subsidiaries in such Subsequent Acquisition, and (ii) any material leasehold interest acquired by the Company or any Subsidiary in connection with such Subsequent Acquisition; the Company shall have paid all mortgage recordation taxes, title insurance premiums and other fees or costs associated with the grant of such security interest, with the allocated value of the mortgage amount applicable to any such mortgage recordation taxes (in any jurisdiction that restricts foreclosure or other enforcement recoveries to the mortgage amount as to which mortgage recordation taxes have been paid) being not less than the product of (i) 1.40 times (ii) the sum of (without duplication) the Reducing Revolver Loans borrowed to finance such Subsequent Acquisition and any Permitted Acquisition Costs incurred in connection therewith; the Company shall take and cause each Subsidiary to take such action in connection therewith as the Agent may reasonably require; and the Company or such Subsidiary shall deliver to the Agent and the Lenders an opinion or opinions of independent counsel as to such security interest and as to such other matters (including, without limitation, water rights issues) in connection with such Subsequent Acquisition as the Agent may reasonably require;

          (d) no Event of Default or Unmatured Event of Default shall exist at the time of or after giving effect to such Subsequent Acquisition;

          (e) the Company shall provide to the Agent and the Lenders the following information with respect to such Subsequent Acquisition, no later than ten Business Days prior to the projected closing date for such Subsequent Acquisition:

               (i) a detailed business plan, which shall include (without limitation) an estimated schedule of all sources and uses of funds, including (without limitation) an estimated schedule for all Delayed Subsequent Acquisition Capital Expenditures (it being understood that
          (A) all Delayed Subsequent Acquisition Capital Expenditures for such Subsequent Acquisition must be completed within 18 months of the borrowing date for the initial Reducing Revolver Loans (or term loans made under the Original Credit Agreement or the Existing Credit Agreement) funding such Subsequent Acquisition, and (B) the actual uses for such Delayed Subsequent Acquisition Capital Expenditures, on an aggregate basis for any Golf Course Property, must be consistent in all material respects with the projected uses for such Delayed Subsequent Acquisition Capital Expenditures specified in such schedule);

               (ii) historical financial and operating data for at least the most recent 12 complete consecutive calendar months for which financial statements are available for the Golf Course Property subject to such Subsequent Acquisition, and all other historical financial and operating data and descriptive material in the Company's possession relating to such Golf Course Property, it being understood that all such data and descriptive material (as well as the business plan referred to in subclause (i) above and the projections referred to in subclause (iv) below) shall be those prepared for the Company's Board of Directors for purposes of approving such Subsequent Acquisition and shall be in substantially the same format and level of detail as those previously prepared by the Company for the Subsequent Acquisition of The Club at Trophy Club Golf Course Property located in Trophy Club, Texas and distributed to the Agent and the Lenders;

                 (iii) the purchase agreement pursuant to which such Subsequent Acquisition will be consummated (or, if not yet executed, the most current version of such purchase agreement; provided that the final version is provided at least three Business Days prior to the closing date for such Subsequent Acquisition), and each material services agreement, consulting agreement, lease, credit or financing agreement or other material agreement relating to such Subsequent Acquisition or applicable to such Golf Course Property to be in effect after the consummation of such Subsequent Acquisition (or, if not yet executed, the most current version of any such agreement; provided that the final version is provided at least three Business Days prior to the closing date for such Subsequent Acquisition);

                 (iv) detailed financial projections (x) on an annual basis, for the seven Fiscal Years following such Subsequent Acquisition, and
          (y) on a monthly basis, for the first four Fiscal Quarters (and any calendar months occurring prior to the beginning of such first Fiscal Quarter) following such Subsequent Acquisition;

                 (v)(a) Subsequent Acquisition Certificate, (A) showing the calculations made to determine compliance with the Incurrence Test,
          (B) as to such business plan, historical data, descriptive material, projections, and all other materials furnished under this Section 2.5,
          (C) as to compliance with all conditions set forth in this Section 2.5, and (D) as to resolutions and other corporate and third party authorizations for such Subsequent Acquisition;

                 (vi) [under review] a Phase I environmental report prepared by an environmental firm on Agent's approved list regarding the real property and other assets to be acquired in such Subsequent Acquisition, which report (A) shall have been prepared in accordance with the Agent's Phase I Environmental Site Assessment Scope of Work and Report Outline, (B) shall include as an attachment the Agent's Environmental Questionnaire and Disclosure Statement, and (C) shall show no evidence that the Company would not be able to make the representations and warranties set forth at Section 9.17 of this Agreement, or to comply with the covenants set forth at Section 10.18 of this Agreement, after giving effect to such Subsequent Acquisition; and

                 (vii) such other information as the Agent or any Lender may reasonably request with respect to such Subsequent Acquisition;

          (f) the Permitted Acquisition Costs (which costs, if not finally determined at the time of determining compliance with this clause (f), shall represent the Company's best estimate thereof) for such Subsequent Acquisition (including, without limitation, any escrow account, "good faith" deposit or similar deposit or payment made in connection with such Subsequent Acquisition in accordance with Section 10.12(h)), shall not exceed $15,000,000;

          (g) the Person or assets to be acquired in such Subsequent Acquisition shall not have experienced, based on financial information provided by the seller, during the most recently completed twelve complete consecutive calendar months for which financial statements are available prior to the date of borrowing the Reducing Revolver Loans to fund such Subsequent Acquisition, negative cumulative Golf Course Property EBITDA in excess of
     <$1,000,000>, when taken together with the negative cumulative Golf Course
     Property EBITDA for the most recently completed twelve complete consecutive calendar months for all other Subsequent Acquisitions consummated after the Amendment Effective Time (measured in each case as of the date of consummation of such Subsequent Acquisition); provided, however, that if an acquired Golf Course Property that had negative cumulative Golf Course Property EBITDA on the date of consummation of the acquisition has been owned by the Company for more than one year and such Golf Course Property has had positive cumulative Golf Course Property EBITDA for the most recent four complete consecutive Fiscal Quarters, the negative Golf Course Property EBITDA attributable to such Golf Course Property shall no longer be included for purposes of calculating compliance with this clause (g);

          (h) the borrowing of Reducing Revolver Loans applied to fund such Subsequent Acquisition shall include any amounts previously borrowed as Working Capital Revolving Loans and applied to fund any escrow account, "good faith deposit" or similar deposit or payment made in connection with such Subsequent Acquisition in accordance with Section 10.12(i); and such Working Capital Revolving Loans shall be repaid with the proceeds of such Reducing Revolver Loans on or promptly after the borrowing date of such Reducing Revolver Loans.

     2.6 Other Terms Applicable to Delayed Subsequent Acquisition Capital Expenditures and Designated Non-Recurring Capital Expenditures.

          (a) The Company shall not, and shall not permit any Subsidiary to, make any Delayed Subsequent Acquisition Capital Expenditures unless, and the Lenders shall have no obligation to fund any Reducing Revolver Loan used to finance any Delayed Subsequent Acquisition Capital Expenditures unless, each of the following conditions precedent is satisfied with respect to such Delayed Subsequent Acquisition Capital Expenditures:

                 (i) except as otherwise provided for herein, any Reducing Revolver Loans used to finance such Delayed Subsequent Acquisition Capital Expenditures shall be borrowed, and such Delayed Subsequent Acquisition Capital Expenditures shall be completed, no later than 18 months after the borrowing date for the initial Reducing Revolver Loans (or term loans made under the Original Credit Agreement or the Existing Credit Agreement) used to finance the related Subsequent Acquisition;

                 (ii) such Delayed Subsequent Acquisition Capital Expenditures shall be described in writing in reasonable detail to the Agent and the Lenders, by no later than three Business Days prior to the Company's submission of the initial borrowing notice relating to the Reducing Revolver Loans to fund such Delayed Subsequent Acquisition Capital Expenditures;

                 (iii) the Company or the relevant Subsidiary making such Delayed Subsequent Acquisition Capital Expenditures shall grant to the Agent, for the benefit of the Lenders, a first priority security interest (subject only to Liens permitted hereunder) on all assets acquired or constructed with such Delayed Subsequent Acquisition Capital Expenditures;

                 (iv) the amount of such Delayed Subsequent Acquisition Capital Expenditures does not exceed the amount designated therefor (on an aggregate basis for any Golf Course Property), and the actual uses of such Delayed Subsequent Acquisition Capital Expenditures does not vary in material respects from the uses designated therefor, in the business plan furnished by the Company pursuant to Section 2.5(e)(i);

                 (v) no Event of Default or Unmatured Event of Default shall exist at the time of or after giving effect to such Delayed Subsequent Acquisition Capital Expenditures;

                 (vi) if such Delayed Subsequent Acquisition Capital Expenditure is for an improvement to real property, the Agent shall have received a currently dated (x) Pending Disbursement Endorsement to the title insurance policy for the Mortgage relating to the Golf Course Property as to which such Delayed Subsequent Acquisition Capital Expenditures relate confirming that the amount of insurance offered by such policy has been increased (or the commitment of the title insurer has been increased) by the amount of any Delayed Subsequent Acquisition Capital Expenditures being funded with such Loans being borrowed (without duplication of amounts of insurance offered and paid for under Section 2.5(c)) and (y) a later date endorsement showing no exceptions not reasonably acceptable to the Agent; and

                 (vii) the Company shall have provided to the Agent and the Lenders such information relating to such

          Delayed Subsequent Acquisition Capital Expenditures as the Agent or any Lender may reasonably request.

          (b) An amount equal to the aggregate amount of all Delayed Subsequent Acquisition Capital Expenditures not yet funded by Reducing Revolver Loans shall be deducted from the principal amount of Reducing Revolver Loans available to be borrowed for Subsequent Acquisitions in accordance with
     Section 2.1.2(a). Upon certification by the Company to the Agent and the Lenders as to any Delayed Subsequent Acquisition Capital Expenditures no longer being Delayed Subsequent Acquisition Capital Expenditures in accordance with the definition of "Delayed Subsequent Acquisition Capital Expenditures", the amount of such Delayed Subsequent Acquisition Capital Expenditures will no longer be so deducted from the principal amount of Reducing Revolver Loans available to be borrowed for Subsequent Acquisitions.

          (c) The Company shall not, and shall not permit any Subsidiary to, make any Designated Non-Recurring Capital Expenditure unless, and the Lenders shall have no obligation to fund any Reducing Revolver Loan used to finance any Designated Non-Recurring Capital Expenditures unless, each of the following conditions precedent is satisfied with respect to such Designated Non-Recurring Capital Expenditures:

                 (i) at the borrowing date for the applicable Reducing Revolver Loans the Company shall be in compliance with the Incurrence Test (after including such Designated Non-Recurring Capital Expenditures in the numerator of the Incurrence Test in the calculation thereof);

                 (ii) such Designated Non-Recurring Capital Expenditures shall be described in writing in reasonable detail to the Agent and the Lenders and certified by a Responsible Officer as qualifying as a Designated Non-Recurring Capital Expenditure, by no later than ten Business Days prior to the Company's submission of the initial borrowing notice relating to the Reducing Revolver Loans to fund such Designated Non-Recurring Capital Expenditures;

                 (iii) the Company or the relevant Subsidiary making such Designated Non-Recurring Capital Expenditures shall grant to the Agent, for the benefit of the Lenders, a first priority security interest (subject only to Liens permitted hereunder) on all assets acquired or constructed with such Designated Non-Recurring Capital Expenditures;

                 (iv) no Event of Default or Unmatured Event of Default shall exist at the time of or after giving effect to such Designated Non-Recurring Capital Expenditures; and

                 (v) if such Designated Non-Recurring Capital Expenditure is for an improvement to real property, the Agent shall have received a currently dated (x) Pending Disbursement Endorsement to the title insurance policy for the Mortgage relating to the Golf Course Property as to which such Designated Non-Recurring Capital Expenditures relate confirming that the amount of insurance offered by such policy has been increased (or the commitment of the title insurer has been increased) by the amount of any Designated Non-Recurring Capital Expenditures being funded with such Loans being borrowed (without duplication of amounts of insurance offered and paid for under Section 2.5(c)) and (y) a later date endorsement showing no exceptions not reasonably acceptable to the Agent.

     2.7 Warranty. Each notice of borrowing pursuant to Section 2.3, each Issuance Request pursuant to Section 2.10.2 and each Letter of Credit Amendment Request pursuant to Section 2.10.3 shall automatically constitute a warranty by the Company to the Agent and each Lender on the date of such requested Credit Extensions as to the facts specified in Sections 11.4.2 through 11.4.5.

     2.8 Conditions. Notwithstanding any other provision of this Agreement, no Lender shall be obligated to make any Credit Extension if the conditions specified in Sections 11.4.2 through 11.4.5 have not been satisfied or waived.

     2.9 Commitments Several. The failure of any Lender to make a requested Credit Extension on any date shall not relieve any other Lender of its obligation to make a Credit Extension on such date, but no Lender shall be responsible for the failure of any other Lender to make any Credit Extension to be made by such other Lender.

     2.10  Letters of Credit.

          2.10.1 Issuance of Letters of Credit. On the terms and subject to the conditions set forth in this Agreement, the Issuer shall issue from time to time on or after the Amendment Effective Time and prior to the Working Capital Revolving Termination Date (and, in the case of Commercial Letters of Credit, prior to 15 Business Days before the Working Capital Revolving Termination Date), one or more irrevocable Letters of Credit on behalf of and for the account of the Company or any Subsidiary, each of which Letters of Credit shall be denominated in Dollars and issued to support obligations of the Company or a Subsidiary incurred in the ordinary course of business; provided that no Letter of Credit shall be issued if after the issuance thereof (a) the sum of (i) outstanding Working Capital Revolving Loans plus (ii) the aggregate undrawn stated amounts of Letters of Credit plus (iii) the aggregate unpaid Reimbursement Obligations then due and payable hereunder would exceed $5,000,000 (as such amount may be reduced from time to time pursuant to Section 6) or (b) the sum of the amounts in clauses (a)(ii) plus (a)(iii) above would exceed $2,500,000. Letters of Credit will be issued only for the purposes set forth in Section 2.1.1(b).

          2.10.2  Issuance Requests.

               (a) By delivering a duly completed issuance request (an "Issuance Request") in the form of Exhibit J-1, accompanied by a duly completed application for a Letter of Credit, on or before 9:00 a.m., Chicago time, at least one Business Day prior to the requested Business Day of issuance, to the Agent and the Issuer, the Company may request the issuance from time to time of Letters of Credit; it being understood that the Issuer may require by notice to the Company a postponement of such requested issuance date to the extent reasonably necessary for the preparation and negotiation of such Letter of Credit and all related documentation. Each Issuance Request and application shall be irrevocable, and upon its receipt thereof, the Agent shall promptly notify the Lenders thereof. Issuance Requests and applications (and all attachments thereto) may be delivered to the Agent and the Issuer by facsimile or telex if such deliveries are confirmed, or by delivery of the original executed Issuance Requests and applications (and all attachments thereto) to such Persons, in each case not later than one Business Day prior to the date of issuance. The Agent shall promptly notify the Issuer and the Company if, after giving effect to the issuance of any requested Letter of Credit, the limitation set forth in the proviso to
          Section 2.10.1 would be violated.

               (b) Each Letter of Credit shall be in a form mutually satisfactory to the Issuer and the Company and shall, by its terms,

                    (i) be stated to expire on a date (its "Stated Expiry Date") not later than the earlier of (A) one year after the date of issuance thereof and (B) the Working Capital Revolving Termination Date,

                    (ii) unless the Agent shall otherwise agree, terminate on or prior to its Stated Expiry Date immediately upon notice to the Issuer from the beneficiary thereunder that all obligations covered thereby have been terminated, paid or otherwise satisfied in full, and

                    (iii) provide for payment not earlier than three (3) Business Days (unless the Issuer shall otherwise agree) after demand for payment under such Letter of Credit and full satisfaction of the conditions precedent thereto, and provide solely for payment upon the presentation of a sight draft rather than a time draft.

               (c) The Issuer shall make the original of each Letter of Credit it issues available (but in the case of replacement Letters of Credit, only against delivery by such beneficiary of the Letter of Credit being replaced) to the beneficiary indicated in the respective Issuance Request (and provide on the date of issuance a copy thereof to the Agent).

          2.10.3 Amendments. Any extension of the Stated Expiry Date, increase in the stated amount, or other modification of a Letter of Credit shall be made only upon satisfaction of all of the procedures and conditions for the issuance of a new Letter of Credit of the same type, except that the Company's request therefor shall be in the form of Exhibit J-2 (a "Letter of Credit Amendment Request").

          2.10.4  Letter of Credit Fees.

               (a) The Company agrees to pay to the Agent with respect to each Letter of Credit, for the account of the Issuer and each other Lender, ratably in accordance with their respective Working Capital Revolving Percentages, accrual fees at the applicable L/C Fee Rate for a Letter of Credit of such type (calculated in each case from and including the date of issuance (or date of renewal or extension, if any) thereof to, but not including, the Stated Expiry Date thereof or, if earlier, the date upon which such Letter of Credit is cancelled, fully drawn or terminated), in each case on the daily average undrawn stated amount thereof, payable in arrears on a 360-day year for each Fiscal Quarter within five (5) days after the Company's receipt of any statement of such fees provided by the Agent or Issuer for such Fiscal Quarter; provided that during the existence of any Event of Default, each of such accrual fees shall be increased by 2.0% per annum.

               (b) The Company further agrees to pay upon demand made by the Issuer from time to time, solely to the Issuer:

                    (i) all reasonable and customary fees and expenses of the Issuer, as advised by the Issuer from time to time, in connection with the negotiation, maintenance, modification (if any), amendment, renewal, administration and collection of, or drawing under, Letters of Credit issued by the Issuer;

                    (ii) an issuance fee of 0.125% of the face amount of each Letter of Credit issued, payable at the same time as the accrual fees described in clause (a) above; and

                    (iii) without duplication of payments made under Section 8, any applicable reserve, assessment, insurance charge, premium or levy imposed on the Issuer by any governmental authority, including Federal Deposit Insurance Corporation assessments and charges, with respect to any Letter of Credit issued hereunder.

          2.10.5  Other Lenders' Participations; Reimbursements.

               (a) Each Letter of Credit shall, effective upon issuance and without further action, be issued on behalf of each Lender (including the Issuer) in accordance with the immediately succeeding sentence, in each case pro rata according to such Lender's respective Working Capital Revolving Percentage. Each Lender shall, to the extent of its Working Capital Revolving Percentage, be deemed to have irrevocably purchased a participation in the amount of its Working Capital Revolving Percentage in each Letter of Credit issued on its behalf and shall reimburse promptly to the Agent, on behalf of the Issuer, for Reimbursement Obligations not reimbursed in accordance with Section
          2.10.7 by the Company, or which have been reimbursed by the Company but must be returned, restored or disgorged by the Issuer for any reason, and each Lender (including the Issuer) shall, to the extent of its Working Capital Revolving Percentage, be entitled to receive from the Agent a ratable portion of the accrual fees received by the Agent, pursuant to Section 2.10.4(a), with respect to such Letter of Credit.

               (b) If the Company fails to satisfy its obligations set forth in the last sentence of Section 2.10.6 and Section 2.10.7 to reimburse to the Agent, on behalf of the Issuer, in an amount equal to the amount of any drawing honored by the Issuer under a Letter of Credit, the Issuer shall promptly notify the Agent and each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. If such notice is delivered, each Lender shall make available to the Agent, on behalf of the Issuer, whether or not any Default shall have occurred and is continuing, an amount equal to the amount of the participation, in same day or immediately available funds, at the Issuer's office specified in such notice, not later than 12:00 noon, Chicago time, on the Business Day after the date notified by the Issuer. If any Lender fails to make available to the Agent, on behalf of the Issuer, as provided herein, the amount of such participation, the Issuer shall be entitled to recover such amount, together in each case with interest thereon at the Federal Funds Rate for three Business Days and thereafter at the rate applicable to Floating Rate Loans, (x) on demand to such Lender, (y) by setoff against any payments made to the Issuer hereunder for the account of such Lender, or (z) by payment to the Issuer by the Agent of the amounts otherwise payable to such Lender under this Agreement.

          Each Lender hereby authorizes the Agent to make the payments described in clause (z) of the preceding sentence. Nothing in this Section shall be deemed to prejudice the right of any Lender to recover from the Issuer any amount made available by such Lender to the Issuer pursuant to this Section if a court of competent jurisdiction determines that the making of any payment by the Issuer with respect to its Letter of Credit, and in respect of which a participation payment was made by such Lender, constituted gross negligence or willful misconduct on the part of the Issuer. The Issuer shall transfer to the Agent, not later than the Business Day following receipt, all payments received by the Issuer from the Company in, or otherwise applied to, reimbursement of drawings honored by the Issuer under any Letter of Credit and the Agent shall promptly distribute to each Lender that has paid all amounts payable by such Lender under this Section with respect to any Letter of Credit, such Lender's Working Capital Revolving Percentage of such payments.

          2.10.6 Disbursements. The Issuer will notify the Agent and the Company in writing promptly following receipt of the presentment of any demand for payment under any Letter of Credit, together with notice of the amount of such payment and the date under the time zone of the jurisdiction of the Issuer (the "Disbursement Date") such payment shall be made. Subject to the terms and provisions of such Letter of Credit, the Issuer shall make such payment ("Disbursement") to the respective beneficiary (or its designee). Prior to 12:00 noon, Chicago time, on the applicable Disbursement Date, the Company shall reimburse the Issuer for such Disbursement. To the extent the Issuer is not, by 12:00 noon, Chicago time, on the Disbursement Date of any Disbursement under a Letter of Credit, reimbursed in full by the Company, the Issuer will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Floating Rate Loans be made by the Lenders to be disbursed on the Disbursement Date under such Letter of Credit, subject to the amount of the unutilized portion of the Working Capital

     Revolving Commitment and subject to the conditions set forth in Section
     11.4. Any notice given by the Issuer or pursuant to this Section 2.10.6 may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. With respect to an unreimbursed drawing that is not converted into Floating Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 11.4 or for any other reason, the Company shall be deemed to have incurred from the Issuer a Letter of Credit borrowing in the amount of such unreimbursed drawing, which Letter of Credit borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Alternate Reference Rate plus 2% per annum, and each Lender's payment to the Issuer pursuant to Section 2.10.5(b) shall be deemed payment in respect of its participation in such Letter of Credit borrowing and shall constitute a Letter of Credit advance from such Lender in satisfaction of its participation obligation under Section 2.10.5(b).

          2.10.7 Reimbursement. The obligation of the Company ("Reimbursement Obligations") under the last sentence of Section 2.10.6 to reimburse the Issuer for each Disbursement (including interest thereon) made under such Issuer's Letters of Credit, and the obligation of each Lender under Section
     2.10.5 to make participation payments in each unreimbursed thereunder, shall be, to the fullest extent permitted by applicable law, absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the Agent, the Issuer, any Lender or the beneficiary of any Letter of Credit, including any defense based upon the occurrence of any Event of Default or Unmatured Event of Default, any draft, demand or certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any Disbursement to conform to the terms of such Letter of Credit (if, in the Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by such beneficiary of the proceeds of such Disbursement, or the legality, validity, form, regularity or enforceability of such Letter of Credit, it being understood that the Issuer shall remain liable for any liability or expense determined by a final judgment of a court of competent jurisdiction to have been caused in all material respects by the Issuer's gross negligence or willful misconduct.

          2.10.8 Deemed Disbursements. Upon the occurrence and during the continuation of any (x) acceleration upon an Event of Default, pursuant to
     Section 12.2, or (y) upon any Unmatured Event of Default under Section 12.1.4, amounts equal to the respective amounts undrawn and available under each Letter of Credit shall, at the option of the Agent or at the direction of the Required Lenders and without demand upon or notice to the Company, be deemed to have been paid or disbursed by the Issuer (notwithstanding that such amounts may not in fact have been so paid or disbursed) and, upon notification by the Agent to the Issuer and the Company of the Company's obligations under this Section, the Company shall be immediately obligated to reimburse the Agent for the benefit of the Issuer the amount deemed to have been so paid or disbursed with respect to the Letters of Credit; provided that, with respect to any such amounts deemed disbursed but not reimbursed by the Company to the Agent, such amounts shall not be deemed to bear interest until such time as a Reimbursement Obligation with respect thereto shall arise. All amounts so received by the Agent from the Company pursuant to this Section shall be held as collateral security for the repayment of the Company's obligations in connection with the Letters of Credit. To the extent the aggregate amount deposited by the Company with the Agent pursuant to this Section and not previously applied by the Agent to any Reimbursement Obligation exceeds the sum of (x) the aggregate undrawn stated amounts of Letters of Credit plus (y) all unpaid Reimbursement Obligations, the Agent will promptly return the amount of such excess to the Company (except to the extent applied by the Agent to the payment of amounts then due and owing hereunder). When all Events of Default have been cured or waived, the Agent shall promptly return to the Company all amounts, including interest as described in the immediately succeeding sentence, less expenses, then on deposit pursuant to this Section with the Agent. All amounts on deposit pursuant to this Section shall, until their application to any Reimbursement Obligation or their return to the Company, bear interest at the rate from time to time in effect generally payable on Cash Equivalent Investments (net of the costs of any reserve requirements, in respect of

     ("Reimbursement Obligations") under the last sentence of Section 2.10.6 to reimburse the Issuer for each Disbursement (including interest thereon) made under such Issuer's Letters of Credit, and the obligation of each Lender under Section 2.10.5 to make participation payments in each unreimbursed thereunder, shall be, to the fullest extent permitted by applicable law, absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against the Agent, the Issuer, any Lender or the beneficiary of any Letter of Credit, including any defense based upon the occurrence of any Event of Default or Unmatured Event of Default, any draft, demand or certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient, the failure of any Disbursement to conform to the terms of such Letter of Credit (if, in the Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by such beneficiary of the proceeds of such Disbursement, or the legality, validity, form, regularity or enforceability of such Letter of Credit, it being understood that the Issuer shall remain liable for any liability or expense determined by a final judgment of a court of competent jurisdiction to have been caused in all material respects by the Issuer's gross negligence or willful misconduct.

          2.10.8 Deemed Disbursements. Upon the occurrence and during the continuation of any (x) acceleration upon an Event of Default, pursuant to
     Section 12.2, or (y) upon any Unmatured Event of Default under Section 12.1.4, amounts equal to the respective amounts undrawn and available under each Letter of Credit shall, at the option of the Agent or at the direction of the Required Lenders and without demand upon or notice to the Company, be deemed to have been paid or disbursed by the Issuer (notwithstanding that such amounts may not in fact have been so paid or disbursed) and, upon notification by the Agent to the Issuer and the Company of the Company's obligations under this Section, the Company shall be immediately obligated to reimburse the Agent for the benefit of the Issuer the amount deemed to have been so paid or disbursed with respect to the Letters of Credit; provided that, with respect to any such amounts deemed disbursed but not reimbursed by the Company to the Agent, such amounts shall not be deemed to bear interest until such time as a Reimbursement Obligation with respect thereto shall arise. All amounts so received by the Agent from the Company pursuant to this Section shall be held as collateral security for the repayment of the Company's obligations in connection with the Letters of Credit. To the extent the aggregate amount deposited by the Company with the Agent pursuant to this Section and not previously applied by the Agent to any Reimbursement Obligation exceeds the sum of (x) the aggregate undrawn stated amounts of Letters of Credit plus (y) all unpaid Reimbursement Obligations, the Agent will promptly return the amount of such excess to the Company (except to the extent applied by the Agent to the payment of amounts then due and owing hereunder). When all Events of Default have been cured or waived, the Agent shall promptly return to the Company all amounts, including interest as described in the immediately succeeding sentence, less expenses, then on deposit pursuant to this Section with the Agent. All amounts on deposit pursuant to this Section shall, until their application to any Reimbursement Obligation or their return to the Company, bear interest at the rate from time to time in effect generally payable on Cash Equivalent Investments (net of the costs of any reserve requirements, in respect of amounts on deposit pursuant to this Section 2.10.8, pursuant to Regulation D), which interest shall be held by the Agent as additional collateral security for the repayment of the Reimbursement Obligations of the Company in connection with the Letters of Credit.

          2.10.9 Nature of Reimbursement Obligations. The Company shall assume all risks of acts, omissions or misuse by the beneficiary of each Letter of Credit issued on its behalf. Neither the Issuer (except to the extent of any liability determined by a final judgment of a court of competent jurisdiction to have been caused in all material respects by the Issuer's gross negligence or willful misconduct), any Lender nor the Agent shall be responsible for:

               (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of such Letter of Credit or any particular conditions stipulated in the documents or superimposed thereon, or any document presented under the Letter of Credit, or any document submitted by any party in connection with the application for and issuance of such Letter of Credit, even if it should be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

               (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign such Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which instrument may be invalid or ineffective for any reason;

               (c) failure of such beneficiary to comply fully with conditions required to demand payment under such Letter of Credit;

               (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise;

               (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under such Letter of Credit or of the proceeds thereof;

               (f) the existence of the property purporting to be represented by documents;

               (g) any difference in character, quality, quantity, condition or value between any property description in documents presented under the Letter of Credit and the property purporting to be represented by such documents;

               (h) partial or incomplete shipment or failure or omission to ship any and all of the property referred to in the Letter of Credit;

               (i) the character, validity, adequacy or genuineness of any insurance or any risk connected with insurance;

               (j) any deviation from instructions, delay, default or fraud by the shipper or anyone else in connection with the property or shipment thereof;

               (k) the solvency, responsibility or relationship to the property of any Person issuing any documents relating thereto;

               (l) any delay in giving or failure to give any necessary notices;

               (m) any breach of contract between the shippers or vendors and the Company; or

               (n) the failure of any instrument to bear any reference or adequate reference to the Letter of Credit, or the failure of any draft to be accompanied by documents at negotiation, or the failure of any Person to note the amount of any draft on the reverse of the Letter of Credit or to surrender or take up the Letter of Credit or to send forward documents apart from drafts as required by the terms of the Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any rights or powers granted the Issuer, any Lender or the Agent hereunder. In furtherance of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith shall be binding upon the Company and shall not put the Issuer under any resulting liability to such Person.

     SECTION 3  NOTES EVIDENCING LOANS.

     3.1  Notes.

          (a) The Revolving Loans of each Lender shall be evidenced by a global promissory note (as amended, supplemented, replaced or otherwise modified from time to time, the "Working Capital Revolving Note") substantially in the form of Exhibit A-1, with appropriate insertions, dated June 4, 1996, payable to the order of the Agent (for the account of the Lenders) in the amount of $5,000,000 (or, if less, in the aggregate unpaid principal amount of all Working

     Capital Revolving Loans and Reimbursement Obligations), and payable in full on the Working Capital Revolving Termination Date.

          (b) The Reducing Revolver Loans of each Lender shall be evidenced by a global promissory note (as amended, supplemented, replaced or otherwise modified from time to time, the "Reducing Revolver Note") substantially in the form of Exhibit A-2, with appropriate insertions, dated June 4, 1996, payable to the order of the Agent for the account of the Lenders in the amount of $[40,000,000] (or, if less, in the aggregate unpaid principal amount of all Reducing Revolver Loans), and payable in full on the Reducing Revolver Termination Date.

          (c) As of the Amendment Effective Time, each of the promissory notes issued under the Existing Credit Agreement shall be null and void (having been replaced by the Notes hereunder).

     3.2 Recordkeeping. The Agent shall hold each of the Reducing Revolver Note and the Working Capital Revolving Note for the ratable benefit of each Lender with a Reducing Revolver Loan Commitment or Reducing Revolver Loans and a Working Capital Revolving Commitment, Working Capital Revolving Loans or Reimbursement Obligations, as applicable. Each of the Reducing Revolver Note and the Working Capital Revolving Note shall evidence each such Lender's Reducing Revolver Loan Percentage and Working Capital Revolving Percentage, respectively, of the aggregate outstanding Reducing Revolver Loans, Working Capital Revolving Loans and Reimbursement Obligations, as applicable.

     The Agent shall record in its records, or at its option on the schedule attached to the applicable Note, the date and amount of each Loan or Reimbursement Obligation, each repayment or prepayment thereof, and, in the case of any Eurodollar Loan, the dates on which the Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record or any error in so recording any such amount in such records or on such schedule shall not, however, limit or otherwise affect the obligations of the Company hereunder or under any Note to repay the principal amount of the applicable Loans and Reimbursement Obligations evidenced together with all interest accruing thereon.

     SECTION 4  INTEREST.

     4.1 Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until (but excluding the date on which) such Loan is paid in full, as follows:

          (a) at all times while such Loan is a Floating Rate Loan, at a rate per annum equal to the sum of the Alternate Reference Rate from time to time in effect plus the Margin; and

          (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Margin;

provided, however, that at any time an Event of Default exists, the interest rate applicable to each Loan shall be the Default Rate.

     4.2 Interest Payment Dates. Accrued interest on each Floating Rate Loan shall be payable in arrears on June 30, 1996, on the last day of each Fiscal Quarter thereafter and at maturity, commencing with the first of such dates to occur after the date of such Loan. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan, at maturity and, with respect to any Interest Period of six months, at the date three months from the beginning of such Interest Period. After maturity, accrued interest on all Loans shall be payable on demand.

     4.3 Interest Periods. (a) Each "Interest Period" for a Eurodollar Loan shall commence on the date such Eurodollar Loan is made or converted from a Floating Rate Loan, or on the expiration of the immediately preceding Interest Period for such Eurodollar Loan, and shall end on the date which is 7, 14 or 21 days or one, two, three or, if available, six months thereafter, as the Company may specify:

          (i) in the case of an Interest Period which commences on the date a Eurodollar Loan is made or converted from a Floating Rate Loan, in the related notice of borrowing or conversion pursuant to Section 2.3 or 2.4, or

          (ii) in the case of a succeeding Interest Period with respect to any Eurodollar Loan, by written or telephonic notice to the Agent not later than noon, Chicago time, at least three Business Days prior to the first day of such succeeding Interest Period, it being understood that (i) each such notice shall be effective upon receipt by the Agent and (ii) if the Company fails to give such notice, such Loan shall automatically become a Floating Rate Loan at the end of its then-current Interest Period.

     (b) Each Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Each Interest Period which would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (unless such immediately succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the immediately preceding Business Day).

     4.4 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Agent, and notice thereof shall be given by the Agent promptly to the Company and each Lender. Each determination of the applicable Eurodollar Rate by the Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Agent in determining any applicable Eurodollar Rate hereunder.

     4.5 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Floating Rate Loan shall change simultaneously with each change in the Alternate Reference Rate.

     SECTION 5  FEES.

     5.1 Working Capital Revolving Loan Non-Use Fee. The Company agrees to pay to the Agent for the account of each Lender a non-use fee for the period from and including the Amendment Effective Time to but excluding the Working Capital Revolving Termination Date of 1/2 of 1% per annum on the daily average of the unused amount of such Lender's Working Capital Revolving Commitment, it being understood that the principal amount of any Letters of Credit shall be considered usage of the aggregate Working Capital Revolving Commitments in such amount. Such non-use fee shall be payable in arrears on June 30, 1996, on the last day of each calendar quarter thereafter and on the Working Capital Revolving Termination Date, in each case for the period then ending for which such non-use fee shall not have been theretofore paid. Such non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

     5.2 Reducing Revolver Loan Non-Use Fee. The Company agrees to pay to the Agent for the account of each Lender a non-use fee for the period from and including the Amendment Effective Time to but excluding the Reducing Revolver Termination Date of 1/2 of 1% per annum on the daily average of the unused amount of such Lender's Reducing Revolver Loan Commitment. Such non-use fee shall be payable in arrears on June 30, 1996, on the last day of each calendar quarter thereafter and on the Reducing Revolver Termination Date, in each case for the period then ending for which such non-use fee shall not have been theretofore paid. Such non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

     5.3 Additional Fees. The Company agrees to pay to the Agent such additional fees, in each case at such times and in such amounts, as are mutually agreed upon by the Company and the Agent.

     SECTION 6  REDUCTION OR TERMINATION OF COMMITMENTS;
                REPAYMENTS; PREPAYMENTS.

     6.1  Reduction or Termination of the Commitments.

          6.1.1 Scheduled Mandatory Reductions of Reducing Revolver Loan Commitments. On the last Business Day of each

     Fiscal Quarter, during the period from September 30, 1998 to and including June 30, 1999, the aggregate Reducing Revolver Loan Commitments of all Lenders shall be reduced in an amount equal to 4.0% of the principal amount of the aggregate Reducing Revolving Loan Commitments in effect as of the Amendment Effective Time. On the last Business Day of each Fiscal Quarter during the period from September 30, 1999 to and including June 30, 2002, the aggregate Reducing Revolver Loan Commitments of all Lenders shall be reduced in an amount equal to 7.0% of the principal amount of the aggregate Reducing Revolving Loan Commitments in effect as of the Amendment Effective Time.

          6.1.2 Mandatory Reduction from Asset Sale. By no later than the date 360 days after the consummation of any Asset Sale, if the Net Cash Proceeds of such Asset Sale have not been invested (or committed, pursuant to a binding commitment subject only to reasonable customary closing conditions, to be invested, and in fact is so invested, within an additional 90 days) in fixed assets or real property which in the good faith judgment of the Board of Directors of the Company consist of a Golf Course Property or Properties or in a Designated Non-Recurring Capital Expenditure or in 100% of the issued and outstanding capital stock of a Person the assets of which are principally comprised of such fixed assets or real property, then the Commitments shall be permanently reduced by an amount equal to 100% of the Net Cash Proceeds of such Asset Sale not so reinvested, with such reductions to be applied first to the Reducing Revolver Loan Commitments until reduced to $0 and second to the Working Capital Revolving Commitments.

          6.1.3 Mandatory Reduction from Debt Securities Sale. Concurrently with the consummation of any Debt Securities Sale, the Commitments shall be permanently reduced by an amount equal to 100% of the Net Cash Proceeds of such Debt Securities Sale, with such reductions to be applied first to the Reducing Revolver Loan Commitments until reduced to $0 and second to the Working Capital Revolving Commitments; provided that the Company shall not be required to make such reduction in respect of the first $5,000,000 of Net Cash Proceeds received by the Company after the Amendment Effective Time.

          6.1.4 Mandatory Reduction from Equity Securities Sale. Concurrently with the consummation of any Equity Securities Sale, the Commitments shall be permanently reduced by an amount equal to 50% of the Net Cash Proceeds of such Equity Securities Sale, with such reductions to be applied first to the Reducing Revolver Loan Commitments until reduced to $0 and second to the Working Capital Revolving Commitments.

          6.1.5 Voluntary Reduction or Termination. The Company may from time to time prior to the Working Capital Revolving Termination Date (in the case of Working Capital Revolving Commitments) or prior to the Reducing Revolver Termination Date (in the case of the Reducing Revolver Loan Commitments), on at least three Business Days' prior written notice received by the Agent (which shall promptly advise each Lender thereof), permanently reduce (a) the amount of the Working Capital Revolving Commitments to an amount not less than the sum of (i) the aggregate principal amount of all outstanding Working Capital Revolving Loans (after giving effect to any payment) plus (ii) the aggregate stated amount of all then outstanding Letters of Credit and Reimbursement Obligations and/or (b) the amount of the Reducing Revolver Loan Commitments to an amount not less than the aggregate principal amount of all outstanding Reducing Revolver Loans (after giving effect to any payment). Any such reduction shall be in an aggregate amount of $500,000 or a higher integral multiple of $100,000. The Company may at any time on like notice prior to the Working Capital Revolving Termination Date (in the case of Working Capital Revolving Commitments) or prior to the Reducing Revolver Termination Date (in the case of the Reducing Revolver Loan Commitments) terminate the Working Capital Revolving Commitments and/or the Reducing Revolver Loan Commitments, as the case may be, upon payment in full of the applicable Notes, cancellation of all outstanding Letters of Credit and payment of all other Obligations of the Company hereunder.

          6.1.6 All Reductions. All reductions of the Working Capital Revolving Commitments and the Reducing Revolver Loan Commitments shall be pro rata among the Lenders according to their Working Capital Revolving Percentages or Reducing Revolver Loan Percentages, as the case may be.

          6.2 Repayments. The Working Capital Revolving Loans of each Lender shall mature and be payable in full on the Working Capital Revolving Termination Date. The Reducing Revolver Loans of each Lender shall mature and be payable in full on the Reducing Revolver Termination Date.

          6.3  Prepayments.

               6.3.1 Mandatory Prepayments from Asset Sales. Within 15 days after any Asset Sale, the Company shall make a prepayment of the Reducing Revolver Loans in an amount equal to 100% of the Net Cash Proceeds of such Asset Sale; provided that the Company shall not be required to make such prepayment in respect of the first $500,000 of Net Cash Proceeds received in each Fiscal Year.

               6.3.2 Mandatory Prepayments from Debt Securities Sale. Within 15 days after the consummation of any Debt Securities Sale, the Company shall make a prepayment of the Reducing Revolver Loans in an amount equal to 100% of the Net Cash Proceeds of such Debt Securities Sale; provided that the Company shall not be required to make such prepayment in respect of the first $5,000,000 of Net Cash Proceeds received by the Company after the Amendment Effective Time.


               6.3.3 Mandatory Prepayments from Equity Securities Sale. Within 15 days after the consummation of any Equity Securities Sale, the Company shall make a prepayment of the Reducing Revolver Loans in an amount equal to 50% of the Net Cash Proceeds of such Equity Securities Sale.

               6.3.4 Mandatory Prepayments Due to Commitment Reductions. If, after giving effect to any reduction of the Working Capital Revolving Commitments or the Reducing Revolver Loan Commitments pursuant to
          Section 6.1, (a) the sum of (i) the aggregate principal amount of all outstanding Working Capital Revolving Loans plus (ii) the aggregate stated amount of all then-outstanding Letters of Credit and Reimbursement Obligations exceeds the aggregate amount of the Working Capital Revolving Commitments or (b) the aggregate principal amount of all outstanding Reducing Revolver Loans exceeds the aggregate amount of the Reducing Revolver Loan Commitments, respectively, the Company will make an immediate repayment of Working Capital Revolving Loans or Reducing Revolver Loans, as the case may be, in an amount equal to such excess; provided that if, after giving effect to any such repayment of Working Capital Revolving Loans, the sum of (x) the aggregate principal amount of all outstanding Revolving Loans plus (y) the aggregate stated amount of all then outstanding Letters of Credit and Reimbursement Obligations exceeds the aggregate amount of the Working Capital Revolving Commitments, the Company will deposit with the Agent cash collateral in the amount of such excess on the same terms as any amounts held by the Agent pursuant to Section 2.10.8.

          6.3.5 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part, provided that (a) the Company shall give the Agent (which shall promptly advise each Lender) not less than one Business Day's prior written notice thereof in the case of Floating Rate Loans and not less than three Business Days' prior written notice thereof in the case of Eurodollar Loans, specifying the Loans to be prepaid and the date and amount of prepayment, (b) each partial prepayment shall be in a principal amount of at least $500,000 and an integral multiple of $100,000,
     (c) any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4 and (d) any prepayment of any Loan shall include accrued interest to the date of prepayment on the principal amount being repaid.

          6.3.6 All Prepayments. All prepayments of Working Capital Revolving Loans shall be pro rata among the Lenders according to their Working Capital Revolving Percentages. All prepayments of Reducing Revolver Loans shall be pro rata among the Lenders according to their Reducing Revolver Loan Percentages.

     SECTION 7  MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

     7.1 Making of Payments. All payments of principal of or interest on the Credit Extensions, and of all fees, shall be made by the Company to BAI, as agent of the Agent, in immediately available funds at BAI's principal office in Chicago not later than noon, Chicago time, on the date due (and BAI agrees to remit any such funds received to the Agent); and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. Upon notice from the Agent to BAI, the Company hereby authorizes BAI to charge the Company's demand deposit account no. 72-10604 maintained with BAI for the amount of any such payment on the due date therefor (but only to the extent of funds available in such account), and hereby authorizes BAI to remit any such amount to the Agent, but BAI's or the Agent's failure to so charge such account shall in no way affect the obligation of the Company to make any such payment. The Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Agent for the account of such Lender.

     All payments under Sections 8.1 and 8.4 shall be made by the Company directly to the Lender or Lenders entitled thereto.

     7.2 Application of Certain Payments. Except as otherwise expressly provided herein, each payment of principal shall be applied to such Credit Extensions as the Company shall direct by notice to be received by the Agent on or before the date of such payment or, in the absence of such notice, as the Agent shall determine in its discretion. Concurrently with each remittance to any Lender of its share of any such payment, the Agent shall advise such Lender as to the application of such payment.

     7.3 Due Date Extension. If any payment of principal or interest with respect to any of the Credit Extensions, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (except, in the case of a Eurodollar Loan, if the immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall the be immediately preceding Business
Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

     7.4 Setoff. Each of Parent and the Company agrees that the Agent and each Lender have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, each of Parent and the Company agrees that at any time any Unmatured Event of

Default under Section 12.1.1 or 12.1.4 or any Event of Default exists, the Agent and each Lender may apply to any obligation of each of Parent and the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of each of Parent and the Company then or thereafter with the Agent or such Lender.

     7.5 Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Credit Extension in excess of its pro rata share (based on such Lender's Total Percentage) of payments and other recoveries obtained by all Lenders on account of principal of and interest on Credit Extensions then held by them (other than any non-pro rata interest payment resulting from a Loan being an Affected Loan), such Lender shall purchase from the other Lenders such participation in the Credit Extensions held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

     7.6  Net Payments; Tax Exemptions.
          -----------------------------
     (a) All payments by Parent or the Company of principal, interest, fees, indemnities and other amounts payable hereunder and under the Notes shall be made to the recipient thereof without setoff or counterclaim and free and clear of, and without withholding or deduction for or on account of, any present or future Taxes (other than Excluded Taxes) now or hereafter imposed on such recipient or its income, property, assets or franchises (such recipient's "Recipient Taxes"), except to the extent that such withholding or deduction (i) is required by applicable law, (ii) results from the breach by such recipient of its Exemption Agreement (as defined below) or (iii) would not be required if such recipient's Exemption Representation (as defined below) were true. If any such withholding or deduction is required by applicable law, Parent or the Company (as the case may be) will:

          (A) pay to the relevant authorities the full amount so required to be withheld or deducted;

          (B) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authorities; and

          (C) except to the extent that such withholding or deduction results from the breach, by the recipient of a payment, of its Exemption Agreement or would not be required if such recipient's Exemption Representation were true, pay to the Agent for the account of the relevant recipient such additional amount as is necessary to ensure that the net amount actually received by such recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

     (b) In consideration of Parent's and the Company's agreements in clause (a) of this Section 7.6, each Lender which is not organized under the laws of the United States or a State thereof hereby agrees (such Lender's "Exemption Agreement"), to the extent permitted by applicable law (including any applicable double taxation treaty of the jurisdiction of its incorporation and the jurisdiction in which its Eurodollar Office is located), to execute and deliver to the Company (i) on or before the first scheduled payment date after the Amendment Effective Time, a United States Internal Revenue Service Form 1001 or 4224 as appropriate (or successor forms), properly completed and claiming a complete exemption, as the case may be, from withholding or deduction for or on account of Recipient Taxes of such Lender, and (ii) a new Form 1001 or 4224 (or successor form), as appropriate, upon the expiration or obsolescence of any previously delivered Form.

     (c) Each Lender hereby represents and warrants (such Lender's "Exemption Representation") to Parent and the Company that on the Amendment Effective Time (or, if later, the date it becomes a party to this Agreement) it is entitled to receive payments of principal of, and interest on, Credit Extensions made by such Lender without withholding or deduction for or on account of such Lender's Recipient Taxes imposed by the United States of America or any political subdivision thereof.

     SECTION 8  INCREASED COSTS; SPECIAL PROVISIONS FOR
                EURODOLLAR LOANS.

     8.1 Increased Costs. (a) If, after the Amendment Effective Time, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Affiliate of such Lender through which the Credit Extensions and/or Commitments are funded (a "Lending Office")) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency which becomes effective after the Amendment Effective Time,

          (A) shall subject any Lender (or any Lending Office of such Lender) to any tax, duty or other charge (other than Excluded Taxes) with respect to its Credit Extensions or its obligation to make Credit Extensions, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Credit Extensions or any other amounts due under this Agreement in respect of its Credit Extensions or its obligation to make Credit Extensions (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender's principal executive office or Lending Office is located); or

          (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Lending Office of such Lender); or

          (C) shall impose on any Lender (or its Lending Office) any other condition affecting its Credit Extensions or its obligation to make Credit Extensions ;

and the result of any of the foregoing is to increase the cost to

(or in the case of Regulation D of the Board of Governors of the Federal Reserve System, to impose a cost on) such Lender (or any Lending Office of such Lender) of making or maintaining any Credit Extension, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) under this Agreement, then within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Agent), the Company shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or such reduction.

     (b) If any Lender shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder (including, without limitation, such Lender's obligations under the Working Capital Revolving Commitment or the Reducing Revolver Loan Commitment) to a level below that which such Lender or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, within 10 days after demand by such Lender (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for and a calculation of the amount of such demand, a copy of which shall be furnished to the Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

     8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period:

          (a) deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the interbank eurodollar market for such Interest Period, or the Agent otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate;

          (b) two or more Lenders having an aggregate Working Capital Revolving Percentage or Reducing Revolver Loan Percentage, as applicable, of 20% or more advise the Agent that the Eurodollar Rate (Reserve Adjusted) as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding such Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1); or

          (c) Lenders having an aggregate Working Capital Revolving Percentage or Reducing Revolver Loan Percentage, as applicable, of 20% or more advise the Agent, that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring in the interbank market after the Amendment Effective Time which in the opinion of such Lenders materially affects such Loans;

then the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert into Eurodollar Loans and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan.

     8.3 Changes in Law Rendering Eurodollar Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurodollar Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue,
(a) such Lender shall have no obligation to make or convert into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender's pro rata share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan. Each Floating Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an "Affected Loan") shall remain outstanding for the same period as the Advance of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

     8.4 Funding Losses. The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, a copy of which shall be furnished to the Agent) the Company will indemnify such Lender against any net loss or expense (including, without limitation, all lost profits) which such Lender may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan), as reasonably determined by such Lender, as a result of (a) any payment or prepayment or conversion of any Eurodollar Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including, without limitation, any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow or convert any Loans on a date specified therefor in a notice of borrowing or conversion pursuant to this Agreement. For this purpose, all notices of borrowing or conversion to the Agent pursuant to this Agreement shall be deemed to be irrevocable.

     8.5  Right of Lenders to Fund through Other Offices.  Each

Lender may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or Affiliate of such Lender to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate, and provided, further, the cost to the Company of causing such foreign branch or Affiliate to make such Loan shall not be greater than the cost would have been if such Lender had funded such Loan directly.

     8.6 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

     8.7 Mitigation of Circumstances; Replacement of Affected Lender. (a) Each Lender shall promptly notify the Company and the Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender's good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 and
(ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Agent). Without limiting the foregoing, each Lender will designate a different Lending Office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender's sole judgment, be otherwise disadvantageous to such Lender.

     (b) At any time any Lender is an Affected Lender, the Company may replace such Affected Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Agent (and upon notice from the Company such Affected Lender shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitments, if any, its Loans, its Reimbursement Obligations, and all of its other rights and obligations hereunder, to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans and Reimbursement Obligations so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid non-use fees, any amounts payable under Section 8.4 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other Obligations owed to such Affected Lender hereunder).

     8.8 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of the Notes and the Letters of Credit, and any termination of this Agreement.

     SECTION 9  WARRANTIES.

     To induce the Agent and the Lenders to enter into this Agreement, and the Lenders to make Credit Extensions hereunder, each of Parent and the Company warrants to the Agent and the Lenders that:

     9.1 Organization, etc. Each of Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each Subsidiary which is a corporation is duly organized, validly existing and in good standing under the laws of the state of its incorporation; and each Subsidiary which is a joint venture is duly organized and validly existing as a California general partnership; each of Parent, the Company and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material
Adverse Effect; and each of Parent, the Company and each Subsidiary has full corporate power and authority to own its property and conduct its business as presently conducted by it.

     9.2 Authorization; No Conflict. The execution and delivery by Parent and the Company of this Agreement and each other Transaction Document to which it is a party, the Credit Extensions hereunder, the execution and delivery by each Guarantor of each Loan Document to which it is a party, the performance by each of Parent and the Company of its obligations under each Transaction Document to which it is a party, and the performance by each Guarantor of its obligations under each Loan Document to which it is a party are within the corporate powers of Parent, the Company and each Guarantor, as applicable, have been duly authorized by all necessary corporate action on the part of Parent, the Company and each Guarantor (including any necessary shareholder action), (a) have received all necessary governmental or third party approvals (if any shall be required), and (b) do not and will not (i) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on Parent, the Company or any Guarantor, (ii) contravene or conflict with, or result in a breach of, any provision of the Certificate of Incorporation, By-Laws or other organizational documents of Parent, the Company or any Guarantor, (iii) contravene or conflict with, or result in a breach of, any provision of any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on Parent, the Company, any Guarantor or any other Subsidiary or (iv) result in, or require, the creation or imposition of any Lien on any property of Parent, the Company, any Guarantor or any other Subsidiary (other than pursuant to the Loan Documents), except in the case of clauses (a) and (b)(i) and (iii), such violations, conflicts, contraventions or breaches that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

     9.3 Validity and Binding Nature. This Agreement is, and upon the execution and delivery thereof each other Transaction Document to which Parent or the Company is a party will be, the legal, valid and binding obligation of Parent or the Company, as the case may be, enforceable against Parent or the Company, as the case may be, in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and each Loan Document to which any Guarantor is a party will be, upon the execution and delivery thereof by such Guarantor, the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

     9.4 Financial Information. (a) The audited consolidated and unaudited consolidating financial statements of the Company and its Subsidiaries as at September 30, 1995 and for the year then ended, and the unaudited, year-to-date consolidated and consolidating financial statements of the Company and its Subsidiaries for the three months ended March 31, 1996, together with the unaudited financial statements for each Pre-Existing Property, for the three months ended March 31, 1996, (i) are true and correct in all material respects, subject to normal year-end adjustments, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures and year-end adjustments) and (iii) present fairly the consolidated financial condition of the Company and its Subsidiaries at such dates and the results of their operations for the periods then ended, subject to normal year-end adjustments.

     (b) The unaudited consolidated balance sheet of Parent and its Subsidiaries as of March 31, 1996 (giving effect to the refinancing contemplated by this Agreement and the other transactions contemplated to occur on such date), a copy of which has been delivered to each Lender, was prepared by Parent in accordance with generally accepted accounting principles.

     (c) The forecasted consolidated (i) balance sheet, (ii) profit and loss statement, (iii) cash flow statement and (iv) capitalization statement, together with supporting details and a statement of underlying assumptions, copies of which have been delivered to each Lender, have been prepared by the Company in light of the past operations of the business of the Company and its Subsidiaries and are based upon, as of the Amendment Effective Time, the good faith estimate of the Company and its senior management, historical financial information and assumptions the Company deems reasonable and appropriate in light of current circumstances (it being understood that such forecasted data do not constitute a representation or warranty that the results stated therein will be achieved).

     (d) Other than any liability incident to any litigation or proceedings set forth in Schedule 9.6 and such other Contingent Liabilities set forth on such
Schedule 9.6 and the guaranties of the Senior Company Notes by the Company's Subsidiaries, neither Parent nor any of its Subsidiaries has any material contingent liabilities not provided for or disclosed in the financial statements referred to in clause (a).

     9.5 No Material Adverse Change. Since September 30, 1995, no event or events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

     9.6 Litigation. Except as set forth in Schedule 9.6, no litigation, arbitration, governmental investigation, proceeding or inquiry is pending, or, to the best knowledge of Parent and the Company (after due inquiry), threatened against Parent or any of its Subsidiaries:

          (a) (i) which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, (x) the loan and equity transactions contemplated by the Transaction Documents (other than any such litigation, arbitration, governmental investigation, proceeding or inquiry with respect to the Stockholders' Agreement brought by or against or affecting any Person (except any Lender or any initial or successive transferee of any Lender) Beneficially Owning less than 5% of the capital stock of Parent), or (y) any material agreement pursuant to which equity capital is contributed to Parent or Parent's capital stock is issued (it being understood that a material agreement for purposes of this clause (y) would be an agreement entered into with a Person Beneficially Owning 5% or more of the capital stock of Parent), or (ii) which relates to the validity of any of the foregoing agreements or instruments (subject to the foregoing qualifications); or

          (b) which is a development in the litigation, arbitration, governmental investigation, proceeding or inquiry set forth in such
     Schedule 9.6 (i) that would have or is reasonably likely to have a Material Adverse Effect or (ii) that is reasonably likely to adversely affect the Lenders and that arises with respect to any of the agreements described in clause (a) above or any transactions contemplated hereby or thereby; or

          (c) which otherwise could reasonably be expected to have a Material Adverse Effect.

     9.7 Ownership of Properties; Liens. Each of Parent, the Company and each Subsidiary owns good and marketable title to, or a valid leasehold interest in, or a valid right to use, all of its Golf Course Properties and all other properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 10.8.

     9.8  Subsidiaries; Capitalization.

          (a) As of the Amendment Effective Time, the Company has no Subsidiaries except those listed in Schedule 9.8.

          (b) Parent has no Subsidiaries except the Company.

          (c) Schedule 9.8 sets forth each class of capital stock of Parent that is outstanding on a fully diluted basis on the Amendment Effective Time, and which is intended to be issued promptly following the Amendment Effective Time, and each person to whom more than 2% of the outstanding shares of such capital stock is or will be issued and the percentage of such common stock
Beneficially Owned by such Person.

     9.9 Pension and Welfare Plans. Except as disclosed to the Lenders in writing prior to the Amendment Effective Time, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Credit Extension hereunder, (a) no steps have been taken to terminate any Pension Plan which would be reasonably likely to result in Parent or the Company being required to make a contribution to such Pension Plan, or incurring a liability or obligation to such Pension Plan, in excess of $250,000, and (b) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Parent or the Company of any material liability, fine or penalty under ERISA or the Internal Revenue Code. Except as set forth on Schedule 9.9, neither Parent nor the Company has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of subtitle B of title I of ERISA.

     9.10 Investment Company Act. Neither Parent, the Company nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     9.11 Public Utility Holding Company Act. Neither Parent, the Company nor any Subsidiary is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     9.12 Regulations G, T, U and X. Neither Parent nor the Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds of any Credit Extension will be used for the purpose of, or be made available by Parent, the Company or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, purchasing or carrying Margin Stock.

     9.13 Taxes. Each of Parent, the Company and each Subsidiary has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except (a) as disclosed on Schedule 9.6 and (b) for any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

     9.14 Solvency, etc. At the Amendment Effective Time (or, in the case of any Person which becomes a Guarantor after the Amendment Effective Time, on the date such Person becomes a Guarantor), and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, (a) each of Parent's, the Company's and each Guarantor's assets will exceed its liabilities and (b) each of Parent, the Company and each Guarantor will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts as they come due and will have capital sufficient to carry on its business as then constituted.

     9.15 Insurance. Set forth on Schedule 9.15 is a complete and accurate summary of the property and casualty insurance program carried by Parent, the Company and its Subsidiaries at the Amendment Effective Time, including the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurer(s), exclusions, deductibles and self-insured retention and a description in reasonable detail of (a) any retrospective rating plan, fronting arrangement or other self-insurance or risk assumption agreed to by Parent, the Company or any Subsidiary or imposed upon Parent, the Company or any Subsidiary by any such insurer and (b) any self-insurance program that is in effect.

     9.16 Contracts; Labor Matters. Except as disclosed on Schedule 9.16: (a) neither Parent, the Company nor any Subsidiary is a party to any contract or agreement, or is subject to any charge, corporate restriction, judgment, decree or order, which materially and adversely affects its business, property, assets, operations or condition, financial or otherwise; (b) no labor contract to which Parent, the Company or any Subsidiary is a party or is otherwise subject is scheduled to expire prior to the Reducing Revolver Termination Date or the Working Capital Revolving Termination Date; (c) neither Parent, the Company nor any Subsidiary has, within the two-year period preceding the Amendment Effective Time, taken any action which would have constituted or resulted in a "plant closing" or "mass layoff" within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and neither Parent nor the Company has any reasonable expectation that any such action is or will be required at any time prior to the Reducing Revolver Termination Date or the Working Capital Revolving Termination Date; and (d)(i) neither Parent, the Company nor any Subsidiary is a party to any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which Parent, the Company or any Subsidiary is a party or is otherwise subject.

     9.17 Environmental and Safety and Health Matters. Except as disclosed on
Schedule 9.17, Parent, the Company and each of its Subsidiaries and each property, operation and facility that Parent, the Company or any Subsidiary owns, operates or controls (including, without limitation, each Golf Course Property) (i) complies in all material respects with (A) all applicable Environmental Laws and (B) all applicable Occupational Safety and Health Laws;
(ii) is not subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law; (iii) has not received any notice (A) that it may be in violation of any Environmental Law or Occupational Safety and Health Law, or (B) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions, or (C) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility study, under any Environmental Law or Occupational Safety and Health Law; (iv) is not the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to (A) a spillage, disposal or release or threatened release into the environment of any Hazardous Material, or (B) any allegedly unsafe or unhealthful condition; (v) has not filed any notice under or relating to any Environmental Law or Occupational Safety and Health Law indicating or reporting (A) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material, or
(B) any potentially unsafe or unhealthful condition, and to the best of Parent's and the Company's knowledge there exists no basis for such notice irrespective of whether such notice was actually filed; and (vi) has no material contingent liability in connection with (A) any actual or potential spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material, whether on any premises owned or occupied by Parent, the Company or any Subsidiary or on any other premises, or (B) any unsafe or unhealthful condition. Except as disclosed on Schedule 9.17, there are no Hazardous Materials on, in or under any property or facilities owned, operated or controlled by Parent, the Company or any Subsidiary (including, without limitation, Golf Course Properties), including but not limited to such Hazardous Materials that may be contained in underground storage tanks, but excepting Hazardous Materials used in the ordinary course of the business of Parent, the Company and its Subsidiaries and used, stored, handled, treated and disposed in all material respects in accordance with all applicable laws, including Environmental Laws and Occupational Safety and Health Laws.

     9.18 Real Property. Set forth on Schedule 9.18 is a complete and accurate list, as of the Amendment Effective Time, of the address and legal description of any real property owned or leased by Parent, the Company or any Subsidiary (including, without limitation, Golf Course Properties), together with, in the case of leased property, the name and mailing address of the lessor of such property.

     9.19 Information. All written information heretofore or contemporaneously herewith furnished by or on behalf of Parent, the Company or any Subsidiary to any Lender for purposes of or in connection with this Agreement, the other Loan Documents or the Senior Note Documents and the transactions contemplated hereby and thereby is, and all written information hereafter furnished by or on behalf of Parent, the Company or any Subsidiary to any Lender pursuant hereto or in connection herewith will be true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading; provided that the foregoing representation and warranty shall be made not on an absolute basis but rather on the qualified basis of to the best knowledge of Parent, the Company or such Subsidiary, as the case may be, after due inquiry if such representation and warranty is made with respect to historical information as to any Golf Course Property as to any date prior to its acquisition by the Company or any Subsidiary or with respect to any other information not prepared by or on behalf of Parent, the Company, any Subsidiary, Brentwood or any of their respective Affiliates.

     9.20 Patents, Trademarks, etc. Parent, the Company and each of its Subsidiaries owns (or is licensed to use) and possesses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, and copyrights as Parent and the Company considers necessary for the conduct of the businesses of Parent and the Company and its Subsidiaries as now conducted without, individually or in the aggregate, any infringement or alleged infringement, except as disclosed in Schedule 9.6, upon rights of other Persons which might reasonably be expected to have a Material Adverse Effect, and there is no individual patent or patent license or trademark or trademark right the loss or which might reasonably be expected to have a Material Adverse Effect.

     9.21 The Collateral Documents. The provisions of the Collateral Documents executed by Parent, the Company or any Subsidiary in favor of the Agent securing the Notes and all other Obligations from time to time outstanding hereunder and under the other Loan Documents are effective to create, in favor of the Agent, on behalf of the Lenders, a legal, valid and enforceable Lien in all right, title and interest of Parent, the Company or such Subsidiary, as applicable, in any and all of the collateral described therein, and when all appropriate filings and recordings have been made, each of such Collateral Documents will constitute a fully perfected Lien in all right, title and interest of Parent, the Company or such Subsidiary in such collateral superior in right to any Liens, existing or future, which Parent, the Company or such Subsidiary or any creditors thereof or purchasers therefrom, or any other Person, may have against such collateral or interests therein, except to the extent, if any, otherwise provided therein or in this Agreement.

     SECTION 10  COVENANTS.

     Until the expiration or termination of the Commitments, the expiration or cancellation of all Letters of Credit and thereafter until all Obligations of Parent and the Company hereunder and under the other Loan Documents are paid in full, each of Parent and the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

     10.1  Reports, Certificates and Other Information.  Furnish to each Lender:


     10.1.1 Annual Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year, (a) a copy of the annual reports of Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, for such Fiscal Year, including therein consolidated balance sheets of Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, for such Fiscal Year, which reports (i) shall be certified by Ernst & Young, or other independent auditors of recognized national standing selected by Parent and reasonably acceptable to the Required Lenders, in an audit report which shall be without qualification as to going concern or scope and (ii) shall be accompanied by a written statement from such auditors to the effect that in making the examination necessary for the signing of such audit reports they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail; and (b) a copy of the consolidating balance sheets of Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, as of the end of such Fiscal Year and consolidating statements of earnings for Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, for such Fiscal Year, together with a certificate of a Responsible Officer certifying that such financial statements in clauses (a) and (b) fairly present the financial condition and results of operations of Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, as of the dates and periods indicated.

     10.1.2 Quarterly Reports. Promptly when available and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated and consolidating balance sheets of Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, as of the end of such Fiscal Quarter and consolidated and consolidating statements of earnings and consolidated statements of cash flow for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, including with respect to statements of earnings a comparison with the corresponding Fiscal Quarter and period of the previous Fiscal Year and a comparison with the Budget for such Fiscal Quarter and for such period of such Fiscal Year, together with a certificate of a Responsible Officer to the effect that such financial statements fairly present the financial condition and results of operations of Parent and its Subsidiaries and the Company and its Subsidiaries, respectively, as of the dates and periods indicated, subject to changes resulting from normal year-end adjustments.

     10.1.3 Monthly Reports. Promptly when available and in any event within 30 days after the end of each month of each Fiscal Year, consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such calendar month and consolidated and consolidating statements of earnings and consolidated statements of cash flow for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, including with respect to statements of earnings a comparison with the corresponding month and period of the previous Fiscal Year and a comparison with the Budget for such month and for such period of such Fiscal Year, together with (a) a certificate of a Responsible Officer to the effect that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the dates and periods indicated, subject to changes resulting from normal year-end adjustments, and
(b) (i) for those Golf Course Properties with members, a report of the number of members by membership category per Golf Course Property and (ii) such information as the Company provided under the Original Credit Agreement in respect of its Golf Course Properties.

     10.1.4 Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1, and each set of quarterly statements pursuant to Section 10.1.2, a duly completed certificate in the form of Exhibit B-1, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Responsible Officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in this Section 10 and to the effect that such Responsible Officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

     10.1.5 Reports to SEC, Shareholders and Holders of Debt. Promptly upon the filing or sending thereof, a copy of (a) any annual, periodic or special report or registration statement (inclusive of exhibits thereto) filed with the SEC or any securities exchange by Parent or the Company, (b) any report, proxy statement or similar communication to Parent's or the Company's shareholders generally and (c) all material notices, documents, or other instruments required to be delivered pursuant to any agreement governing any Funded Debt of the Company or any Subsidiary or any Debt of Parent (including, in each case, without limitation any Senior Note Documents) and not otherwise required to be delivered hereunder.

     10.1.6 Budget, Etc. (i) Promptly upon completion thereof, but in no event later than October 31 of each Fiscal Year, a copy of the Company's annual statement of earnings forecast on a consolidated basis, including a forecasted balance sheet and statement of cash flow, and an earnings forecast for each Golf Course Property owned or operated by the Company or its Subsidiaries, in each case on an annual basis for the three succeeding Fiscal Years, and (ii) promptly upon completion thereof, but in no event later than October 31 of each Fiscal Year, a copy of Parent's annual statement of earnings forecast on a consolidated basis (the "Budget"), and an earnings forecast for each Golf Course Property owned or operated by the Company or its Subsidiaries, in each case on a monthly basis for the succeeding Fiscal Year.

     10.1.7 Stockholders' Agreements. Promptly upon the execution and delivery thereof, copies of any stockholder or similar agreement entered into by Parent and any holder of the capital stock of Parent.

     10.1.8 Notice of Default, Litigation and ERISA Matters. Promptly (and in any event within one Business Day in the case of clause (a) and within three Business Days in the case of clauses (b) through (e)) after any officer of Parent or the Company learns of any of the following, written notice describing the same and the steps being taken by Parent, the Company or the Subsidiary affected thereby with respect thereto:

          (a) the occurrence of an Event of Default or an Unmatured Event of Default;

          (b) any litigation, arbitration or governmental investigation, proceeding or inquiry not previously disclosed by Parent or the Company to the Lenders which has been instituted or, to the knowledge of Parent or the Company, is threatened against Parent, the Company or any Subsidiary or to which any of the properties of any thereof is subject which has had or is reasonably likely to have a Material Adverse Effect;

          (c) any material adverse development which occurs in any litigation, arbitration or governmental investigation, proceeding or inquiry previously disclosed on Schedule 9.6 or pursuant to clause (b);

          (d) the institution of any steps by Parent, the Company, any of its Subsidiaries or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that Parent or the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by Parent or the Company of any material liability, fine or penalty, or any material increase in the contingent liability of Parent or the Company with respect to any post-retirement Welfare Plan benefit; and

          (e) the occurrence of any other event or circumstance which has had or is reasonably likely to have a Material Adverse Effect.

     10.1.9 Subsidiaries. Promptly upon the occurrence thereof, a written report of any change in the list of Subsidiaries of Parent or the Company.

     10.1.10 Management Reports. Promptly upon the request of the Agent or any Lender, copies of all detailed financial and management reports submitted to Parent or the Company by independent auditors in connection with any annual or interim audit made by such auditors of the books of Parent or the Company.

     10.1.11 Insurance Information. Not later than 90 days after the end of each Fiscal Year, a complete and accurate summary of the property and casualty insurance program of Parent and the Company, containing substantially the same information with respect to such insurance program as the information set forth on Schedule 9.15; and promptly upon the occurrence thereof, a written report of any change in Parent's or the Company's insurance program which will materially reduce the amount or scope of coverage.

     10.1.12 Capital Stock Ownership. Concurrently with the delivery of the annual and quarterly financial statements described in Sections 10.1.1 and 10.1.2, a report showing the ownership of each class of capital stock of Parent that is outstanding at the end of such Fiscal Quarter (which report need not disclose the identity of any Person Beneficially Owning less than 2% of such capital stock).

     10.1.13 Update on Delayed Subsequent Acquisition Capital Expenditures. Concurrently with the delivery of the annual and quarterly financial statements described in Sections 10.1.1 and 10.1.2, a report showing changes to projected Delayed Subsequent Acquisition Capital Expenditures during the previous Fiscal Quarter, including amounts spent and remaining to be spent per Golf Course Property.


     10.1.14 Other Information. Promptly from time to time, such other information concerning Parent, the Company and its Subsidiaries as any Lender or the Agent may reasonably request.

     10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with generally accepted accounting principles; permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default or Unmatured Event of Default) any Lender or the Agent or any representative thereof to inspect the properties and operations of the Company and of such Subsidiary; and permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default or Unmatured Event of Default) any Lender or the Agent or any representative thereof to visit any or all of its offices, to perform appraisals and audits of the Company's or such Subsidiary's real and/or personal property, to discuss its financial matters with its officers and, after notice to Parent or the Company, its independent auditors (and each of Parent and the Company hereby authorizes such independent auditors to discuss such financial matters with the Agent or any representative thereof), and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other corporate records. All such visits, appraisals, audits, discussions, and examinations shall be at the Company's expense; provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to pay for more than two such visits, appraisals and audits in any Fiscal Year by the Lenders (which visits, appraisals and audits shall be coordinated through the Agent) and provided, further, that the Company shall not be required to pay for any marketing visits made in the ordinary course of business by any Lender.

     10.3 Insurance. Maintain, and cause each Subsidiary to maintain, with reputable, financially sound insurance companies (rated at least A by A.M. Best & Co.), insurance to such extent and against such hazards and liabilities as is customarily maintained by companies similarly situated (and, in any event, such insurance as may be required by any law or governmental regulation or any court order or decree); and, upon request of the Agent or any Lender, furnish to the Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Parent, the Company and its Subsidiaries.

     10.4 Compliance with Laws; Maintenance of Property; Payment of Taxes and Liabilities.

          (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders the noncompliance with which would be reasonably likely to have a Material Adverse Effect;

          (b) maintain or cause to be maintained, and cause each Subsidiary to maintain or cause to be maintained, in good repair, working order and condition (ordinary wear and tear excepted) all material properties (including, without limitation, Golf Course Properties) used in its business, and make, and cause each Subsidiary to make, all appropriate repairs, renewals and replacements of such properties;

          (c) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property; provided, however, that the foregoing shall not require Parent, the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books such reserves with respect thereto as are required by generally accepted accounting principles; and

          (d) not, and not permit any Subsidiary to, file or consent to the filing of any consolidated income tax return with any Person other than Parent.

     10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.13) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its incorporation and (b) its qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

     10.6  Financial Covenants.

     10.6.1 Funded Debt to Adjusted EBITDA Ratio. Not permit the Funded Debt to Adjusted EBITDA Ratio to exceed the following ratios as of the following dates:


                 Fiscal                     Funded Debt to
             Quarter Ending:             Adjusted EBITDA Ratio
             ---------------             ---------------------
                 06/30/96                    7.00:1.00
                 09/30/96                    7.00:1.00
                 12/31/96                    7.00:1.00
                 03/31/97                    7.00:1.00
                 06/30/97                    6.75:1.00
                 09/30/97                    6.75:1.00
                 12/31/97                    6.75:1.00
                 03/31/98                    6.50:1.00
                 06/30/98                    6.00:1.00
                 09/30/98                    5.70:1.00
                 12/31/98                    5.40:1.00
                 03/31/99                    5.00:1.00
                 06/30/99                    4.60:1.00
                 09/30/99                    4.25:1.00
                 12/31/99                    3.85:1.00
                 03/31/00                    3.55:1.00
                 06/30/00                    3.30:1.00
                 09/30/00 and thereafter
          3.00:1.00;

     10.6.2 Net Worth. Not permit, at any date, Net Worth to be less than the sum of (a) $55,000,000, plus (b) 50% of Consolidated Net Income (if Consolidated Net Income is positive) from April 1, 1996 to such date, plus (c) 100% of the Net Cash Proceeds from any sale of capital stock of Parent, the Company or any Subsidiary occurring after the Amendment Effective Time, plus (d) 100% of the increase in Net Worth resulting from the purchase of a Golf Course Property or any other asset after the Amendment Effective Time using capital stock of Parent in consideration therefor.

     10.6.3 Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio to be less than the following ratios as of the following dates:

                 Fiscal                   Fixed Charge
             Quarter Ending:             Coverage Ratio
             ---------------             --------------

                 06/30/96                    1.00:1.00
                 09/30/96                    1.00:1.00
                 12/31/96                    1.10:1.00


                 03/31/97                    1.15:1.00
                 06/30/97                    1.30:1.00
                 09/30/97                    1.35:1.00
                 12/31/97                    1.35:1.00
                 03/31/98                    1.40:1.00
                 06/30/98                    1.40:1.00
                 09/30/98                    1.35:1.00
                 12/31/98                    1.25:1.00
                 03/31/99                    1.15:1.00
                 06/30/99                    1.05:1.00
                 09/30/99 and thereafter     1.00:1.00;

     10.6.4 Interest Coverage Ratio. Not permit the Interest Coverage Ratio to be less than the following ratios as of the following dates:


                 Fiscal                     Interest
             Quarter Ending:             Coverage Ratio
             ---------------             --------------



                 06/30/96                    1.25:1.00
                 09/30/96                    1.25:1.00
                 12/31/96                    1.35:1.00
                 03/31/97                    1.40:1.00
                 06/30/97                    1.55:1.00
                 09/30/97                    1.60:1.00
                 12/31/97                    1.60:1.00
                 03/31/98                    1.60:1.00
                 06/30/98                    1.70:1.00
                 09/30/98                    1.75:1.00
                 12/31/98                    1.85:1.00
                 03/31/99                    1.95:1.00
                 06/30/99                    2.05:1.00
                 09/30/99                    2.15:1.00
                 12/31/99                    2.30:1.00
                 03/31/00                    2.45:1.00
                 06/30/00                    2.65:1.00
                 09/30/00                    2.80:1.00
                 12/31/00                    2.95:1.00
                 03/31/01 and thereafter
          3.00:1.00;

     10.6.5 Bank Debt to Adjusted EBITDA Ratio. Not permit the Bank Debt to Adjusted EBITDA Ratio to exceed the following ratios as of the following dates:

                 Fiscal                     Bank Debt to
             Quarter Ending:             Adjusted EBITDA Ratio
             ---------------             ---------------------

                 06/30/96                    2.85:1.00
                 09/30/96                    2.85:1.00
                 12/31/96                    2.85:1.00
                 03/31/97                    2.85:1.00
                 06/30/97                    2.50:1.00
                 09/30/97                    2.50:1.00
                 12/31/97                    2.50:1.00
                 03/31/98                    2.50:1.00
                 06/30/98                    2.25:1.00
                 09/30/98                    2.00:1.00
                 12/31/98                    1.75:1.00
                 03/31/99                    1.55:1.00
                 06/30/99                    1.35:1.00
                 09/30/99                    1.05:1.00
                 12/31/99 and thereafter     1.00:1.00;

     10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except

          (a) obligations arising under (i) the Loan Documents and (ii) the Senior Note Documents (as such Senior Note Documents may be amended or modified in compliance with Section 10.22);

          (b) Debt of the Company or any Subsidiary in respect of Capital Leases or Debt secured by a Lien on the assets acquired with the proceeds thereof (including, without limitation, in each case, such Debt assumed in connection with a Subsequent Acquisition) in an aggregate principal amount not to exceed $7,500,000;

          (c) unsecured Debt of Subsidiaries to the Company or to other Subsidiaries; provided that if such Debt is evidenced by a promissory note or other instrument that may be pledged by possession, such note or other instrument shall be pledged to the Agent for the benefit of the Lenders;

          (d) unsecured Debt of the Company to Subsidiaries; provided that if such Debt is evidenced by a promissory note or other instrument that may be pledged by possession, such note or other instrument shall be pledged to the Agent for the benefit of the Lenders;

          (e) at any date, Hedging Agreements entered into by the Company or any Subsidiary intended to hedge interest rate risk relating to the Loans, in a notional principal amount not to exceed the principal amount of the Loans outstanding on such date;

          (f) Contingent Liabilities of the Company or any Subsidiary in respect of any obligation of Parent, the Company or any Subsidiary permitted under this Agreement;

          (g) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 10.4;

          (h) other Debt of the Company or any Subsidiary outstanding at the Amendment Effective Time and listed under the heading "Continuing Debt" in
     Schedule 10.7 or hereafter incurred in connection with Liens permitted by
     Section 10.8, and extensions, renewals and refinancings of any Debt described in this clause (h) so long as the principal amount thereof is not increased;

          (i) Debt of the Company or any Subsidiary consisting of usual and customary purchase price adjustments and indemnities under contracts to purchase or sell Golf Course Properties or other assets;

          (j) the Existing Loans (provided that all such Debt shall be refinanced in accordance with Section 1.2 at the Amendment Effective Time); and

          (k) other Debt of the Company or any Subsidiary, in addition to Debt permitted by the foregoing clauses of this Section 10.7, not exceeding $1,000,000 in the aggregate in outstanding principal amount.

     10.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except

          (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains reserves required by this Agreement;

          (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety and appeal bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

          (c)  Liens existing at the Amendment Effective Time and identified on
     Schedule 10.8;

          (d) Liens in connection with Debt permitted under Section 10.7(b), so long as such Liens do not encumber any assets other than the assets financed by such Debt;

          (e) attachments, judgments and other similar Liens, for sums not exceeding $250,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (f) easements, rights of way, restrictions, minor defects or irregularities in title, rights of lessors or sublessors, and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

          (g) leases or subleases granted by the Company or any Subsidiary in the ordinary course of its business;

          (h) extensions, renewals or replacements of any Lien permitted by the foregoing provisions of this Section 10.8, but only if the principal amount of the Debt secured thereby immediately prior to such extension, renewal or replacement is not increased and such Lien is not extended to any other property;

          (i)  Liens in favor of the Agent for the benefit of the Lenders; and

          (j) escrow accounts, "good faith" deposits or similar deposits in connection with any Subsequent Acquisition or Asset Sale permitted in accordance with Section 10.12(i).

     10.9 Capital Expenditures. Not, and not permit any Subsidiary to, make or commit to make any Capital Expenditures except

          (a) Delayed Subsequent Acquisition Capital Expenditures relating to any Golf Course Property acquired after the Amendment Effective Time in accordance with Section 2.5 or 2.6, as applicable,

          (b) Maintenance Capital Expenditures in an amount not to exceed, without duplication the sum of (x) the first $1,000,000 in Net Cash Proceeds from all Asset Sales received in any Fiscal Year and (y) the amount of any proceeds of casualty insurance not required to be prepaid in accordance with the definition of "Asset Sale",

          (c) any Maintenance Capital Expenditures (in addition to those permitted by clause (b) above) so long as, after giving effect to all Maintenance Capital Expenditures under this clause (c), the aggregate amount of all such Maintenance Capital Expenditures under this clause (c) made by the Company and its Subsidiaries during any Fiscal Year shall not exceed 3.5% of consolidated net revenues of Parent and its Subsidiaries for the immediately preceding Fiscal Year; provided that any amounts of permitted Maintenance Capital

     Expenditures under this clause (c) not spent in any Fiscal Year may be carried over and spent in the next succeeding Fiscal Year; provided, further, that in any such succeeding Fiscal Year, the amount of such Maintenance Capital Expenditures spent in such Fiscal Year shall be allocated first against the permitted amount of Maintenance Capital Expenditures for such Fiscal Year until such entire permitted amount is used and second against any carryover amount arising from the preceding proviso,

          (d) Capital Expenditures ("Designated Non-Recurring Capital Expenditures"), in an amount not to exceed $7,500,000 in aggregate during the term of this Agreement, for purposes of non-recurring improvements at Golf Course Properties owned by the Company or its Subsidiaries at the Amendment Effective Time or acquired thereafter in accordance with Section 2.5, in accordance with Section 2.6(c), and

          (e) Cash Flow Subsequent Acquisition Capital Expenditures to the extent such Capital Expenditures would be permitted hereunder as Delayed Subsequent Acquisition Capital Expenditures.

     10.10 Operating Leases. Not permit the aggregate amount of all payments by the Company and its Subsidiaries as lessee under operating leases to exceed [$350,000] in any Fiscal Year; provided that the foregoing limitation shall not apply to the leases relating to (a) the Balboa Park Municipal Golf Course, located in San Diego, California, (b) the Saticoy Golf Course, located in Ventura, California and (c) The Vineyard at Escondido Golf Course, located in Escondido, California; and provided further that the Company and its Subsidiaries shall be permitted to enter into operating leases for Golf Course Properties under which the lessor is National Golf Operating Partners, L.P. with aggregate payments (including payments under the operating leases relating to the Carmel Mountain Ranch Country Club and Golf Course, located in San Diego, California and Sweetwater Country Club, located in Houston,
Texas) not to exceed (x) for the period from the Amendment Effective Time through September 30, 1997, $5,000,000, (y) for the period from October 1, 1997 through September 29, 1998, $7,500,000 and (z) thereafter, $10,000,000 in any Fiscal Year.

     10.11 Dividends, etc. Not, and not permit any Subsidiary to, (a) declare or pay any dividends on any of its capital stock (other than stock dividends), (b) purchase or redeem any capital stock of Parent or any of its Subsidiaries or any warrants, options or other rights in respect of such stock, (c) make any other distribution to shareholders of Parent or any Subsidiary, (d) prepay, purchase or redeem any Debt issued under the Senior Note Documents or any Subordinated Debt or (e) set aside funds for any of the foregoing; except that:

          (i) any Subsidiary may pay dividends to the Company or to any other Wholly-Owned Subsidiary; and

         (ii) the Company may make payments to Parent in an amount required to permit Parent to pay any federal, state or local income tax liability of Parent; provided that no such amount shall exceed the amount which the Company and its Subsidiaries would have had to pay if the Company and its Subsidiaries were not members of an affiliated group filing consolidated returns with Parent (and Parent shall immediately return any refund, rebate or credit received by Parent to the Company if, after giving effect to such refund, rebate or credit, this proviso would be violated);

        (iii) not less than ten Business Days after the Company has delivered to the Lenders a written statement setting forth a description of the "put" rights of the holder of capital stock of Parent issued upon exercise of any Original Bank Warrant then being exercised in accordance with Article IX of any Original Bank Warrant, and not more than two Business Days before such amount is due and payable, the Company may make payments to Parent in an amount required to permit Parent to repurchase such capital stock of such holder required by such "put" provisions of such Original Bank Warrant;

          (iv) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company or any Subsidiary may purchase stock of any minority shareholder of a Subsidiary; provided that the aggregate amount of all such purchases during the term of this Agreement shall not exceed $950,000;

          (v) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may make payments to Parent in an amount required to purchase or redeem capital stock of Parent from any individual (or the estate or heirs of any individual) who has ceased to be an officer, director or employee of Parent, the Company or any of its Subsidiaries; provided that the aggregate amount of all such purchases in any Fiscal Year shall not exceed $300,000;

          (vi) Parent may make payments to members of Parent's board of directors for customary directors' fees (so long as such payments do not exceed $25,000 in any Fiscal Year), and reasonable travel and other expenses of such directors;

        (vii) Ocean Vista Land Company may make payments of dividends with respect to preferred stock of Ocean Vista Land Company outstanding on January 31, 1994;

       (viii) the Company may make payments to Parent in order to pay fees and expenses permitted under Section 10.16 and reasonable general and administrative expenses not to exceed $100,000 in any consecutive Four Fiscal Quarters; and

          (ix) the Company may make distributions to Parent to pay liquidated damages due on the Senior Zero-Coupon Notes as in effect at the Amendment Effective Time.

     10.12 Investments. Not, and not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a) Investments existing at the Amendment Effective Time and identified in Schedule 10.12;

          (b)  Cash Equivalent Investments;

          (c) Investments by Parent in the Company, and Investments by the Company in its Subsidiaries or by any Subsidiary in any other Subsidiary, in the form of contributions to capital or loans or advances;

          (d) Investments by the Company or any Subsidiary in any Subsidiary, in the form of capital contributions existing at the Amendment Effective Time;

          (e)  loans or advances made by any Subsidiary to the Company;

          (f) loans or advances to officers and employees of the Company or of any Subsidiary for travel, relocation, or other ordinary business expenses not in excess of $250,000 in the aggregate at any time;

          (g) advances to Parent permitted in accordance with Sections 10.11 and 10.16;

          (h) bank deposits of the Company or any Subsidiary in the ordinary course of business (i) with any Lender or any financial institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (ii) held in refundable and non-refundable escrow accounts, "good faith" deposits or similar deposits or payments made in connection with a Subsequent Acquisition pursuant to the purchase agreement related to such Subsequent Acquisition, so long as the aggregate amount thereof permitted by this clause (ii) does not at any time exceed $1,250,000 (provided that (x) no such accounts, deposits or payments that are non-refundable may be made prior to the approval of the applicable purchase agreement for such Subsequent Acquisition by the Board of Directors of the Company and (y) no more than $750,000 of such accounts, deposits or payments may be non-refundable), or (iii) with any other commercial banking institution so long as all deposits permitted by this clause (iii) do not at any time exceed $250,000;

          (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods and services in the ordinary course of business; and

          (j)  Subsequent Acquisitions permitted by Section 2.5.

     10.13 Mergers, Consolidations, Sales, Capital Stock Issuances, Etc. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any receivables, or issue any capital stock, except for

          (a) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any other Wholly-Owned Subsidiary,

          (b) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary,

          (c) Investments (including Investments by way of merger) permitted by
Section 10.12,

          (d)  Subsequent Acquisitions if permitted by Section 2.5,

          (e) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, any Asset Sales for an aggregate purchase price not exceeding $15,000,000 during the term of this Agreement; provided that the Net Cash Proceeds thereof shall be applied in accordance with Section 6.3.1,

          (f) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, issuances of shares of Qualified Capital Stock of Parent to (x) members of management or directors of Parent and/or (y) the Person selling any Golf Course Property or interest in a Person that holds a Golf Course Property in a Subsequent Acquisition, in an aggregate amount during the period this Agreement shall remain in effect, for the shares of any class or series for both clauses
     (x) and (y) together, of 15% of the total outstanding shares of such class or series of capital stock of Parent as of the Amendment Effective Time (but giving effect to the issuances described in clause (x)(i) of the definition of Equity Securities Sale); provided that any issuance of capital stock described in clause (x)(i) of the definition of Equity Securities Sale may be made irrespective of the existence of any Unmatured Event of Default, and

          (g) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or is reasonably likely to result therefrom, any other issue of Qualified Capital Stock of the Company or Parent (in addition to those permitted under clause (f) above), provided that the Net Cash Proceeds thereof are applied (if required by the definition of Equity Securities Sale) in accordance with Section 6.3.3.

     10.14 Guaranty and Collateral Documents. Immediately upon the creation or acquisition of any Subsidiary, whether or not in connection with any Subsequent Acquisition,

          (a) cause such Subsidiary to execute and deliver a counterpart of the Guaranty;

          (b) deliver or cause to be delivered all shares of capital stock of such Subsidiary owned by Parent or any of its Subsidiaries to the Agent in accordance with the Company Pledge Agreement or a Subsidiary Pledge Agreement, as applicable;

          (c) cause such Subsidiary to execute and deliver a counterpart of the Security Agreement and to take such action in connection therewith (including, without limitation, executing UCC financing statements), as the Agent shall find necessary or convenient to obtain a first priority perfected security interest on the accounts receivable, inventory, equipment, general intangibles, and other personal property of such Subsidiary (subject to Liens permitted by this Agreement); and

          (d) grant to the Agent, for the benefit of the Lenders, a Mortgage on all material real property owned or leased by such Subsidiary.

     10.15 Use of Proceeds. Not use or permit any proceeds of any Credit Extension to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, (a) of

"purchasing or carrying" any Margin Stock, (b) that would be inconsistent with the second sentence of Section 2.1.1 or 2.1.2, as applicable, or (c) of purchasing or otherwise acquiring any stock of any Person if such Person (or its board of directors) has (i) announced that it will oppose such purchase or other acquisition or (ii) commenced any litigation which alleges that such purchase or other acquisition violates, or will violate, applicable law.

     10.16 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than Parent, the Company or any Subsidiary) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates. Without limiting the foregoing, neither Parent nor the Company will, and will not permit any Subsidiary to, pay any management, consulting or similar fee to any Affiliate (other than to Parent, the Company or a Subsidiary); provided that, so long as there exists and is continuing no Event of Default under Section 12.1.1, the Company may (a) pay fees and reimburse expenses to Brentwood Buyout Partners, L.P. in accordance with that certain Corporate Development and Administrative Services Agreement dated as of September 30, 1992 between Brentwood Buyout Partners, L.P. and The Sticks Group, Inc., as in effect on the Amendment Effective Time and (b) pay investment banking fees to Brentwood not to exceed 1-1/2% of the amount of Permitted Acquisition Costs for any Subsequent Acquisition(with such Permitted Acquisition Costs to be calculated without taking into account such investment banking fees payable to Brentwood).

     10.17 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance in all material respects with all applicable requirements of law and regulations, and, without limiting the generality of the foregoing, not at any time permit the aggregate accumulated benefit obligations of all Pension Plans to exceed the aggregate assets of all Pension Plans (as shown on the most recent Form 5500 filed with the Internal Revenue Service with respect to each such Pension Plan).

     10.18   Environmental Covenants.

     10.18.1 Environmental Response Obligation. (a) Comply, and cause each Subsidiary to comply, in all material respects with any Federal or state judicial or administrative order requiring the performance at any real property owned, operated or leased by Parent, the Company or any Subsidiary (including, without limitation, Golf Course Properties) of activities in response to the release or threatened release of a Hazardous Material, except for the period of time that Parent, the Company or such Subsidiary is diligently in good faith contesting such order; (b) notify the Agent within ten days of the receipt of any written claim, demand, proceeding, action or notice of liability by any Person arising out of or relating to the release or threatened release of a Hazardous Material; and (c) notify the Agent within ten days of any release, threat of release, or disposal of Hazardous Material reported by Parent, the Company or any Subsidiary to any governmental or regulatory authority at any real property owned, operated, or leased by Parent, the Company or any Subsidiary (including, without limitation, Golf Course Properties).

     10.18.2 Environmental Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all material Environmental Laws; (b) without limiting clause (a), not commence disposal of any Hazardous Material into or onto any real property owned, operated or leased by Parent, the Company or any Subsidiary (including, without limitation, Golf Course Properties) except in compliance in all material respects with Environmental Laws; and (c) without limiting clause (a), not allow any Lien imposed pursuant to any law, regulation or order relating to Hazardous Materials or the disposal thereof to remain on any real property owned, operated or leased by Parent, the Company or any Subsidiary (including, without limitation, Golf Course Properties).

     10.18.3 Environmental Notices. Without limiting Section 10.18.1 or any other provision of this Agreement,

          (a) promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties (including, without limitation, Golf Course Properties) or compliance with all Environmental Laws and Occupational Health and Safety Laws, to the extent that such condition or non-compliance would reasonably be likely to have a Material Adverse Effect, and promptly cure and have dismissed with prejudice (or diligently contest) to the satisfaction of the Agent any actions and proceedings relating to compliance with such Laws; and

          (b) provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this Section.

     10.19 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

     10.20 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by any Credit Extension by the Company hereunder or by the performance by Parent, the Company or any Subsidiary of any of its Obligations hereunder or under any other Transaction Document.

     10.21 Further Assurances. Take, and cause each Subsidiary to take, such actions as may be required, and such actions as the Agent may reasonably request, from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (a) the Obligations of Parent and the Company hereunder and under the other Loan Documents are secured by first priority perfected security interests and Liens on substantially all assets of Parent and the Company (subject to Liens permitted hereunder) and guaranteed by all Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary created or acquired after the date hereof) and (b) the Obligations of each Subsidiary under the Guaranty are secured by substantially all of the assets of such Subsidiary (subject to Liens permitted hereunder), subject, in the case of both clause (a) and clause (b) above, to such exceptions as the Agent or the Required Lenders may permit from time to time.

     10.22 Modification, etc. of Certain Agreements. Not consent to or enter into any amendment, supplement or other modification of

          (a) any material term, provision or agreement contained in the certificate of incorporation of Parent or the Company if such amendment, supplement or other modification is reasonably likely to be adverse in any material respect to the Lenders; or

          (b) any material term, provision or agreement of the Stockholders' Agreement, any Additional Bank Warrant, any Original Bank Warrant, any Senior Note Document, or any lease relating to the Balboa Park Municipal Golf Course Golf Course Property located in San Diego, California, Saticoy Golf Course Property, located in Ventura, California, The Vineyard at Escondido Golf Course Property located in Escondido, California, and the Carmel Mountain Ranch Country Club and Golf Course, located in San Diego, California, if such amendment, supplement or other modification is reasonably likely to be adverse in any material respect to the Lenders.

     10.23 Negative Pledges; Subsidiary Payments. Not, and not permit any Subsidiary to, enter into any agreement (excluding this Agreement or any Transaction Document) (a) prohibiting the creation or assumption of any Lien upon its properties, revenues, or assets, whether now owned or hereafter acquired, or (b) which would restrict the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature, or to make transfers or distributions of all or any part of its assets, in each case to the Company or to any corporation as to which such Subsidiary is a Subsidiary, except (i) non-assignment clauses in existing leases and future leases or agreements relating to purchase money financing permitted hereunder (other than future leases or purchase money agreements of Golf Course Properties) and (ii) security agreements, pledge agreements and similar instruments existing on the Amendment Effective Time.

     10.24  Fiscal Year.  Not change its Fiscal Year.

     [10.25 TAX SHARING AGREEMENTS. NOT ENTER INTO ANY TAX SHARING OR SIMILAR AGREEMENT OR ARRANGEMENT OTHER THAN AS MAY BE APPROVED IN WRITING BY THE REQUIRED LENDERS.]

     10.26  Conduct of Business.

          (a) In the case of Parent, not engage in any business other than the ownership of all of the Company's capital stock and the issuance of the Senior Zero-Coupon Notes.

          (b) In the case of the Company, not, and not permit any Subsidiary to, engage in any business other than (i) the ownership and management of golf courses and related facilities located in the United States (excluding Puerto Rico, and the territories and possessions of the United States) and
     (ii) businesses closely related thereto.

     SECTION 11  CONDITIONS OF CREDIT EXTENSIONS.

     SECTION 11.1 Amendment Effective Time. On and from the first date that the Agent shall have received counterparts of this Agreement duly executed by the Company, Parent, the Agent and each Lender listed on the signature pages hereof, and that each of the conditions in Sections 11.2, 11.3 and 11.4 shall have been satisfied, the terms and conditions of the Existing Credit Agreement shall be superseded and restated in their entirety by the terms and conditions of this Agreement and this Agreement shall take effect. This Agreement shall not constitute a novation, and the execution and delivery by the Company of this Agreement and the Notes is in substitution for, but not in payment of, the Company's obligations incurred under or evidenced by the Existing Credit Agreement and the "Notes" delivered thereunder and as defined therein. In addition, it is the intention of the parties that the Liens created under the "Collateral Documents" (as defined in the Original Agreement) shall remain in full force and effect under this Agreement and the Collateral Documents hereunder, without any loss or impairment of perfection or priority.

     The Agent shall give notice to the Company and to each Lender that the Amendment Effective Time has occurred. Each agreement, opinion or certificate described in Sections 11.2, 11.3 and 11.4 shall be dated the date of the Amendment Effective Time, unless the applicable subsection of any such Section explicitly provides otherwise or the Agent in its sole discretion allows otherwise.

     11.2 Documentary Conditions. The occurrence of the Amendment Effective Time is, in addition to the conditions precedent specified in Sections 11.3 and 11.4, subject to the conditions precedent that the Agent shall have received, on or prior to June 28, 1996, all of the following documents described in this Section 11.2, each duly executed and dated the Amendment Effective Time (or such earlier date as shall be satisfactory to the Agent), in form and substance satisfactory to the Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:

     11.2.1  Notes.  The Notes.

     11.2.2 Resolutions. Certified copies of resolutions of the Board of Directors of each of Parent and the Company authorizing or ratifying the execution, delivery and performance by each of Parent and the Company, as applicable, of the Loan Documents and Senior Note Documents to which it is a party; and certified copies of resolutions of the Board of Directors of each Guarantor authorizing or ratifying the execution, delivery and performance by such Guarantor of the Guaranty and the other Loan Documents to which such Guarantor is a party.

     11.2.3 Consents, etc. Certified copies of all documents evidencing any necessary corporate action, material consents and governmental approvals (if any) required for the execution, delivery and performance by Parent, the Company and each Guarantor of the Loan Documents and Senior Note Documents to which such Person is a party.

     11.2.4 Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of Parent, the Company and each Guarantor certifying the names of the officer or officers of such Person authorized to sign the Loan Documents and Senior Note Documents to which such Person is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

     11.2.5 Guaranty. An amended and restated guaranty, substantially in the form of Exhibit C, executed by the Guarantors (other than Parent) (as amended, supplemented or otherwise modified from time to time, the "Guaranty").

     11.2.6 Security Agreement, etc. An amended and restated security agreement, substantially in the form of Exhibit D (as amended, supplemented or otherwise modified from time to time, the "Security Agreement") issued by Parent, the Company and each Guarantor, together with evidence, satisfactory to the Agent, that all filings and recordings necessary to maintain the Agent's Lien on any collateral granted under the Security Agreement have been duly made and are in full force and effect (subject to such exceptions as the Agent may approve).

     11.2.7  Pledge Agreements.  Each of

          (a) an amended and restated pledge agreement, substantially in the form of Exhibit E-1, issued by the Company (as amended, supplemented or otherwise modified from time to time, the "Company Pledge Agreement"),

          (b) amended and restated pledge agreements, each substantially in the form of Exhibit E-2, issued by each of Foothills Holding Company, Inc., a Nevada corporation, OVLC Management Corp., a California corporation, and Ocean Vista Land Company, a California corporation (such pledge agreement, together with any other pledge agreement executed in the future by a Subsidiary pursuant hereto, in each case as amended, supplemented or otherwise modified from time to time, each a "Subsidiary Pledge Agreement"), and

          (c) an amended and restated pledge agreement, substantially in the form of Exhibit E-3, issued by Parent (as amended, supplemented or otherwise modified from time to time, the "Parent Pledge Agreement"), together with, in the case of each Pledge Agreement, the stock certificates to be pledged thereunder and stock powers executed in blank (to the extent not previously furnished to the Agent).

     11.2.8 Real Estate Documentation. With respect to each parcel of real property owned or leased by the Company or any Subsidiary as to which the Agent holds a Mortgage, a duly executed Mortgage Amendment, together with (a) date down endorsements of the title insurance policies as to each such Mortgage, effective as of the Amendment Effective Time, in form and substance satisfactory to the Agent, (b) a Hazardous Materials Indemnity relating to each such Mortgage, or (c) such other documentation as the Agent may reasonably request, in form and substance satisfactory to the

Agent, as to the priority and continued validity of each such Mortgage.

     11.2.9 Landlord's Consents. With respect to each material parcel of real property leased by the Company or any Subsidiary (other than (i) Balboa Park Municipal Golf Course Property located in San Diego, California, (ii) The Vineyard at Escondido Golf Course Property located in Escondido, California and
(iii) Carmel Mountain Ranch Country Club and Golf Course, located in San Diego, California), a duly executed Landlord's Consent (unless already provided in connection with the Original Credit Agreement or the Existing Credit Agreement).

     11.2.10 Opinions of Counsel for Parent, the Company and the Guarantors. The opinions of

          (a) Latham & Watkins, Illinois and California counsel for Parent, the Company and the Guarantors, in the form of Exhibit F-1; and

          (b) Quarles & Brady, special Arizona counsel for the Company and those of its Subsidiaries organized under the laws of Arizona, in the form of Exhibit F-2;

          (c) Page & Addison, special Texas counsel for the Company and those of its Subsidiaries organized under the laws of Texas, in the form of Exhibit F-3;

          (d) Lionel, Sawyer & Collins, special Nevada counsel to the Company and those of its Subsidiaries organized under the laws of Nevada, in the form of Exhibit F-4;

          (e) Mays & Valentine, special Virginia counsel for the Company and those of its Subsidiaries organized under the laws of Virginia, in the form of Exhibit F-5.

     11.2.11 Insurance. Independent evidence of insurance coverage required pursuant to Section 10.3 (to the extent not already furnished to Agent).

     11.2.12 Senior Note Documents. A certificate of a Responsible Officer of Parent and the Company, substantially in the form of Exhibit J, certifying as to fully executed copies of the Senior Note Documents (which shall be attached thereto), together with evidence satisfactory to the Agent that (x) the Company has received the proceeds of the Senior Company Notes, (y) Parent has received the proceeds of the issuance of the Units of Parent (consisting of the Senior Zero-Coupon Notes and the Common Stock) and that such proceeds of the issuance of the Units have been irrevocably contributed to the capital of the Company by Parent and accordingly constitute a portion of the equity of the Company, and (z) the proceeds of the Senior Company Notes and such capital contributions have been applied by the Company to repay in full all Existing Loans, interest and fees thereon and all other amounts due under the Existing Credit Agreement.

     11.2.13 Other. Such other documents as the Agent or any Lender may reasonably request.

     11.3 Other Conditions to Amendment Effective Time. The occurrence of the Amendment Effective Time is, in addition to the conditions precedent specified in Sections 11.2 and 11.4, subject to the following conditions precedent:

     11.3.1 Fees. The Company shall have paid all fees and expenses then due and payable to the Agent or any Lender (including, to the extent then billed, all amounts payable pursuant to Section 14.6).

     11.3.2 No Material Adverse Effect. Since September 30, 1995, there has not occurred any material adverse effect on (a) the condition (financial or otherwise), operations, business, properties, assets or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of Parent, the Company and the Guarantors taken as a whole to timely and fully perform any of their payment or other material Obligations under this Agreement or any other Transaction Document to which it is a party.

     11.3.3 Further Requests. The Agent shall have received all documents any Lender may reasonably request relating to the existence of Parent, the Company or any Subsidiary, the corporate authority for and the validity of this Agreement and each Transaction Document and any other matters relevant hereto.

     11.3.4 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Parent, the Company and any Subsidiary shall be reasonably satisfactory in form and substance to the Agent and its counsel; and the Agent and its counsel shall have received all information and such counterpart originals or such certified or other copies of such materials as any Lender or its counsel may reasonably request.

     11.4 Amendment Effective Time and All Credit Extensions. The occurrence of the Amendment Effective Time and obligation of each Lender to make each Credit Extension on or after the Amendment Effective Time is subject to the following further conditions precedent that:

     11.4.1 Required Notice. The Agent shall have received a notice of the borrowing of such Loan in accordance with Section 2.3, an Issuance Request in accordance with Section 2.10.2 or a Letter of Credit Amendment Request in accordance with Section 2.10.3, as applicable.

     11.4.2 No Default. Immediately prior to and after making such Credit Extension or the occurrence of the Amendment Effective Time, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

     11.4.3 Representations and Warranties Correct. The representations and warranties of Parent and the Company contained in this Agreement and the other Loan Documents (except the representations and warranties set forth in Sections
9.6 and 9.8(a) and (c) of this Agreement) shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that any such representation and warranty was made as of another date, in which case it shall have been true and correct as of such other date.

     11.4.4 No Litigation, etc. Except as set forth in Schedule 9.6, no litigation, arbitration, governmental investigation, proceeding or inquiry shall be pending, or, to the best knowledge of Parent and the Company (after due inquiry), threatened against Parent, the Company or any Subsidiary:

          (a) (i) which seeks to enjoin or otherwise prevent the consummation of or to recover any damages or obtain relief as a result of (x) the loan and equity transactions contemplated by the Transaction Documents (other than any such litigation, arbitration, governmental investigation, proceeding or inquiry with respect to the Stockholders' Agreement brought by or against or affecting any Person (except any Lender or any initial or successive transferee of any Lender) Beneficially Owning less than 5% of the capital stock of Parent), or (y) any material agreement pursuant to which equity capital is contributed to Parent or Parent's capital stock is issued (it being understood that a material agreement for purposes of this clause (y) would be an agreement entered into with a Person Beneficially Owning 5% or more of the capital stock of Parent), or
     (ii) which relates to the validity or enforceability of any of the foregoing agreements or instruments (subject to the foregoing qualifications);

          (b) which is a development in the litigation, arbitration, governmental investigation, proceeding or inquiry set forth in Schedule 9.6
     (i) that has or is reasonably likely to have a Material Adverse Effect or
     (ii) that is reasonably likely to adversely affect the Lenders and that arises with respect to any of the agreements described in clause (a) above or any transactions contemplated hereby or thereby; or

          (c) which has or is reasonably likely to have a Material Adverse
     Effect.

     11.4.5 Subsequent Acquisitions and Delayed Subsequent Acquisition Capital Expenditures. With respect to any Reducing Revolver Loan requested by the Company to fund any Subsequent Acquisition, Delayed Subsequent Acquisition Capital Expenditures or Designated Non-Recurring Capital Expenditures, the Company shall have satisfied each of the conditions set forth in Section 2.5 or 2.6, as applicable.

     SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

     12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

     12.1.1 Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan or Reimbursement Obligation; or default, and continuance thereof for three Business Days, in the payment when due of any interest on any Loan or Reimbursement Obligation, or any fee or other amount payable by the Company hereunder or under any other Loan Document.

     12.1.2 Default under Other Debt. Any default shall occur and shall not have been waived under the terms applicable to any Debt of Parent, the Company or any Subsidiary having an aggregate principal amount exceeding $250,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, (b) accelerate the maturity of such Debt or (c) permit the holder or holders of such Debt, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

     12.1.3 Other Material Obligations. A default which has not been waived in the payment when due (subject to any grace period), whether by acceleration or otherwise, or in the performance or observance of (subject to any grace period), any material obligation of, or condition agreed to by, Parent, the Company or any Subsidiary with respect to any material purchase or lease of goods or services (except only to the extent that the other party has not taken action to assert such default or the existence of any such default is being contested by Parent, the Company or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default), if the aggregate liability of Parent, the Company and its Subsidiaries in respect of all such purchases and leases so affected shall exceed $500,000.

     12.1.4 Bankruptcy, Insolvency, etc. Parent, the Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or Parent, the Company or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Parent, the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Parent, the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Parent, the Company or any Subsidiary, and if such case or proceeding is not commenced by Parent, the Company or such Subsidiary, it is consented to or acquiesced in by Parent, the Company or such Subsidiary, or remains for 60 days undismissed.

     12.1.5  Non-Compliance with Provisions of This Agreement.

Failure by Parent or the Company to comply with or to perform any covenant set forth in Section 10.1.9(a), 10.3, 10.5 through 10.13, 10.15, 10.16, 10.22 or
10.23; failure by Parent or the Company to comply with or to perform any covenant set forth in Section 10.14 or 10.21 and continuance of such failure for five days after notice thereof to the Company from the Agent or any Lender; or failure by Parent or the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after notice thereof to the Company from the Agent or any Lender.

     12.1.6 Warranties. Any warranty made by Parent, the Company or any Subsidiary in any Transaction Document is false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice or other writing furnished by or on behalf of Parent, the Company or any Subsidiary to the Agent or any Lender is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified, it being understood that any such warranty shall have been made to the best knowledge of Parent, the Company or such Subsidiary, as the case may be, after due inquiry if made with respect to historical information as to any Golf Course Property as at any date prior to its acquisition by the Company or any Subsidiary or with respect to any other information not prepared by Parent, the Company, any Subsidiary, Brentwood, or any of their respective Affiliates.

     12.1.7 Pension Plans. (i) Institution of any steps by Parent, the Company or any other Person to terminate a Pension Plan if as a result of such termination Parent or the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, or (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

     12.1.8 Judgments. Final judgments which exceed an aggregate of $250,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification) shall be rendered against Parent or the Company or any Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

     12.1.9 Invalidity of Guaranty, etc. The Guaranty (or, as to Parent, the guaranty of Parent set forth in Section 15 hereof) shall be revoked or otherwise cease to be in full force and effect (whether with respect to amounts already advanced or to be advanced) with respect to any Guarantor (other than as expressly permitted hereunder or thereunder), any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Guaranty, or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Guarantor.

     12.1.10 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect with respect to the Company or any Guarantor (other than as expressly permitted hereunder or thereunder), any default shall occur (subject to any applicable grace period) under any Collateral Document, or the Company or any Guarantor (or any Person by, through or on behalf of the Company or any Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

     12.1.11  Change in Control.  A Change In Control shall occur.

     12.1.12 Material Adverse Effect. The Required Lenders shall have determined in good faith that an event has occurred or a condition exists that has had or is reasonably likely to have a Material Adverse Effect (other than a Material Adverse Effect that relates solely to the ability of Parent, the Company and the Guarantors to perform their material obligations under the Equity Documents or Senior Note Documents).

     12.2  Effect of Event of Default.  If any Event of Default described in
Section 12.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes, the Reimbursement Obligations and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Agent may (and upon written request of the Required Lenders shall) declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes, the Reimbursement Obligations and all other

Obligations hereunder to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes, the Reimbursement Obligations and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.4 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Lenders.

     SECTION 13  THE AGENT.

     13.1 Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes the Agent to take such action on such Lender's behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement or any other Transaction Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Agent.

     13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     13.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other

Transaction Document or the transactions contemplated hereby (except for liability caused by its own gross negligence or willful misconduct, and determined to have been so caused by a final judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company, Parent or any Subsidiary or Affiliate of the Company or Parent, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Company, Parent or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Company, Parent or any of the Company's or Parent's Subsidiaries or Affiliates.

     13.4  Reliance by Agent.

          (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company and/or Parent), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          (b) For purposes of determining compliance with the conditions specified in Section 11, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

     13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 12.2; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

     13.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, Parent and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, Parent and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and Parent. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

     13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata (based on the Lenders' respective Total Percentage), from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities caused solely by such Person's gross negligence or willful misconduct and determined to have been so caused by a final judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for the Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the expiration or termination of the Commitments and payment of the Loans and other liabilities of the Company hereunder and the resignation or replacement of the Agent.

          For the purposes of this Section 13.7, "Indemnified Liabilities" shall mean: "any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable fees of attorneys for the Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, any Transaction Document or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, whether undertaken under U.S. Federal, state or foreign law, including the U.S. bankruptcy code or any appellate proceeding) related to or arising out of this Agreement, any Transaction Document or the Loans or the use of the proceeds thereof, whether or not any Agent-Related Person, any Lender or any of their respective officers, directors, employees, counsel, agents or attorneys-in-fact is a party thereto."

     13.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company, Parent and their Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company, Parent or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Company, Parent or any such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans, BofA and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though BofA were not the Agent, and the terms "Lender" and "Lenders" may include BofA and its Affiliates, to the extent applicable, in their individual capacities.

     13.9 Successor Agent. The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (with, so long as no Event of Default or Unmatured Event of Default exists, the prior written consent of the Company, which shall not be unreasonably withheld or delayed) a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders (with, so long as no Event of Default or Unmatured Event of Default exists, the prior written consent of the Company, which shall not be unreasonably withheld or delayed). Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 13,
Section 14.6 and Section 14.12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

     13.10 Collateral Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any collateral held pursuant to any Collateral Document and to release any Guarantor from its obligations under the Guaranty (or, as to Parent, the guaranty set forth in Section 15 hereof) (a) upon termination of the Commitments, cancellation, expiration or cash collateralization in full of all Letters of Credit and payment in full of all Credit Extensions and all other Obligations of the Company; (b) in the case of any Lien, constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (c) in the case of any Lien, constituting property in which the Company or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (d) in the case of any Lien, constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Company or such Subsidiary to be, renewed or extended; (e) in the case of any Lien, constituting property leased to the Company pursuant to a Capital Lease or property financed through a purchase money financing, in each case permitted hereunder if the Lien on such property is prohibited by the terms of such Capital Lease or purchase money financing; (f) in the case of any Guarantor, if such Guarantor or any Person owning such Guarantor is sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (g) subject to the penultimate sentence of Section 14.1, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 13.10.

     13.11 Issuer. The Issuer shall enjoy all the rights of the Agent under this Article XIII mutatis mutandis as if the provisions of this Article XIII referred to the Issuer.

     SECTION 14  GENERAL.

     14.1 Waiver; Amendments. No delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any other Loan Documents shall in any event be effective unless the same shall be in writing and signed and delivered by the Company and by Lenders having an aggregate Total Percentage of not less than the aggregate Total Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or any other Loan Documents, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent (a) shall amend, modify or waive the Incurrence Test relating to the making of any Subsequent Acquisition, any Designated Non-Recurring Capital Expenditures or the funding thereof without the consent of all Lenders or (b) shall (i) extend or increase the amount of any Commitment, (ii) extend the date for any scheduled payment of any principal of or interest on the Credit Extensions or any fees payable hereunder, (iii) reduce the principal amount of any Loan or Reimbursement Obligation, the rate of interest thereon or any fees payable hereunder, (iv) release any Guarantor from its obligations under the Guaranty (except as provided hereunder or thereunder) or release all or substantially all of the collateral granted under the Collateral Documents (except as provided hereunder or thereunder), or (v) change the aggregate Total Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of all Lenders. No provisions of Section 2.10 shall be amended, modified or waived without the consent of the Issuer. No provisions of Section 13 shall be amended, modified or waived without the consent of the Agent or the Issuer.

     14.2 Confirmations. The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Agent) the aggregate unpaid principal amount of the Loans and Reimbursement Obligations then outstanding under such Note.

     14.3 Notices. Except as otherwise provided in Sections 2.3, 2.4 and 4.3, all notices hereunder shall be in writing (including, without limitation, facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other parties hereto, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery shall be deemed to have been given when received. For purposes of Sections 2.3, 2.4 and 4.3, the Agent shall be entitled to rely on telephonic instructions from any person that the Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

     14.4 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Company's audited financial statements referred to in clause (a) of Section 9.4.

     14.5 Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

     14.6 Costs, Expenses and Taxes. The Company agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent and the Issuer (including (x) the reasonable fees and charges of counsel for the Agent and the Issuer, (y) the fees and charges of local counsel, if any, who may be retained by such counsel, and (z) the allocable costs of internal legal services and all disbursements of internal counsel) in connection with the negotiation, preparation, execution, delivery and administration of this Agreement, the other Transaction Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, any amendment, supplement or waiver to any Transaction Document and the arrangement and syndication of the financing provided under the Transaction Documents), and (b) all reasonable out-of-pocket costs and expenses (including
(x) attorneys' fees, court costs and other legal expenses of all counsel and (y) the allocable costs of internal legal services and all disbursements of internal counsel) incurred by the Agent, the Issuer and each Lender in connection with the enforcement of this Agreement, the other Transaction Documents or any such other documents. In addition, the Company agrees to pay, and to save the Agent, the Issuer and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution and delivery of this Agreement, the Credit Extensions hereunder, the issuance of the Notes or the execution and delivery of any other Transaction Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 14.6 shall survive repayment of the Obligations, cancellation of the Notes and Letters of Credit and termination of each Transaction Document.

     14.7 Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     14.8  Assignments; Participations.

     14.8.1 Assignments. Any Lender may at any time assign and delegate to one or more Affiliates or may, with the prior written consent of the Agent, the Issuer and the Company (which consents shall not be unreasonably delayed or withheld, it being understood that an assignment to a business competitor of the Company shall be a reasonable basis for withholding such consent), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of such Lender's Credit Extensions and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender's Working Capital Revolving Commitments and Working Capital Revolving Loans and Reimbursement Obligations and/or all of such Lender's Reducing Revolver Loan Commitment and Reducing Revolver Loans, as the case may be) in a minimum aggregate amount equal to the lesser of (i) the sum of the assigning Lender's remaining Credit Extensions and (to the extent not used) Commitments, and (ii) $5,000,000; provided, however, that the Company and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

          (a) five Business Days (or such lesser period of time as the Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company, the Issuer and the Agent by such assigning Lender and the Assignee,

          (b) the assigning Lender and the Assignee shall have executed and delivered to the Company, the Issuer and the Agent an assignment agreement substantially in the form of Exhibit G (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been consented to (if required) and accepted by the Agent, the Issuer and the Company,

          (c) the Assignee, if not organized under the laws of the United States or a State thereof, shall have delivered to the Company a United States Internal Revenue Service Form 1001 or 4224 as appropriate (or successor forms), properly completed and claiming a complete exemption, as the case may be, from withholding or deduction for or on account of Recipient Taxes of such Assignee; and

          (d) the assigning Lender or the Assignee shall have paid the Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met,
(x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Accrued interest on that part of the Loans being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and accrued fees shall be paid at the same time or times provided in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 14.8.1 shall be null and void.

     14.8.2 Participations. Any Lender may at any time sell to one or more commercial banks or other Persons participating interests in any Credit Extension owing to such Lender, the Working Capital Revolving Commitment of such Lender, the Reducing Revolver Loan Commitment of such Lender, or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a "Participant"). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the Lender for all purposes of this Agreement, (y) the Company, the Issuer and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the penultimate sentence of
Section 14.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 8 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 8 than would have been paid to the participating Lender if no participation had been sold).

     14.9 Governing Law. This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of Illinois. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of Parent, the Issuer and the Company and rights of the Agent, the Issuer and the Lenders expressed herein or in any other Transaction Document shall be in addition to and not in limitation of those provided by applicable law.

     14.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

     14.11 Successors and Assigns. This Agreement shall be binding upon Parent, the Company, the Lenders, the Issuer and the Agent and their respective successors and assigns, and shall inure to the benefit of Parent, the Company, the Lenders, the Issuer and the Agent and the permitted successors and assigns of the Lenders and the Agent.

     14.12  Indemnification by the Company.

     (a) In consideration of the execution and delivery of this Agreement by the Agent, the Issuer and the Lenders and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Agent, the Issuer, each Lender and each of the officers, directors, employees, agents and attorneys-in-fact of the Agent, the Issuer and each Lender (collectively the "Lender Parties" and individually each a "Lender Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys' fees and charges (collectively therein called the "Indemnified Liabilities"), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to

               (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Credit Extensions,

               (ii)  the execution, delivery, performance or
          enforcement of this Agreement or any other Transaction Document by any of the Lender Parties, or

               (iii) any investigation, litigation or proceeding related to any violation or alleged violation of any Environmental Law or Occupational Safety and Health Law,

except for any such Indemnified Liabilities arising for the account of a particular Lender Party that are determined in a final judgment of a court of competent jurisdiction to have been caused in all material respects by such Lender Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Lender Party from any obligation it may have under this Agreement.

     (b) All obligations provided for in this Section 14.12 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of the Transaction Documents.

     14.13 Confidentiality. The Agent and the Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and, in any event, may make disclosure on the same confidential basis as provided for herein that is reasonably required by any actual or bona fide potential transferee or participant in connection with the contemplated transfer of any Note or participation therein, or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless prohibited by applicable law or court order, each of the Agent and each Lender shall promptly notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Agent or such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and at the request of the Company will take reasonable efforts to maintain the confidentiality of such information.

     14.14 Maximum Interest. Anything in this Agreement or any Note or any other Loan Document to the contrary notwithstanding, the Company shall never be required to pay unearned interest on any Note and shall never be required to pay interest on any Note or on any other Loan Document at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement and any Note and the other Loan Documents would exceed the Highest Lawful Rate, or if the holder of any Note shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Agreement and any Note and the other Loan Documents to a rate in excess of the Highest Lawful Rate, then
(i) the amount of interest which would otherwise be payable by the Company under this Agreement and such Note and the other Loan Documents shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall, at the option of the holder of such Note, be either refunded to the Company or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Lenders under any Note, or under this Agreement or any other Loan Document, are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Lenders (such Highest Lawful Rate being the "Maximum Permissible Rate"), and shall be made, to the extent permitted by usury laws applicable to the Lenders (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans evidenced by the Notes and other Loan Documents all interest at any time contracted for, charged or received by the Lenders in connection therewith. If at any time and from time to time (i) the amount of interest payable to the Lenders on any date shall be computed at the Maximum Permissible Rate pursuant to this Section 14.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Lender would be less than the amount of interest payable to the Lenders computed at the Maximum Permissible Rate, then the amount of interest payable to the Lenders in respect of such subsequent interest computation period shall continue to be computed at the Maximum Permissible Rate until the total amount of interest payable to the Lenders shall equal the total amount of interest which would have been payable to the Lenders if the total amount of interest had been computed without giving effect to this Section 14.14.

     14.15 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OR ISSUER'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT, THE COMPANY, THE AGENT, THE ISSUER AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH OF PARENT, THE COMPANY, THE AGENT, THE ISSUER AND EACH LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH OF PARENT AND THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     14.16 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY, THE AGENT, THE ISSUER AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     SECTION 15  GUARANTY OF PARENT.

     Parent hereby unconditionally, as primary obligor and not merely as surety, guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, of all obligations (monetary or otherwise) of the Company to the Lenders and the Agent, under or in connection with the Credit Agreement, the Notes, the Letters of Credit any other Loan Document and any other document or instrument (including, without limitation, any Hedging Agreement entered into with any Lender or any Affiliate thereof) executed in connection therewith, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, in each case as the same may be amended, modified, extended or renewed from time to time (all such obligations being herein collectively called the "Liabilities"); provided, however, that the liability of Parent hereunder shall be limited to the maximum amount of the Liabilities which Parent may guaranty without violating any fraudulent conveyance or fraudulent transfer law (plus all costs and expenses paid or incurred by the Agent or any Lender in enforcing this guaranty of Parent (this "Parent Guaranty") under this Section 15 against Parent.

     This Parent Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect
(notwithstanding, without limitation, the dissolution of Parent or Company or that at any time or from time to time no Liabilities are outstanding) until all Commitments have terminated and all Liabilities have been paid in full.

     Parent further agrees that if at any time all or any part of any payment theretofore applied by the Agent or any Lender to any of the Liabilities is or must be rescinded or returned by the Agent or such Lender for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or Parent), such Liabilities shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Agent or such Lender, and this Parent Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Agent or such Lender had not been made.

     The Agent or any Lender may, from time to time, at its sole discretion and without notice to Parent, take any or all of the following actions: (a) retain or obtain a security interest in any property to secure any of the Liabilities or any obligation hereunder, (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to Parent, with respect to any of the Liabilities, (c) extend or renew any of the Liabilities for one or more periods (whether or not longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of any of the undersigned hereunder or any obligation of any nature of any other obligor with respect to any of the Liabilities, (d) release its security interest in, or surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property, and (e) resort to Parent for payment of any of the Liabilities when due (subject to any applicable grace period), whether or not the Agent or such Lender shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other Guarantor or any other obligor primarily or secondarily obligated with respect to any of the Liabilities.

     Parent hereby waives each of the following, to the fullest extent allowed by law:

          (a) all statutes of limitations as a defense to any action brought by Agent against Parent;

          (b)  any defense based upon:

               (i) the unenforceability or invalidity of all or any part of the Credit Agreement or the Liabilities, or any security or other guaranty for the Liabilities or the lack of perfection or failure of priority of any security for the Liabilities; or

               (ii) any act or omission of the Company or any other Person that directly or indirectly results in the discharge or release of the Company or any other Person or any of the Liabilities or any security therefor; or

               (iii) any disability or any other defense of the Company or any other Person with respect to the Liabilities, whether consensual or arising by operation of law or any bankruptcy, insolvency or debtor-relief proceeding, or from any other cause;

          (c) any right (whether now or hereafter existing) to require Agent, as a condition to the enforcement of this Parent Guaranty, to:

               (i)  accelerate the Liabilities; or

               (ii) give notice to Parent of the terms, time and place of any public or private sale of any security for the Liabilities; or

               (iii) proceed against the Company, Parent or any other Person, or proceed against or exhaust any security for the Liabilities;

          (d) until payment in full of the Liabilities and termination of the Commitments, all rights of subrogation, all rights to enforce any remedy that Agent now or hereafter has against the Company or any other Person, and any benefit of, and right to participate in, any security now or hereafter held by the Company with respect to the Liabilities;

          (e) presentment, demand, protest and notice of any kind, including without limitation notices of default and notice of acceptance of this Parent Guaranty;

          (f) all suretyship defenses and rights of every nature otherwise available under California law and the laws of any other jurisdiction, including without limitation all defenses arising under Sections 2787 through 2855, and Sections 2899 and 3433 of the California Civil Code and any successor provisions of those Sections; and

          (g) all other rights and defenses the assertion or exercise of which would in any way diminish the liability of Parent hereunder.

     Parent further agrees to pay all expenses (including attorneys' fees and legal expenses) paid or incurred by the Agent or any Lender in endeavoring to collect the Liabilities of Parent, or any part thereof, and in enforcing this Parent Guaranty against Parent.

     The creation or existence from time to time of additional Liabilities to the Agent or the Lenders or any of them is hereby authorized, without notice to Parent, and shall in no way affect or impair the rights of the Agent or the Lenders or the obligations of Parent under this Parent Guaranty, including Parent's guaranty of such additional Liabilities.

     The Agent and any Lender may from time to time without notice to Parent, assign or transfer any or all of the Liabilities or any interest therein to the extent permitted by this Agreement; and, notwithstanding any such assignment or transfer or any subsequent permitted assignment or transfer thereof, such Liabilities shall be and remain Liabilities for the purposes of this Parent Guaranty, and each and every immediate and successive permitted assignee or transferee of any of the Liabilities or of any interest therein shall, to the extent of the interest of such assignee or transferee in the Liabilities, be entitled to the benefits of this Parent Guaranty to the same extent as if such assignee or transferee were a Lender.

     No delay on the part of the Agent or any Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent or any Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any provision of this Parent Guaranty be binding upon the Agent or the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Agent. No action of the Agent or any Lender permitted hereunder shall in any way affect or impair the rights of the Agent or any Lender or the obligations of Parent under this Parent Guaranty. For purposes of this Parent Guaranty, Liabilities shall include all obligations of the Company to the Agent or any Lender arising under or in connection with the Credit Agreement, any Note, any Letter of Credit or any other Loan Document notwithstanding any right or power of the Company or anyone else to assert any claim or defense as to the invalidity or unenforceability of any obligation, and no such claim or defense shall affect or impair the obligations of Parent hereunder.

     Parent authorizes Agent, at its sole option, without notice or demand and without affecting the liability of Parent hereunder, to release and reconvey (with or without the receipt of any consideration) any Lien against any or all security for the Credit Agreement, and to foreclose any or all deeds of trust, mortgages or other instruments or agreements by judicial or nonjudicial sale, all without affecting the liability of Parent hereunder. Parent expressly waives any defense to the recovery by Agent from Parent of any deficiency after a nonjudicial sale, including without limitation any defense arising as a result of any election of remedies by Agent which limits or destroys Parent's subrogation rights or Parent's right to proceed against the Company for reimbursement (including without limitation any election by Agent to exercise its rights under the power of sale in any mortgage or deed of trust and any consequential loss by Parent of the right to recover any deficiency from the Company). Parent waives any defenses or benefits that may be derived from California Code of Civil Procedure Sections 580a, 580b, 580d or 726, or comparable provisions of the laws of the State of California or any other jurisdiction, and all other suretyship defenses it would otherwise have under California law or the laws of any other jurisdiction. Parent waives any right to receive notice of any judicial or nonjudicial sale or foreclosure of any real property, and the failure of Parent to receive such notice shall not impair or affect Parent's liability hereunder.

Delivered at New York, New York, as of the day and year first above written.

                         COBBLESTONE HOLDINGS, INC.


                         By:  ---------------------------------------------
                         Title: Vice President and Chief Financial Officer Name Printed: Stefan C. Karnavas


                         Address:    3702 Via de la Valle
                                     Suite 202
                                     Del Mar, California  92104
                         Attention:  Stefan C. Karnavas
                         Telephone:  619-794-2602
                         Facsimile:  619-794-7805


                         COBBLESTONE GOLF GROUP, INC.


                         By:  ---------------------------------------------
                         Title: Vice President and Chief Financial Officer Name Printed: Stefan C. Karnavas


                         Address:    3702 Via de la Valle
                                     Suite 202
                                     Del Mar, California  92104
                         Attention:  Stefan C. Karnavas
                         Telephone:  619-794-2602
                         Facsimile:  619-794-7805

                         BANK OF AMERICA NATIONAL TRUST & SAVINGS ASSOCIATION, as Agent


                         By:_________________________________________________

                         Address:    1455 Market Street, 12th Floor
                                     San Francisco, California  94103
                         Attention:  Leandro Balidoy
                         Telephone:  415-436-4008
                         Facsimile:  415-436-3359


                         with a copy to:

                         Address:    231 South LaSalle Street
                                     Chicago, Illinois  60697
                         Attention:  Patrick A. Dunbar
                         Telephone:  312-828-3065
                         Facsimile:  312-828-3555


                         BANK OF AMERICA ILLINOIS, individually and as Issuer


                         By:_________________________________________________

                         Address:    231 South LaSalle Street
                                     Chicago, Illinois  60697
                         Attention:  Patrick A. Dunbar
                         Telephone:  312-828-3065
                         Facsimile:  312-828-3555

                         THE FIRST NATIONAL BANK OF BOSTON


                         By:_______________________________________

                         Address:    Diversified Finance
                                     MS 01-08-05
                                     100 Federal Street
                                     Boston, Massachusetts  02110
                         Attention:  Drew Piculell
                         Telephone:  617-434-4060
                         Facsimile:  617-434-4929

                         STATE STREET BANK AND TRUST COMPANY


                         By:__________________________________________

                         Address:    225 Franklin Street
                                     Boston, Massachusetts  02110-2804
                         Attention:  Karen E. Pellegrini
                         Telephone:  617-654-3248
                         Facsimile:  617-338-4041

                         UNION BANK OF CALIFORNIA, N.A.


                         By:________________________________________

                         Address:    Asset Based Finance Group
                                     70 South Lake Avenue
                                     Suite 900
                                     Pasadena, California  91101
                         Attention:  Stephen R. Sweeney/Sean Spring
                         Telephone:  818-304-1816
                         Facsimile:  818-304-1845

Solely as an Existing Lender:

                         FLEET BANK

                         By:_________________________________

                         Address:     Mail Stop:  MA BO F40
                                      75 State Street
                                      Boston, MA  02109
                         Attention:   William M. Clark
                         Telephone:   617/346-1623
                         Facsimile:   617/346-1561

Solely as an Existing Lender:

                         PILGRIM AMERICA PRIME RATE TRUST


                         By:__________________________________

                         Address:    Two Renaissance Square
                                     40 North Central Avenue
                                     Suite 1200
                                     Phoenix, Arizona  85004
                         Attention:  Michael Bacevich
                         Telephone:  602/417-8301
                         Facsimile:  602/417-8258

Solely as an Existing Lender:

                         VAN KAMPEN AMERICAN CAPITAL PRIME RATE
                         INCOME TRUST


                         By:_____________________________________

                         Address:    One Parkview Plaza
                                     Oakbrook Terrace, IL  60181
                         Attention:  Brian Good
                         Telephone:  708/684-6740
                         Facsimile:  708/684-6425